Exhibit 2

EDENOR S.A.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AS AT MARCH 31, 2012 AND FOR THE THREE-MONTH PERIODS ENDED
MARCH 31, 2012 AND 2011

Edenor S.A.
Condensed Interim Consolidated Statements of Financial Position
at March 31, 2012, December 31, 2011 and January 1, 2011
(Stated in thousands of pesos)

	Note	03.31.12	12.31.11	01.01.11
ASSETS

Non-current assets
Property. plant and equipment	10	4,048,452	3,995,310	3,712,330
Intangible assets	11	809,861	793,015	-
Investments in other companies		424	419	415
Other receivables		70,641	70,704	14,803
Trade receivables		45,709	45,725	45,531
Total non-current assets		4,975,087	4,905,173	3,773,079

Current assets
Inventories		55,986	45,325	12,407
Other receivables		313,213	244,903	43,762
Infrastructure under construction		44,935	45,504	-
Trade receivables		576,101	534,732	421,193
Investments		2,169	2,132	430,836
Cash and cash equivalents		208,805	130,859	246,007
Total current assets		1,201,209	1,003,455	1,154,205

Other assets available for sale		1,343,396	1,200,985	-

TOTAL ASSETS		7,519,692	7,109,613	4,927,284

EQUITY

Capital and reserves attributable to the owners
Share capital	13	897,043	897,043	897,043
Inflation adjustment on share capital		986,142	986,142	986,142
Additional paid-in capital		21,769	21,769	18,317
Treasury shares – Value of share capital		9,412	9,412	9,412
Treasury shares – Inflation adjustment on share capital		10,347	10,347	10,347
Legal reserve		64,008	64,008	64,008
Other comprehensive income (loss)		-	(11,337)	-
Accumulated deficit		(557,336)	(241,942)	(192,889)
Loss for the period /year		(90,684)	(304,057)	(49,053)
Equity attributable to the owners		1,340,701	1,431,385	1,743,327

Non-controlling interests		51,568	50,302	-

TOTAL EQUITY		1,392,269	1,481,687	1,743,327

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Condensed Interim Consolidated Statements of Financial Position
at March 31, 2012, December 31, 2011 and January 1, 2011 (Continued)
(Stated in thousands of pesos)

	Note	03.31.12	12.31.11	01.01.11
LIABILITIES

Non-current liabilities
Trade payables		55,242	54,344	50,984
Deferred revenue		96,965	157,338	-
Other liabilities		1,486,794	1,373,687	984,518
Borrowings	12	1,226,865	1,189,882	1,035,113
Salaries and social security taxes payable		114,415	107,094	60,769
Provisions		72,814	66,144	6,816
Taxes		10,952	17,652	8,979
Deferred tax liabilities		302,794	348,749	250,279
Total non-current liabilities		3,366,841	3,314,890	2,397,458

Current liabilities
Trade payables		742,994	658,328	378,505
Borrowings	12	141,772	59,025	54,108
Salaries and social security taxes payable		333,144	287,115	180,432
Taxes		208,108	168,993	111,080
Other liabilities		221,833	144,777	4,542
Provisions .		9,954	10,344	57,832
Total current liabilities		1,657,805	1,328,582	786,499

Other liabilities available for sale		1,102,777	984,454	-

TOTAL LIABILITIES		6,127,423	5,627,926	3,183,957

TOTAL LIABILITIES AND EQUITY		7,519,692	7,109,613	4,927,284

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Condensed Interim Consolidated Statements of Comprehensive Income
for the three-month periods ended March 31, 2012 and 2011
(Stated in thousands of pesos)

	Note	03.31.12	03.31.11
Continuing operations
Revenue from sales	7	890,994	643,557
Revenue from construction (IFRIC 12)		-	620
Electric power purchases		(478,455)	(317,614)
Construction cost (IFRIC 12)		-	(620)
Gross profit		412,539	325,943

Transmission and distribution expenses	8	(346,794)	(184,435)
Selling expenses	8	(88,243)	(45,707)
Administrative expenses	8	(61,324)	(50,129)
Other income		17,865	-
Other expense		(17,527)	(10,868)
Gain from acquisition of companies		-	434,959
Gain from investments		98	-
Gain generated by available for sale		-	-
Operating (loss) profit		(83,386)	469,763

Financial income	9	13,360	4,570
Financial expenses	9	(77,578)	(71,652)
Financial results, net		(64,218)	(67,082)

(Loss) Income before taxes		(147,604)	402,681

Income tax		34,098	(150,765)
(Loss) Profit from continuing operations		(113,506)	251,916

Profit from discontinued operations		24,088	103
(Loss) Profit for the period		(89,418)	252,019

Other comprehensive income (OCI)
Actuarial loss on pension plans		-	827
Tax effect of actuarial loss on pension plans		-	(290)
Total other comprehensive income		-	537
Total comprehensive (loss) income		(89,418)	252,556

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Condensed Interim Consolidated Statements of Comprehensive Income
for the three-month periods ended March 31, 2012 and 2011 (Continued)
(Stated in thousands of pesos)

	Note	03.31.12	03.31.11

Other comprehensive income (OCI) attributable to:
Owners of the Company		-	451
Non-controlling interests		-	86

(Loss) Profit for the period attributable to:
Owners of the Company		(90,684)	255,900
Non-controlling interests		1,266	(3,881)
(Loss) Profit for the period		(89,418)	252,019

Comprehensive (loss) profit for the period attributable to:
Owners of the Company		(90,684)	256,513
Non-controlling interests		1,266	(3,957)
Comprehensive (loss) profit for the period		(89,418)	252,556

Average number of shares outstanding		897,043	897,043
(Losses) Earnings per share from continuing operations		(0.100)	0.281

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Condensed Interim Consolidated Statements of Changes in Equity
for the three-month periods ended March 31, 2012 and 2011
(Stated in thousands of pesos)

	Attributable to the owners of the Company
	Share capital	Additional paid-in capital	Treasury shares	Legal reserve	Accumulated deficit	Subtotal	Non-controlling interests	Total Equity
Balance at January 1, 2011	1,893,532	18,317	9,412	64,008	(241,942)	1,743,327	-	1,743,327
Other comprehensive income for the three-month period	-	-	-	-	180	180	86	266
Acquisition of Subsidiaries	-	-	-	-	-	-	234,285	234,285
Profit for the three-month period	-	-	-	-	255,900	255,900	(3,881)	252,019
Balance at March 31, 2011	1,893,532	18,317	9,412	64,008	14,138	1,999,407	230,490	2,229,897
Additional paid-in capital	-	3,452	-	-	-	3,452	-	3,452
Adjustment for Other Assets Available for Sale	-	-	-	-	-	-	(197,662)	(197,662)
Other comprehensive loss for the nine-month period (04/2011 through 12/2011)	-	-	-	-	(11,517)	(11,517)	917	(10,600)
Loss for the nine-month period (04/2011 through 12/2011)	-	-	-	-	(559,957)	(559,957)	16,557	(543,400)
Balance at December 31, 2011	1,893,532	21,769	9,412	64,008	(557,336)	1,431,385	50,302	1,481,687
Loss for the three-month period	-	-	-	-	(90,684)	(90,684)	1,266	(89,418)
Balance at March 31, 2012	1,893,532	21,769	9,412	64,008	(648,020)	1,340,701	51,568	1,392,269

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Condensed Interim Consolidated Statements of Cash Flows
for the three-month periods ended March 31, 2012 and 2011
(Stated in thousands of pesos)

	03.31.2012	03.31.2011
Changes in cash and cash equivalents
Cash and cash equivalents at beginning of year	130,859	246,007
Cash and cash equivalents at end of period	208,805	263,856
Net increase in cash and cash equivalents	77,946	17,849

Causes for changes in cash and cash equivalents

Operating Activities
Net (loss) profit for the year from continuing operations attributable to the owners of the Company	(89,418)	252,019

Adjustments to reconcile net (loss) profit to net cash flows provided by operating activities
Gain generated by available for sale	(24,088)	-
Depreciation of property, plant and equipment and intangible assets	54,472	47,771
Residual value of property, plant and equipment and intangible assets	4,445	1,979
Loss from the sale of real property	-	143
Gain from investments	(5)	-
Loss from purchase of corporate notes	-	17,248
Loss from restructuring of corporate notes	-	925
Exchange differences and interest on borrowings	54,810	70,650
Income tax	(34,098)	150,765
Allowance for doubtful accounts	(13,211)	2,068
Allowance for other doubtful accounts	-	1,215
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	-	(169)
Gain from acquisition of assets	-	(434,959)

Changes in operating assets and liabilities:
Net (increase) decrease in trade receivables	(28,142)	11,883
Net increase in other receivables	(222,083)	4,607
Increase in supplies	(10,661)	(3,514)
Decrease in other assets	569	-
Increase in other assets	-	(915)
Increase in trade payables	85,564	13,074
Increase (Decrease) in salaries and social security taxes	53,350	(19,895)
Net increase in taxes	177,017	6,958

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Condensed Interim Consolidated Statements of Cash Flows
for the three-month periods ended March 31, 2012 and 2011 (Continued)
(Stated in thousands of pesos)

	03.31.2012	03.31.2011

Increase (Decrease) in other liabilities	44,330	(19,680)
Increase for funds obtained from the program for the rational use of electric power	85,460	67,884
Net increase in provisions	6,280	3,714

Financial interest paid (net of interest capitalized)	(6,742)	(20,516)
Financial and commercial interest collected	3,941	13,418
Net cash flows provided by operating activities	141,790	166,673

Investing Activities
Additions of property, plant and equipment and intangible assets	(128,905)	(71,576)
Cash inflow on acquisition of subsidiaries	-	119,043
Acquisition of permanent investments	-	(561,953)
Decrease in investments	-	428,950
Net cash flows used in investing activities	(128,905)	(85,536)

Financing Activities
Net increase (decrease) in borrowings	65,061	(63,288)
Net cash flows provided by (used in) financing activities	65,061	(63,288)

Net increase in cash and cash equivalents	77,946	17,849

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011

1.	General information

History and development of the Company

Empresa Distribuidora Norte S.A. (EDENOR or the Company) was organized on July 21, 1992 by Decree No. 714/92 in connection with the privatization and concession process of the distribution and sale of electric power carried out by Servicios Eléctricos del Gran Buenos Aires S.A. (Segba S.A.).

By means of an International Public Bidding, the Federal Government awarded 51% of the Company’s capital stock, represented by the Class “A” shares, to the bid made by Electricidad Argentina S.A. (EASA). The award as well as the transfer contract were approved on August 24, 1992 by Decree No. 1,507/92 of the Federal Government.

On September 1, 1992, EASA took over the operations of EDENOR

The corporate purpose of EDENOR is to engage in the distribution and sale of electricity within the concession area. Furthermore, among other activities, the Company may subscribe or acquire shares of other electricity distribution companies, subject to the approval of the regulatory agency, lease the network to provide electricity transmission or other voice, data and image transmission services, and render advisory, training, maintenance, consulting, and management services and know-how related to the distribution of electricity both in Argentina and abroad. These activities may be conducted directly by EDENOR or through subsidiaries or related companies. In addition, the Company may act as trustee of trusts created under Argentine laws, including extending secured credit facilities to service vendors and suppliers acting in the distribution and sale of electricity, who have been granted guarantees by reciprocal guarantee companies owned by the Company.

Edenor and its indirectly controlled company EDEN, distribute electricity to more than 3,027,611 customers in a concession area that is comprised of the northern area of the City of Buenos Aires, and the northern and northwestern metropolitan areas of Greater Buenos Aires.

The investment in AESEBA has been incorporated on a line-by-line basis in accordance with the general consolidation method established by the International Accounting Standard (IAS 27).

In the framework of that which has been described in Note 1 “The Company’s economic and financial situation”, the Company’s Management has decided to disinvest from the companies comprising EMDERSA and EMDERSA HOLDING, and has begun to take the necessary steps for the sale thereof, discontinuing their consolidation as at December 31, 2011.

Accordingly, the investments in the assets and liabilities of EMDERSA and EMDERSA HOLDING have been incorporated to the condensed interim consolidated Statement of Financial Position in the Other assets available for sale and Other liabilities available for sale line items of current assets and current liabilities, respectively. The corresponding amounts charged to the results of operations have been included in the Profit from discontinued operations line item of the Company’s condensed interim consolidated Statement of Comprehensive Income. The assets, liabilities, results of operations and cash flows relating to these companies have been detailed in Note 18.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

The Company’s economic and financial situation

In the year ended December 31, 2011 and the three-month period ended March 31, 2012, the Company recorded a significant fall in its operating and net results, with its liquidity level and working capital having been affected as well. This situation is due mainly to both the delay in obtaining rate increases and higher costs recognition (“MMC”), requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement, and the continuous increase of its operative costs that allow the Company to maintain the level of the service.

It is worth mentioning that the Company has not only maintained the quality of the distribution service but also satisfied the constant year-on-year increase in the demand for electricity that has accompanied the economic growth of the last years. Due to both the increase recorded in the costs associated with the provision of the service and the need for additional investments to meet the increased demand, the Company has adopted a series of measures aimed at mitigating the negative effects of this situation on its financial structure, such as reducing certain specified costs, selling investments, as detailed in Note 18, reducing top management personnel’s fees, seeking new financing options, refinancing the financial debt with extended maturity terms and/or deferring the timing for certain estimated capital expenditures; provided that these measures do not affect the sources of employment, the execution of the investments plan or the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service.

In this framework, the Company has started the corresponding presentations process before control and regulatory authorities in order to jointly instrument the necessary mechanisms to contribute to an efficient provision of the distribution service, the maintenance of the level of investments and the compliance with the increased demand.

Should the conditions existing as at the date of these financial statements continue, the Board of Directors believes that the Company’s situation will continue to deteriorate and cash flows and operating results for the current year, and financial ratios, will be negatively impacted.

The outcome of the overall electricity rate review is uncertain both as to its timing and final form. If during the current fiscal year: (i) the new electricity rate schedules are not issued by the ENRE; (ii) the Company is not granted other mechanism to compensate cost increases, and/or; (iii) the Company does not obtain from the Federal Government other mechanism that provides it with financing for cost increases, it is likely that the Company will have insufficient liquidity and will therefore be obliged to implement various measures to preserve cash and enhance its liquidity. Nevertheless, the Company may not ensure that it will be able to obtain additional financing on acceptable terms. Therefore, should any of these measures, individually or in the aggregate, not be achieved; there is significant risk that such situation will have a material adverse impact on the Company’s operations that will force it to seek other liquidity resources. The Company may need to enter into a renegotiation process with its suppliers and creditors in order to obtain changes in the terms of its obligations to ease the aforementioned financial situation.

Given the fact that the realization of the projected measures to revert the manifested negative trend depends, among other factors, on the occurrence of certain events that are not under the Company’s control, such as the requested electricity rate increases, the Board of Directors believes that there exists a significant degree of uncertainty concerning the Company’s financial ability to comply with obligations in the ordinary course of business.

Nevertheless, these condensed interim consolidated financial statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the effects of any adjustments or reclassifications, if there were any, that might result from the outcome of this uncertainty.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

2.	Basis of preparation

The condensed interim consolidated financial statements for the three-month periods ended March 31, 2012 and 2011 have been prepared in accordance with the provisions of IAS 34 “Interim financial information”.

The condensed interim consolidated financial statements were approved for issue by the Company’s Board of Directors on May 18, 2012.

The condensed interim consolidated financial statements are stated in thousands of Argentine pesos, unless indicated otherwise.

3.	Accounting policies

These condensed interim consolidated financial statements for the three-month periods ended March 31, 2012 and 2011 have been prepared in accordance with the provisions of Technical Resolution No. 26 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), incorporated by the National Securities Commission (CNV).

These condensed interim consolidated financial statements must be read together with the information included in Exhibit I Financial Statements as at December 31, 2011 and the audited Financial Statements as at December 31, 2011, which have been prepared in accordance with the previous generally accepted accounting principles in Argentina.

As required by the provisions of Technical Resolutions Nos. 26 and 29 of the Argentine Federation of Professional Councils in Economic Sciences, the reconciliations of equity, comprehensive income and cash flows determined in accordance with the generally accepted accounting principles in Argentina (Argentine GAAP) and those determined in accordance with the international financial reporting standards (IFRS) are included herein.

3.1	Reconciliations between IFRS and Argentine GAAP as at 03.31.2011

As required by the provisions of Technical Resolutions Nos. 26 and 29 of the Argentine Federation of Professional Councils in Economic Sciences, the reconciliations of equity, comprehensive income and cash flows determined in accordance with the generally accepted accounting principles in Argentina (Argentine GAAP) as at 03.31.2011 and those determined in accordance with IFRS are included herein.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

3.1.1 Reconciliation of equity as at March 31, 2011:

		03.31.2011
Total shareholders’ equity under Argentine GAAP		1,721,643
Employee benefit plans	(a)	(10,339)
Gain from acquisition of companies	(b)	434,959
Reversal of goodwill amortization		(1,455)
Deferred tax	(e)	(147,155)
Expenses for acquisition of companies		(2,394)
Customer contributions	(d)	(620)
Minority interest		4,768
Total equity under IFRS attributable to Edenor shareholders		1,999,407
Non-controlling interests under IFRS		230,490
Total equity under IFRS		2,229,735

3.1.2 Reconciliation between the results of operations for the three-month period ended March 31, 2011 determined in accordance with Argentine GAAP and those determined in accordance with IFRS

		03.31.2011
Total results of operations under Argentine GAAP		(28,272)
Gain from acquisition of companies	(b)	434,959
Reversal of goodwill amortization		(1,455)
Deferred tax	(e)	(151,091)
Expenses for acquisition of subsidiaries		(2,394)
Customer contributions	(d)	(620)
Minority interest	(c)	4,773
Total results of operations for the period under IFRS attributable to Edenor shareholders		255,900
Non-controlling interests under IFRS		(3,881)
Total results of operations for the period under IFRS		252,019
Other comprehensive income
Other comprehensive income for the period		537
Total comprehensive income		252,556

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

a)	Employee benefit plans

At March 31, 2011, in accordance with Argentine GAAP, the Company had not recognized in its financial statements the unrecognized actuarial losses, as Argentine GAAP required only disclosure of such amounts.

At March 31, 2011, in accordance with IFRS, and considering that the Company has early adopted IAS 19 revised, the Company recognized the unrecognized actuarial losses in other comprehensive income.

b)	Gain from acquisition of companies

i) Bargain purchase/Gain from acquisition of assets

This reconciling item relates to the gain recognized in accordance with IFRS, after considering all the adjustments explained below, mainly by derecognizing the negative goodwill of acquired companies plus some differences that arise from a lower amount of net assets acquired.

ii) Differences in basis relating to purchase accounting

In accordance with Argentine GAAP, the excess of the fair value of assets acquired and liabilities assumed in a business combination over the purchase price is recognized as negative goodwill and amortized under the straight-line method over the period equal to the weighted average of the remaining useful life of the assets identified in the acquired company that are subject to depreciation.

In accordance with IFRS, the Company has reassessed the purchase price allocation. In that connection, the following differences between Argentine GAAP and IFRS were identified:

Fair value of net assets acquired – Argentine GAAP		1,202,372
Differences from application of IFRIC 12	(a)	(54,003)
Defined benefit plan liability	(b)	(15,250)
Derecognition of pre-operating costs	(c)	(911)
Deferred income tax effect	(d)	24,557
Fair value of net assets acquired – IFRS		1,156,765

a) Differences from application of IFRIC 12

In accordance with Argentine GAAP, the assets used in the framework of service concession agreements of the subsidiary EDEN (indirectly controlled company through AESEBA), whether received at the time of entering into the concession agreements or acquired by the companies during their term of duration, are classified as property, plant and equipment and are depreciated based on the useful life assigned to each specific asset, irrespective of the term of duration of the concession agreements.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

In accordance with IFRS, essential assets used in the framework of service concessions, whether received at the time of entering into the concession agreement or acquired by the companies during their term of duration, are classified as a single asset within intangible assets and are depreciated based on the remaining useful life of the concession agreement. Non essential assets for rendering the distribution service are not included within the scope of IFRIC 12 and, therefore, those assets are carried at cost and subsequently depreciated, and included within property, plant and equipment.

The effects of the recognition of IFRIC 12 in the Company’s consolidated financial statements are the following:

- Reclassification of all the essential assets received by the Concession Agreement, and considered essential to the distribution service, into a separate intangible asset “IFRIC 12 Intangible Asset”;

- Construction contracts: in accordance with Argentine GAAP, construction of infrastructure funded with customer contributions is recognized as revenue at the time the funds are received. In accordance with IFRS, in particular under the scope of IFRIC 12, such construction should be recognized as revenue from construction deferred on the remaining useful life of the Concession Agreement, considering that the operator has an obligation with the customer for providing the distribution service. Such difference gave rise to a reconciliation adjustment at the acquisition date of 54,003, decreasing the property, plant and equipment and retained earnings, and increasing IFRIC 12 intangible asset and deferred revenue.

b) Defined benefit plan liability

In accordance with Argentine GAAP, unrecognized actuarial losses are not recognized but rather disclosed in a note to the financial statements.

In accordance with IFRS, considering that the acquired subsidiaries will adopt IFRS in 2012, they had recognized at the date of transition (January 1, 2011) in their respective retained earnings the cumulative unrecognized actuarial loss. Consequently, Edenor has assumed at the time of acquisition an additional liability for the subsidiaries defined benefit plans. Such additional liability amounted to 15,250.

c) Derecognition of pre-operating costs

In accordance with Argentine GAAP, capitalized pre-operating costs are recognized as an intangible asset and amortized over a 5-year period.

In accordance with IFRS, such pre-operating costs are recognized as an expense on an accrual basis.

The reconciling item relates to the derecognition of such pre-operating costs.

d) Deferred income tax effect

It relates to the effect in the deferred income tax of all the previously mentioned adjustments.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

Reversal of negative goodwill amortization

This reconciling item relates to the reversal of the amortization of negative goodwill recognized in accordance with Argentine GAAP, originated from the purchase of companies which, in accordance with IFRS, was recognized as a gain.

Expenses for acquisition of companies

In accordance with Argentine GAAP, transaction costs are part of the consideration paid. The impact of such costs resulted in a decrease of negative goodwill.

In accordance with IFRS, such costs are not part of the business combination cost and are expensed as incurred.

The following table summarizes the effect of the differences in the consideration paid:

Consideration paid – Argentine GAAP	564,347

Transaction cost	(2,394)

Consideration paid – IFRS	561,953

c)	Minority interest

The minority interest in subsidiary companies is included as a separate line item in the consolidated Statement of Financial Position and the consolidated Statement of Comprehensive Income. It is called “Non-controlling interests”.

Due to the acquisition of AESEBA, the Company recognized a minority interest on such company. Under IFRS, such minority interest is valued at fair value at acquisition date and classified as “Non-controlling interests”.

d)	Customer contributions

EDEN constructs part of its pieces of equipment (essential for rendering the distribution service) based on customer contributions. In accordance with Argentine GAAP, such contributions are recorded as revenues upon payment is made by the customers. In accordance with IFRS, the income must be recognized on deferred bases inasmuch as contributions are made by the customers.

e)	Deferred tax

At March 31, 2011, this reconciling item relates to the recognition, under IFRS, of the deferred tax effect of all the previously described adjustments.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

3.1.3 Reconciliation of consolidated cash flows for the period ended March 31, 2011

	Argentine GAAP	IFRS Adjust.	IFRS (*)
Net cash flows provided by operating activities	166,673	(327)	166,346

Net cash flows used in investing activities	(514,486)	428,950	(85,536)

Net cash flows used in financing activities	(63,288)	-	(63,288)

Effects of exchange differences on Cash and cash equivalents	-	327	327

Cash and cash equivalents at beginning of year	676,843	(430,836)	246,007
Cash and cash equivalents at end of period	265,742	(1,886)	263,856
(Decrease) Increase in cash and cash equivalents	(411,101)	428,950	17,849

(*) Relates to cash flows included in the financial statements as at March 31, 2011, approved by the Board of Directors, with certain reclassifications for disclosure purposes under IFRS.

4.	Critical accounting estimates and judgments

The preparation of interim financial statements requires the Company’s management to make estimates and assessments concerning the future, exercise critical judgments and make assumptions that affect the application of the accounting policies and the reported amounts of assets and liabilities and revenues and expenses.

These estimates and judgments are permanently evaluated and are based upon past experience and other factors that are reasonable under the particular circumstances. Future actual results may differ from the estimates used and assessments made at the date of these condensed interim consolidated financial statements.

In preparing these condensed interim consolidated financial statements, the critical judgments made by the Company when applying its accounting policies as well as the information sources used for the respective estimates are the same as those applied in the consolidated financial statements for the year ended December 31, 2011, except for the changes in estimates that are required for determining the income tax provision.

5.	Regulatory framework

At the date of issuance of these Financial Statements there are no significant changes with respect to the situation disclosed by the Company as at December 31, 2011, except for that which is indicated in Note 19 a) b), and a new MMC (Cost Monitoring Mechanism) adjustment request made by the Company to the Regulatory Authority for the Distribution of Electricity.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

6.	Segment information

Operating segments reporting is consistent with the internal reports prepared by the Management Control Department.

The Company carries on its business activities in the electricity sector, acting in the distribution line of business. Additionally, the Company’s Management performs the analysis, follow-up and control of the Company’s business activities based on the following segments:

AESEBA, comprised of AESEBA and EDEN.

EDENOR, comprised of Edenor S.A.

Consolidated Statement of Income at 03.31.2012	EDENOR	AESEBA	Eliminations	Consolidated

Revenue from sales	709,109	182,034	(149)	890,994

Electric power purchases	(404,368)	(74,087)	-	(478,455)

Gross profit	304,741	107,947	(149)	412,539

Operating expenses	(415,775)	(80,586)	-	(496,361)

Other income (expense) net	1,953	(2,581)	966	338

Gain from investments	11,875	98	(11,875)	98

Net ordinary loss	(97,206)	24,878	(11,058)	(83,386)

Net financial result	(58,509)	(4,893)	(816)	(64,218)

Loss before taxes	(155,715)	19,985	(11,874)	(147,604)

Income tax	40,943	(6,845)	-	34,098
Loss from continuing operations	(114,772)	13,140	(11,874)	(113,506)

Profit from discontinued operations	24,088	-	-	24,088

Loss for the period	(90,684)	13,140	(11,874)	(89,418)

Non-controlling interests	-	(1,265)	(1)	(1,266)
Loss for the period attributable to the owners of the Company	(90,684)	11,875	(11,875)	(90,684)

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

7.	Revenue from sales

The breakdown of revenue from sales for the periods ended March 31, 2012 and 2011 is as follows:

	Note	03.31.2012	03.31.2011

Sales of electricity		882,931	636,368
Right of use on poles		6,330	5,545
Connection charges		1,314	1,166
Reconnection charges		419	478
Total		890,994	643,557

8.	Expenses by nature

	2012				2011
	Transmission
	and Distribution	Selling	Administrative
Description	Expenses	Expenses	Expenses	Total	Total
Salaries and social security taxes	128,938	31,396	33,765	194,099	117,305
Mail and telephone	1,885	4,886	885	7,656	5,772
Bank commissions	-	3,933	-	3,933	2,273
Allowance for doubtful accounts	-	3,240	-	3,240	-
Supplies consumption	20,385	421	810	21,616	11,365
Work by third parties	116,613	32,034	14,900	163,547	44,762
Rent and insurance	1,527	104	4,561	6,192	4,862
Security services	2,501	877	1,014	4,392	2,603
Fees	157	2	1,562	1,721	13,077
Advertising and sponsorship	-	53	397	450	2,407
Public relations and marketing	-	103	207	310	1,255
Temporary personnel and Reimbursement to personnel	383	514	405	1,302	1,220
Depreciation of property, plant and equipment	45,871	1,816	654	48,341	47,771
Amortization of intangible assets	6,131	-	-	6,131	-
Directors and Supervisory Committee members’ fees	-	-	715	715	1,029
ENRE penalties	22,254	1,240	748	24,242	15,800
Taxes and charges	-	7,543	-	7,543	5,892
Other	149	81	701	931	2,878
Total 2012	346,794	88,243	61,324	496,361	-
Total 2011	184,435	45,707	50,129	-	280,271

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

9.	Financial results

	03.31.2012	03.31.2011
Financial income
Interest	8,976	523
Taxes and sundry expenses	(11,300)	(10,917)
Exchange differences	7,272	7,730
Exchange differences related companies	-	-
Customer late payment charges	8,412	6,740
Other	-	674
Total financial income	13,360	4,750

	03,31,2012	03,31,2011
Financial expenses
Interest	(41,652)	(30,766)
Taxes and sundry expenses	(10,381)	(2,857)
Exchange differences	(25,545)	(18,812)
Loss from repurchase of debt	-	(17,248)
Other	-	(1,405)
Holding loss	-	(564)
Total financial expenses	(77,578)	(71,652)

10.	Property, plant and equipment

	03.31.2012	12.31.2011
Values at beginning of year	3,995,310	3.712.330
Incorporation of bces. Acquis.Perm.Investments	-	1.106.254
Additions	102,401	653.360
Retirements	(918)	(22.042)
Discontinued operations	-	(1.202.359)
Depreciation	(48,341)	(252.233)
Net values at end of period/year	4.048.452	3,995,310

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

11.	Intangible assets

The Company has applied the intangible asset method established in IFRIC 12 for EDEN’s concession agreement. No financial asset has been recognized in relation to the concession agreements due to the fact that the agreements signed do not stipulate minimum guaranteed payments. The detail of intangible assets is as follows:

	03.31.2012	12.31.2011
Values at beginning of year	793,015	-
Incorporation of bces. Acquis.Perm.Investments	-	801.785
Additions	26,504	28.939
Retirements	(3,527)	(11.663)
Amortization	(6,131)	(26.046)
Net values at end of period/year	809.861	793,015

12.	Borrowings

	03.31.2012	12.31.2011	01.01.2011
Non-current:
Financial loans	28,470	6,890	-
Corporate notes (3)	1,198,395	1,182,992	1,052,686
Adjustment to present value of Corporate Notes	-	-	(17,573)
Total non-current	1,226,865	1,189,882	1,035,113

Current:
Financial loans	56,226	6,870	-
Interest (2)	60,812	28,870	21,237
Corporate notes (1)	23,308	23,285	25,790
Derivate financial instruments	1426	-	7,253
Adjustment to present value of Corporate Notes	-	-	(172)
Total current	141,772	59,025	54,108

(1) Includes 2,505 in foreign currency at 01.01.2011
(2) Includes 59,981, 27,608 and 21,237 in foreign currency at 03.31.2012, 12.31.2011 and 01.01.2011, respectively.
(3) Includes 1,192,551, 1,171,326 and 1,017,735 in foreign currency at 03.31.2012, 12.31.2011 and 01.01.2011, respectively.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

The maturities of the Company’s borrowings are as follow:

	03.31.2012	12.31.2011	01.01.2011
Less than 1 year	141,772	59,025	54,108
From 1 to 2 years	34,314	15,111	25,895
From 2 to 3 years	-	3,445	14,182
From 3 to 4 years	-	-	2,517
From 4 to 5 years	-	-	2,517
More than 5 years	1,192,551	1,171,326	990,002
	1,368,637	1,248,907	1,089,221

13.	Share capital

At March 31, 2012 and 2011, the Company’s share capital amounts to 906,455,100 shares, represented by 462,292,111 common, book-entry Class A shares; 442,210,385 common, book-entry Class B shares; and 1,952,604 common, book-entry Class C shares. All classes of shares have a par value of one peso each and the right to one vote per share. There are no preferred shares of any kind, dividends and/or preferences in the event of liquidation, privileged participation rights, prices and dates, or unusual voting rights. Moreover, there are no significant terms of contracts allowing for either the issuance of additional shares or any commitment of a similar nature.

Listing of shares

The Company’s shares are listed on the Buenos Aires Stock Exchange, and are part of the Merval Index.

Furthermore, on August 5, 2009 the Securities and Exchange Commission (“SEC”) of the United States of America authorized the recording of the Company’s American Depositary Shares (“ADSs”) each of which represent 25 common shares of the Company. As from October 9, 2009 the Company began to trade its ADSs in the New York Stock Exchange (“NYSE”).

The listing of the ADSs on the NYSE is part of the Company’s strategic plan aimed at obtaining an increase in liquidity and volume of its shares.

Acquisition of the Company’s own shares

During fiscal year 2008, the Company acquired 9,412,500 Class B treasury shares. The total disbursed amount to acquire these shares totaled 6.130 thousand pesos, which was deducted from unappropriated retained earnings of the equity attributable to the owners of the Company at that date. At the date of these consolidated financial statements, these shares are held as “treasury stock”. The Company is entitled to reissue these shares at a future date.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

14.	(Losses) Earnings per share

The basic (losses) earnings per share are computed by dividing the (Loss)/Profit attributable to the holders of the Company’s equity instruments by the weighted average number of common shares outstanding during the period, excluding the treasury shares acquired by the Company.

	03.31.2012	03.31.2011
(Loss) Profit attributable to the owners of the Company	(90,684)	255,900
Weighted average number of common shares outstanding	897,043	897,043
Basic (losses) earnings per share	(0.10)	0.29

There is no (loss)/earning per share dilution, as the Company has issued neither preferred shares nor corporate notes convertible into common shares.

15.	Contingencies

On April 25, 2012, the Proceedings Management and Coordination Department issued Resolution No. 1/2012, pursuant to which preliminary criminal proceedings will be conducted due to the Company’s alleged non-compliance with certain provisions requiring authorization prior to carrying out of the subsidiaries’ transactions. Moreover, during the development of the proceedings contemplated in the legislation in effect, the Company is ordered not to carry out transactions that may imply a decrease in the availability of the Company’s funds. The Company answered the charge in the time and under the formalities prescribed by law, sustaining that a prior authorization requirement is not applicable. The preliminary proceedings are in process.

As at the date of issuance of these financial statements, there are no significant changes with respect to the situation disclosed by the Company as at December 31, 2011, except for that which has been disclosed in the preceding paragraph.

16.	Balances and transactions with related parties

●	The transactions carried out among related parties are as follow:

(a) Sales of goods and services

	03.31.2012	03.31.2011
Sales of services:
Joint ventures
Subsidiaries available for sale	(9,935)	-
	(9,935)	-

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

(b) Purchases of goods and services

	03.31.2012	03.31.2011
Technical advisory services on financial matters – EASA with EDENOR	(2,705)	(2,503)
Implementation of operative system SACME with EDENOR	(2,458)	(1,778)
Legal fees Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio	(39)	(22)
Financial and granting of loan services to customers PYSSA	(14)	(12)
Expenses, exchange differences and financial interest with PESA	-	(197)
EASA’s fees for operation services to EDEN	(3,861)	(3,360)
Exchange difference on EDEN’s commercial debts with EASA	(82)	(1,025)
EDEN’s electric power purchase from CPB	(1,679)	-
EDEN’s electric power purchase from CTG	(470)	-
Subsidiaries available for sale	(1,794)	(256)
	(13,102)	(9,153)

●	The balances with related parties are as follow:

(c) Receivables and liabilities

	03.31.2012	12.31.2011
Trade receivables with related parties:
EDEN’s receivable with Powerco	3	-
	3	-

Other receivables with related parties:
EDENOR’s receivable with CTG	43	-
EDENOR’s advances granted to SACME	7,087	8,068
EDENOR’s receivable with PESA	-	179
EDENOR’s receivable with PYSSA	1	35
Receivable with subsidiaries available for sale	173,583	166,843
	180,714	175,125

Subsidiaries available for sale
EGSSA with PG	3,090	-
	3,090	-

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

	03.31.2012	12.31.2011
Trade payables with related parties:
EDENOR’s liability with SACME	(1,235)	(1,317)
EDEN’s liability with CPB	(849)	(68)
EDEN’s liability with CTG	(212)	(343)
EDEN’s liability with EASA	(7,278)	(2,561)
EDENOR’s liability with EASA	-	(1,080)
EDENOR’s balance with PYSSA	-	(8)
EDEN’s balance with Powerco	-	(5)
	(9,574)	(5,382)

Other liabilities with related parties:
Balance with PESA with EDENOR	(9,421)	(9,252)
AESEBA’s dividends payable to PISA	-	(5,028)
	(9,421)	(14,280)
Other liabilities available for sale:
EDESA with EASA	(1,920)	(1,895)
EDELAR with EASA	(212)	(79)
EDESAL with EASA	(171)	(171)
EMDERSA with EASA	(298)	(143)
EGSSA with PESA	(4)	-
EGSSA with EASA	(14,555)	(14,163)
EGSSA with CTG	(63)	-
EGSSA with PEPASA	(11,200)	(5,986)
EGSSA with Powerco	-	(7,024)
EGSSA with CPB	-	(84)
EGSSA with PG	-	(243)
	(28,423)	(29,788)

17.	Business combinations

The following facts update that which has been mentioned in Note 32 to the financial statements as at December 31, 2011. On April 19, 2012, EMDERSA and the Province of La Rioja (the Province) agreed on the possibility of the Province becoming a shareholder of EDELAR through a capital contribution in kind to be paid-in with the transfer to EDELAR of the title to property of certain electrical facilities built by the Province. The agreement, which was entered into subject to the approval of the Government of the Province and EMDERSA’s Board of Directors, which have not yet issued any resolution in that regard, grants the Province the right to appoint one Director and one Alternate Director in the Board of Directors of the Provincial Distribution Company. Should this transaction be carried out, the Company estimates that EDELAR’s estimated realization value will not be affected.

On April 23, 2012, the Company’s Board of Directors approved the acceptance of the Offer Letter dated April 16 sent by Salta Inversiones Eléctricas S.A., pursuant to which the latter made an offer to Edenor and its subsidiary Emdersa Holding S.A. to acquire shares representing: (i) 78.44% of the capital stock and voting rights of Edesa Holding S.A., a corporation in the process of formation as a result of the spin-off process of Empresa Distribuidora Eléctrica Regional S.A (“EMDERSA”) currently underway, upon the conclusion of which will become the holder of 90% of the capital stock and voting rights of Empresa Distribuidora de Electricidad de Salta S.A. (“EDESA”), which in turn owns 99.99% of the capital stock and voting rights of Empresa de Sistemas Eléctricos Dispersos S.A. (“ESED”), and (ii) the remaining 0.01% of ESED.

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

The agreed-upon price of the transaction was 99,000 and, at the time of the closing, which occurred on May 10, 2012, Edesa cancelled part of the price and fully repaid the loan granted by the Company to Edesa on March 4, 2011 for a total principal amount of 131,320, plus interest accrued. By virtue of this transaction, on May 10, 2012, Emdersa Holding S.A. (“EHSA”), a directly controlled company of Edenor, transferred to Salta Inversiones Eléctricas S.A. the shares representing 28.93% of Emdersa’s capital stock and votes, whereas the Company transferred to Salta Inversiones Eléctricas S.A. 0.01% of the capital stock and votes of Empresa de Sistemas Eléctricos Dispersos S.A. (“ESED”). Furthermore, and as agreed by the parties, SIESA and EHSA, as trustors and beneficiaries, and Deutsche Bank S.A. (“DB”) as trustee, set up a collateral trust, to which (i) SIESA transferred the shares received, equivalent to 28.93% of EMDERSA’s capital stock and votes, and (ii) EHSA transferred shares representing 24.84% of the capital stock. Upon the conclusion of Emdersa’s spin-off process underway (Note 32 (b)) and the issuance of the shares representing 78.44% of the capital stock and votes of a new investment company to be organized, named Edesa Holding S.A., which will be the holder of 90% of the shares and votes of Empresa Distribuidora de Electricidad de Salta S.A. (“EDESA”), the trustee, DB, will transfer to EHSA the totality of Emdersa’s shares transferred to him by SIESA and EHSA, and SIESA will be the holder of 78.44% of the capital stock and votes of Edesa Holding S.A. In this manner, the Company will no longer hold any direct or indirect interest in Edesa. As a consequence of this transaction, the Company adjusted the value of the other assets and other liabilities available for sale, generating a profit in the period ended March 31, 2012 of 22,327 thousand pesos, which has been included in the Profit from discontinued operations line item of the condensed interim consolidated statement of comprehensive income.

18.	Discontinued operations

The Company’s Management has decided to classify its investments in EMDERSA and EMDERSA Holding as other assets and other liabilities available for sale.

Therefore, the assets, liabilities and results of operations of the aforementioned companies for the three-month periods ended March 31, 2012 and 2011 are disclosed below:

Edenor S.A.
Notes to the condensed interim consolidated financial statements as at March 31, 2012,
December 31, 2011  and January 1, 2011 (Continued)

Results of operations:

03.31.2012
Revenue from sales	266,782
Electric power purchases	(95,060)
Gross profit	171,722
Transmission and distribution expenses	(65,311)
Selling expenses	(33,263)
Administrative expenses	(29,906)
Other income (expense) net	-
Result of valuation available for sale	-
Operating profit	43,242
Financial income	3,270
Financial expenses	(32,320)
Net financial results	(29,050)
Profit before taxes	14,192
Income tax	(4,441)
Profit attributable to Edenor S.A.	9,751
Loss attributable to non-controlling interests	(4,091)
Profit for the period	5,660

Profit from discontinued operations	24,088

Adjustment of loss for the period	(5,660)

Profit from discontinued operations	24,088

Assets and Liabilities
	03.31.2012	12.31.2011
TOTAL ASSETS	1,343,396	1,200,985

TOTAL LIABILITIES	(1,102,777)	(984,454)

Other assets available for sale	240,619	216,531

19.	Events after the reporting period

a.	Regulatory framework – Framework Agreement

From January 1, 2012 through the date of issuance of these financial statements, the Company collected 32,804 and 7,019 relating to the agreements signed with the Federal Government and the Government of the Province, respectively.

b.	Unusual climatic phenomenon

On April 4, 2012, part of the concession area was hit by an unusual heavy rain and wind storm that caused significant damage in certain distribution facilities, specially in the western metropolitan area of Greater Buenos Aires. The repair and reconstruction activities of such facilities generated exceptional disbursements and expenses, whose economic impact is being assessed by the Company at the date of approval of these Financial Statements.

c.	Ordinary and Extraordinary Shareholders’ Meeting

The General Annual Meeting held on April 27, approved, among other items of the agenda, the Financial Statements as at December 31, 2011 as well as the actions taken by the Board of Directors and the Supervisory Committee. Furthermore, it resolved that the Accumulated Deficit of 670,750 be absorbed by the Legal Reserve, the Additional Paid-in Capital and the Adjustment to Capital for 64,008, 18,318 and 588,424, respectively.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

6363 Del Libertador Ave. - Capital Federal

INFORMATIVE SUMMARY

AS AT MARCH 31, 2012

1. General Comments
(Not covered by the Independent Auditors’ Report)

(Figures stated in thousands of pesos)

In the consolidated three-month period ended March 31, 2012, the Company recorded a net loss of 90,684. As at the end of the period, the Company’s equity amounts to 1,340,701.

The consolidated operating loss amounted to 59,298.

The investment in property, plant and equipment totaled 102,401. This amount was mainly allocated to increasing service quality levels and meeting current and new customer demand.

a. Acquisition of EMDERSA and AESEBA

On March 4, 2011, the Company’s Board of Directors approved an offer from its indirect controlling company Pampa Energía S.A. (“Pampa”), pursuant to which the Company was offered the possibility of acquiring certain electricity distribution assets, which Pampa was entitled to acquire (either directly or through one or more subsidiaries), from Grupo AEI in accordance with an agreement entered into on January 19, 2011 by and between Pampa, party of the first part, and AEI Utilities, S.L., a limited company (sociedad limitada) organized under the laws of Spain (“AEIU”), AEI Servicios Argentina S.A., a corporation (sociedad anónima) organized under the laws of Argentina, and AEI, a company organized under the laws of the Cayman Islands, parties of the second part.

As a consequence of the acceptance by the Company of said offer, Edenor was appointed by Pampa as the acquiring party under the PESA-AEI Agreement. Therefore, on March 4, 2011, the Company acquired from AEIU (i) 182,224,095 common shares of EMDERSA S.A. (“Emdersa”), representing 77.19% of Emdersa’s capital stock and votes (“Emdersa Shares”), (ii) 2 common shares of Empresa Distribuidora de San Luis S.A. (“Edesal”) representing 0.01% of Edesal’s capital stock and votes, (iii) 600 common shares of Emdersa Generación Salta S.A. (“EGSSA”) representing 0.02% of EGGSA’s capital stock and votes, (iv) 1 common share of Empresa Distribuidora de Electricidad de la Rioja S.A. (“EDELAR”) representing 0.01% of EDELAR’s capital stock and votes, (v) 1 common share of Empresa de Sistemas Eléctricos Abiertos S.A. (“ESED”) representing 0.01% of ESED’s capital stock and votes, (all the shares mentioned in items (ii) through (v) hereinafter referred to as the “Residual Shares”) and (vi) 29,118,127 common shares of AESEBA S.A. representing 99.99% of AESEBA’s capital stock and votes (“AESEBA’s Shares”). The price paid by the Company for the aforementioned assets amounted to USD 90,000 thousand for Emdersa’s Shares and the Residual Shares acquired from AEIU and to USD 49,998 thousand for AESEBA’s Shares acquired from AEIU.

Emdersa holds: (i) 99.99% of EDESAL’s capital stock and votes, (ii) 90% of the capital stock and votes of Empresa Distribuidora de Electricidad de Salta S.A. (“EDESA”), (iii) 99.98% of EGSSA’s capital stock and votes, and (iv) 99.99% of EDELAR’s capital stock and votes. EDESA holds 99.99% of ESED’s capital stock and votes. Furthermore, AESEBA in turn holds 90% of the capital stock and votes of Empresa Distribuidora de Energía Norte, S.A. (“EDEN”), which provides electricity distribution services in the northern and central parts of the Province of Buenos Aires.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Within the framework of the offer made by Pampa and accepted by the Company, the parties have additionally agreed that if within the 3 years following acquisition date of Emdersa’s Shares, the Residual Shares and AESEBA’s Shares, the Company sold either totally or partially any of such shares, Pampa would be entitled to receive from the Company a payment equivalent to 50% of the amount received for the sale thereof in excess of the amount paid to AEIU for any of such Shares (Emdersa’s Shares and/or Residual Shares and/or AESEBA’s Shares).

In order to evaluate the above described transaction, the Company engaged the services of the investment bank Citigroup Global Markets Inc. (“Citigroup”) to render a fairness opinion to the Company’s Board of Directors, concerning the fairness of the price that would have to be paid for Emdersa’s shares, the Residual shares and AESEBA’s shares. The opinion of the Company’s Audit Committee was also requested. Both Citigroup and the Company’s Audit Committee rendered their opinion, prior to the acquisition, stating that the informed values were adequate and within the market’s parameters.

In compliance with current regulations, the Company has formally consulted the National Securities Commission about the steps to be followed with regard to the public offering for the acquisition of Emdersa’s shares that the Company must make to Emdersa’s minority shareholders due to the change in that company’s control and in accordance with the provisions of Decree No. 677/01 and the National Securities Commission’s regulations. The aforementioned consultation was made due to the fact that the authorization and carrying out of the public acquisition offering that for the same reasons is to be carried out by AEIU at a price of USD 0.68 per Emdersa’s common share, is still pending. Therefore, the situation generated by the potential coexistence of two public offerings must, in the Company’s opinion, be clarified.

The Company has fully assumed its obligation to carry out the public acquisition offering it is required to make due to the new change in Emdersa’s control, which will be carried out at the same price per Emdersa’s common share that the Company paid to AEIU, i.e. USD 0.49 per Emdersa’s common share, in the manner and time period established by the control authority. The carrying out of said public acquisition offering was approved by the Company’s Board of Directors on March 4, 2011, and constitutes an irrevocable commitment with Emdersa’s shareholders.

Finally, within the framework of the reported transaction for the acquisition of shares, the change in control of the acquired companies constitutes grounds for calling the loans taken out by their subsidiaries due. Therefore, on March 4, 2011, the Company granted to them a series of loans at an annual interest rate of 16% and final maturity on April 30, 2011 in order for them to be in a better position to negotiate the restructuring. The loans have been distributed in the following manner: i) EDEN 75,500; ii) EDELAR 31,178; iii) EDESA 131,320 and iv) EDESAL 37,503, which was repaid on October 25, 2011.

Additionally, in the June-December, 2011 period, in successive market transactions, the Company acquired 2,951,000, 281,294 and 15,000 common shares of EMDERSA, representing 1.25%, 0.12% and 0.0064% of that company’s capital stock and votes, respectively.

The acquisitions have been recorded in the accounting in accordance with the purchase method on the basis of the preliminary initial measurements of the acquired assets and liabilities.

On April 29, 2011, the Company entered into an agreement with EDEN, EDESAL, EDELAR and EDESA for the refinancing of the loans granted to them at the time of acquisition with the purpose of allowing for the restructuring of their financial loans for 75,500 in the case of EDEN, 31,178 in the case of EDELAR, 131,320 in the case of EDESA and 37,503 in the case of EDESAL, at an annual rate of 16% on each of them, with interest falling due semi-annually. The one-year term loans fall due on April 30, 2012. The financial conditions are in accordance with those usually obtained in the market for this type of transactions.

Additionally, on November 3, 2011, the Company granted a loan to EDEN for USD 3,100,000.

Finally, on May 2, 2012, EDEN fully repaid the loan in pesos granted by the Company.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Company sale agreements

On April 19, 2012, EMDERSA and the Province of La Rioja agreed on the possibility of the Province becoming a shareholder of EDELAR through a capital contribution in kind to be paid-in with the transfer to EDELAR of the title to property of certain electrical facilities built by the Province. The agreement, which was entered into subject to the approval of the Government of the Province and EMDERSA’s Board of Directors, which have not yet issued any resolution in that regard, grants the Province the right to appoint one Director and one Alternate Director in the Board of Directors of the Provincial Distribution Company.

On April 23, 2012, the Company’s Board of Directors approved the acceptance of the Offer Letter dated April 16 sent by Salta Inversiones Eléctricas S.A., pursuant to which the latter made an offer to EDENOR and its subsidiary EMDERSA Holding S.A. to acquire shares representing: (i) 78.44% of the capital stock and voting rights of EDESA Holding S.A., a corporation in the process of formation as a result of the spin-off process of Empresa Distribuidora Eléctrica Regional S.A (“EMDERSA”) currently underway, upon the conclusion of which will become the holder of 90% of the capital stock and voting rights of Empresa Distribuidora de Electricidad de Salta S.A. (“EDESA”), which in turn owns 99.99% of the capital stock and voting rights of Empresa de Sistemas Eléctricos Dispersos S.A. (“ESED”), and (ii) the remaining 0.01% of ESED. The agreed-upon price of the transaction was USD 18,000 thousand, and, at the time of the closing, which occurred on May 10, 2012, EDESA cancelled part of the price and fully repaid the loan granted by EDENOR to EDESA on March 4, 2011 for a total principal amount of 131,320, plus interest accrued. By virtue of this transaction, on May 10, EMDERSA HOLDING S.A. (“EHSA”), a directly controlled company of Edenor, transferred to Salta Inversiones Eléctricas S.A. (“SIESA”) the shares representing 28.93% of the capital stock and votes of Empresa Distribuidora Eléctrica Regional S.A. (“EMDERSA”), whereas the Company transferred to SIESA 0.01% of the capital stock and votes of Empresa de Sistemas Eléctricos Dispersos S.A. (“ESED”). Furthermore, and as agreed by the parties, SIESA and EHSA, as trustors and beneficiaries, and Deutsche Bank S.A. (“DB”) as trustee, set up a collateral trust, to which (i) SIESA transferred the shares received, equivalent to 28.93% of EMDERSA’s capital stock and votes, and (ii) EHSA transferred shares representing 24.84% of the capital stock. Upon the conclusion of EMDERSA’s spin-off process underway and the issuance of the shares representing 78.44% of the capital stock and votes of a new investment company to be organized, named EDESA HOLDING S.A., which will be the holder of 90% of the shares and votes of Empresa Distribuidora de Electricidad de Salta S.A. (“EDESA”), the trustee, DB, will transfer to EHSA the totality of EMDERSA’s shares transferred to him by SIESA and EHSA, and SIESA will be the holder of 78.44% of the capital stock and votes of EDESA HOLDING S.A. In this manner, EDENOR will no longer hold any direct or indirect interest in EDESA.

b. Electricity rates

AESEBA

During the year ended December 31, 2010, as stipulated in caption 4.4 of Section 4 of the Protocol of Understanding, the information on the adjustments of the values of the Operative Costs Sample as well as on the valuation of the assets available for the provision of the service continued to be submitted. The last presentation was made in June 2010, which has been ratified by the Provincial Energy Administration.

EDENOR S.A.

As at the date of issuance of these financial statements, no resolution has been issued concerning the application of the electricity rate schedule resulting from the RTI which was expected to be in effect since February 1, 2009.

Additionally, as at March 31, 2012, the Company has submitted to the National Regulatory Authority for the Distribution of Electricity the MMC (Cost Monitoring Mechanism) adjustment requests, in accordance with the following detail:

Assessment Period	Application Date	MMC Adjustment
November 2007 – April 2008	May 2008	5.791%
May 2008 – October 2008	November 2008	5.684%
November 2008 – April 2009	May 2009	5.068%
May 2009 – October 2009	November 2009	5.041%
November 2009 – April 2010	May 2010	7.103%
May 2010 - October 2010	November 2010	7.240%
November 2010 – April 2011	May 2011	6.104%
May 2011 – October 2011	November 2011	7.721%
November 2011 – April 2012	May 2012	8.529%

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

The aforementioned adjustments as well as the basis for their application are pending approval by the Regulatory Authority for the Distribution of Electricity, for which reason the Company is unable to reasonably estimate the amount of the submitted requests. Therefore, no amount receivable for this concept has been recorded by the Company in these financial statements, until approval is granted by the control authority.

Furthermore, the necessary steps to regularize the situation are being taken in order to restore the economic and financial equation of the business in view of the increase recorded in operating costs.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

2. Comparative balance sheet structure

(amounts stated in thousands of pesos as indicated in Note 2 to the separate financial statements)

ACCOUNTS	03.31.2012	03.31.2011	03.31.2010	03.31.2009	03.31.2008
	(1)	(1)
Current Assets	2,544,605	1,558,239	793,604	624,621	510,171
Non-Current Assets	4,975,087	5,805,961	3,699,553	3,508,470	3,375,272
Total Assets	7,519,692	7,364,200	4,493,157	4,133,091	3,885,443

Current Liabilities	2,760,582	1,803,314	810,172	718,989	537,844
Non-Current Liabilities	3,366,841	3,331,151	1,495,809	1,292,434	1,354,020
Total Liabilities	6,127,423	5,134,465	2,305,981	2,011,423	1,891,864
Non-controlling interests	51,568	230,490	-	-	-

Equity	1,340,701	1,999,245	2,187,176	2,121,668	1,993,579

Total Liabilities, Non-controlling interests and Equity	7,519,692	7,364,200	4,493,157	4,133,091	3,885,443

(1)	Consolidated information as at March 31, 2012 and 2011.

3. Comparative income structure

(amounts stated in thousands of pesos).

ACCOUNTS	03.31.2012	03.31.2011	03.31.2010	03.31.2009	03.31.2008
	(1)	(1)
Net (loss) profit	(59,636)	480,631	60,826	74,106	64,151
Other income (expense), net	338	(10,868)	(3,403)	(5,382)	(6,639)
Financial and holding results	(64,218)	(67,082)	(40,058)	(10,925)	(20,964)

(Loss) Profit before taxes	(123,516)	402,681	17,365	57,799	36,548

Income tax	34,098	(150,765)	(12,398)	(27,697)	(17,550)
Non-controlling interests	(1,266)	3,881	-	-	-
Profit from discontinued operations	-	103	-	-	-

Net (loss) profit for the period	(90,684)	255,900	4,967	30,102	18,998

(1) Consolidated information as at March 31, 2012 and 2011.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

4. Statistical data (in units of power)

(Not covered by the Independent Auditors’ Report)

CONCEPT		03.31.2012 (2)	03.31.2011 (2)	03.31.2010	03.31.2009	03.31.2008
	UNIT

Sales of electricity (1)	GWh	5,209	5,652	4,813	4,555	4,589
Electric Power purchases (1)	GWh	5,855	6,321	5,378	5,033	5,049

(1) The related amounts include toll fees.
(2) Consolidated information as at March 31, 2012 and 2011.

5. Ratios

RATIOS		03.31.2012	03.31.2011	03.31.2010	03.31.2009	03.31.2008
		(1)	(1)
Liquidity	Current assets	0.92	0.86	0.98	0.87	0.95
	Current liabilities

Solvency	Equity	0.22	0.54	0.95	1.05	1.05
	Total liabilities

Fixed assets	Non-current assets	0.66	0.79	0.82	0.85	0.87
	Total assets

Income before taxes	(Loss) Profit before taxes	(10.19)%	23.10%	0.80%	2.76%	1.85%
	Equity excluding (loss) profit for the period

(1)	Consolidated information as at March 31, 2012 and 2011.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

6. Outlook

(Not covered by the Independent Auditors’ Report)

During the first quarter of 2012, the Company’s activity continued to be developed in a different economic, social and financial context. Nevertheless, the Company was able to reasonably maintain its operating, commercial and administrative activities, complying with the required levels for the provision of services to its customers.

In the current year, and at the time of writing this informative summary, Collective Bargaining Negotiations with the personnel have begun. Meanwhile, the Company must face higher supply and maintenance costs with no improvement in revenue in return.

This situation has caused the Board of Directors to apply all the available resources to maintaining investments, achieving a balanced agreement with employees and maintaining the quality of the service.

The Federal Government’s announcement by the end of the year concerning its decision to eliminate government grants on electricity rates to certain business activities and residential customers is a good sign and the beginning toward the energy sector’s regularization, although it will initially make the obtaining of an improvement in the Distribution Added Value (VAD) difficult.

Furthermore, it must be pointed out that the evolution of the levels of demand for electricity, the economic and financial development of the market in which the Company operates, among other factors, must be taken into account when assessing scenarios for the analysis of the corporate activity.

Additionally, the Company and the National Regulatory Authority for the Distribution of Electricity continue to carry out the overall electricity rate review (RTI) that will allow the Company to cover distribution costs (including amortization and taxes) and provide it with an adequate return on its assets.

Additionally, the Company has submitted to the National Regulatory Authority for the Distribution of Electricity the Cost Monitoring Mechanism (MMC) adjustment requests for the May 2008 – May 2012 periods, which are pending approval by the aforementioned Regulatory Authority.

Buenos Aires, May 21, 2012

RICARDO TORRES
Chairman

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Consolidated Statements of Financial Position
at December 31, 2011 and January 1, 2011
-Exhibit I-
(Stated in thousands of pesos)

	Note	12.31.11	01.01.11
ASSETS

Non-current assets
Property, plant and equipment	9	3,995,310	3,712,330
Intangible assets	10	793,015	-
Investments in other companies		419	415
Other receivables	13	70,704	14,803
Trade receivables	13	45,725	45,531
Total non-current assets		4,905,173	3,773,079

Current assets
Inventories	14	45,325	12,407
Other receivables	13	244,903	43,762
Infrastructure under construction		45,504	-
Trade receivables	13	534,732	421,193
Investments		2,132	430,836
Cash and cash equivalents	15	130,859	246,007
Total current assets		1,003,455	1,154,205

Other assets available for sale		1,200,985	-

TOTAL ASSETS		7,109,613	4,927,284

EQUITY

Capital and reserves attributable to the owners
Share capital	16	897,043	897,043
Inflation adjustment on share capital	16	986,142	986,142
Additional paid-in capital	16	21,769	18,317
Treasury stock – Value of share capital	16	9,412	9,412
Treasury stock – Inflation adjustment on share capital	16	10,347	10,347
Legal reserve		64,008	64,008
Other comprehensive income (loss)		(11,337)	-
Accumulated deficit		(545,999)	(241,942)
Equity attributable to the owners		1,431,385	1,743,327

Non-controlling interests		50,302	-

TOTAL EQUITY		1,481,687	1,743,327

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Consolidated Statements of Financial Position
at December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-
(Stated in thousands of pesos)

	Note	12.31.11	01.01.11
LIABILITIES

Non-current liabilities
Trade payables	18	54,344	50,984
Deferred revenue		157,338	-
Other liabilities	18	1,373,687	984,518
Borrowings	19	1,189,882	1,035,113
Salaries and social security taxes payable	20	107,094	60,769
Provisions	23	66,144	6,816
Taxes		17,652	8,979
Deferred tax liabilities	22	348,749	250,279
Total non-current liabilities		3,314,890	2,397,458

Current liabilities
Trade payables	18	658,328	378,505
Borrowings	19	59,025	54,108
Salaries and social security taxes payable	20	287,115	180,432
Taxes		168,993	111,080
Other liabilities	18	144,777	4,542
Provisions .	23	10,344	57,832
Total current liabilities		1,328,582	786,499

Other liabilities available for sale		984,454	-

TOTAL LIABILITIES		5,627,926	3,183,957

TOTAL LIABILITIES AND EQUITY		7,109,613	4,927,284

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Consolidated Statement of Comprehensive Income
for the year ended December 31, 2011
-Exhibit I-
(Stated in thousands of pesos)

	Note	12.31.11
Continuing operations
Revenue from sales	24	2,805,817
Revenue from construction (IFRIC 12)		87,374
Electric power purchases		(1,325,458)
Construction cost (IFRIC 12)		(87,374)
Gross profit		1,480,359

Transmission and distribution expenses	25	(1,094,825)
Selling expenses	25	(310,312)
Administrative expenses	25	(224,316)
Other income	27	19,255
Other expense	27	(46,234)
Gain from acquisition of assets		434,959
Gain from investments		4
Operating profit		258,890

Financial income	28	53,486
Financial expenses	28	(285,447)
Financial results, net		(231,961)

Profit before taxes		26,929

Income tax	22	(152,971)

Loss from continuing operations		(126,042)

Loss from discontinued operations		(165,339)

Loss for the year		(291,381)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Consolidated Statement of Comprehensive Income
for the year ended December 31, 2011 (Continued)
-Exhibit I-
(Stated in thousands of pesos)

	Note	12.31.11

Other comprehensive income (OCI)
Actuarial loss on pension plans	22	(18,984)
Tax effect of actuarial loss on pension plans		6,644
Total other comprehensive income (loss)		(12,340)

Loss for the year attributable to:
Owners of the Company		(304,057)
Non-controlling interests		12,676
Loss for the year		(291,381)

Comprehensive loss for the year attributable to:
Owners of the Company		(315,394)
Non-controlling interests		11,673
Comprehensive loss for the year		(303,721)

Basic earnings per share – Discontinued Operations		0.18
Basic earnings per share – Continuing Operations		0.14

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Consolidated Statements of Changes in Equity
for the years ended December 31, 2011 and January 1, 2011
-Exhibit I-
(Stated in thousands of pesos)

Attributable to the owners of the Company at 12.31.2011											01.01.2011
	Share capital	Adjust-ment to capital	Adjust-ment to capital Treasury stock	Additio-nal paid-in capital	Nominal value Treasury stock	Legal reserve	Accumulated losses	Total equity	Non- controlling interests	Total equity	Total equity
Balance at January 1, 2011	897,043	986,142	10,347	18,317	9,412	64,008	(241,942)	1,743,327	-	1,743,327	1,798,968
Acquisition of subsidiaries	-	-	-	-	-	-	-	-	234,285	234,285	-
Adjustments for Other Assets Available for Sale	-	-	-	-	-	-	-	-	(197,662)	(197,662)	-
Additional paid-in capital	-	-	-	3,452	-	-	-	3,452	-	3,452	-
Comprehensive loss for the year	-	-	-	-	-	-	(11,337)	(11,337)	1,003	(10,334)	(6,588)
Loss for the year	-	-	-	-	-	-	(304,057)	(304,057)	12,676	(291,381)	(49,053)
Balance at December 31, 2011	897,043	986,142	10,347	21,769	9,412	64,008	(557,336)	1,431,385	50,302	1,481,687	1,743,327

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Consolidated Statement of Cash Flows
for the year ended December 31, 2011
-Exhibit I-
(Stated in thousands of pesos)

	Note	12.31.2011
Changes in cash and cash equivalents
Cash and cash equivalents at beginning of year	15	246,007
Cash and cash equivalents at end of year	15	130,859
Net decrease in cash and cash equivalents		(115,148)

Causes of changes in cash and cash equivalents

Operating Activities
Net loss for the year		(291,381)

Adjustments to reconcile net loss to net cash flows provided by operating activities
Depreciation of property, plant and equipment	9	178,380
Depreciation of intangible assets	10	26,046
Residual value of retirements of property, plant and equipment	9	3,294
Residual value of intangible assets retirements	10	11,663
Gain from investments		(4)
Gain from purchase of corporate notes		(6,545)
Loss from restructuring of corporate notes		2,722
Impairment of subsidiary		165,399
Exchange difference and interest on borrowings		344,123
Income tax	22	152,971
Allowance for doubtful accounts	23	37,923
Allowance for other doubtful accounts	23	1,495
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables		(1,170)
Gain from acquisition of assets		(434,959)

Changes in operating assets and liabilities:
Net increase in trade receivables		(151,656)
Net increase in other receivables		(308,890)
Increase in supplies		(32,918)
Increase in other assets /liabilities available for sale		(45,504)
Increase in trade payables		283,183
Increase in salaries and social security taxes		153,008
Net increase in taxes		(27,915)
Increase in other liabilities		152,247

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Edenor S.A.
Consolidated Statement of Cash Flows
for the year ended December 31, 2011 (Continued)
-Exhibit I-
(Stated in thousands of pesos)

Increase for funds obtained from the program for the rational use of electric power	399,557
Net increase in provisions	11,840
Financial interest paid (net of interest capitalized)	(106,158)
Financial and commercial interest collected	51,523
Net cash flows provided by operating activities	568,274

Investing Activities
Decrease in investments	428,704
Additions of property, plant and equipment	(443,407)
Additions of intangible assets (Includes effect of IFRIC 12)	(28,939)
Acquisition of permanent investments	(567,600)
Cash inflow on acquisition of permanent investments	119,043
Receivable from loans granted to related companies	(166,843)
Cash outflow on making subsidiaries available for sale	(32,065)
Collection of other investments sold	126,701
Net cash flows used in investing activities	(564,406)

Financing Activities
Net decrease in borrowings	(81,066)
Dividends paid	(37,950)
Net cash flows used in financing activities	(119,016)

Net decrease in cash and cash equivalents	(115,148)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EDENOR S.A.
Notes to the Consolidated Financial Statements as at December 31, 2011 and January 1, 2011
-Exhibit I-

20.	General information

History and development of the Company

Empresa Distribuidora Norte S.A. (EDENOR or the Company) was organized on July 21, 1992 by Decree No. 714/92 in connection with the privatization and concession process of the distribution and sale of electric power carried out by Servicios Eléctricos del Gran Buenos Aires S.A. (Segba S.A.).

By means of an International Public Bidding, the Federal Government awarded 51% of the Company’s capital stock, represented by the Class “A” shares, to the bid made by Electricidad Argentina S.A. (EASA). The award as well as the transfer contract were approved on August 24, 1992 by Decree No. 1,507/92 of the Federal Government.

On September 1, 1992, EASA took over the operations of EDENOR.

The corporate purpose of EDENOR is to engage in the distribution and sale of electricity within the concession area. Furthermore, among other activities, the Company may subscribe or acquire shares of other electricity distribution companies, subject to the approval of the regulatory agency, lease the network to provide electricity transmission or other voice, data and image transmission services, and render advisory, training, maintenance, consulting, and management services and know-how related to the distribution of electricity both in Argentina and abroad. These activities may be conducted directly by EDENOR or through subsidiaries or related companies. In addition, the Company may act as trustee of trusts created under Argentine laws, including extending secured credit facilities to service vendors and suppliers acting in the distribution and sale of electricity, who have been granted guarantees by reciprocal guarantee companies owned by the Company.

Edenor and its indirectly controlled company EDEN, distribute electricity to more than 3,027,611 customers in a concession area that is comprised of the northern area of the City of Buenos Aires, and the northern and northwestern metropolitan areas of Greater Buenos Aires.

The investment in AESEBA has been incorporated on a line-by-line basis in accordance with the general consolidation method established by the International Accounting Standard (IAS) 27.

In the framework of that which is described in section “The Company’s economic and financial situation” of this note, the Company’s Management has decided to disinvest from the companies comprising EMDERSA and EMDERSA HOLDING, and has begun to take the necessary steps for the sale thereof, discontinuing their consolidation as at December 31, 2011.

Accordingly, the investments in EMDERSA and EMDERSA HOLDING have been incorporated to the consolidated Statement of Financial Position in the Other assets available for sale and Other liabilities available for sale line items of current assets and current liabilities, respectively. The corresponding amounts charged to the results of operations have been included in the Loss from discontinued operations line item of the Company’s consolidated Statement of Comprehensive Income. The assets, liabilities, results of operations and cash flows relating to these companies have been detailed in Note 3.5.

These consolidated financial statements were approved for issue by the Company’s Board of Directors on May 18, 2012.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The Company’s economic and financial situation

In the year ended December 31, 2011 and in the three-month period ended March 31, 2012, the Company recorded a significant fall in its operating and net results, with its liquidity level and working capital having been affected as well. This situation is due mainly to both the delay in obtaining rate increases and higher costs recognition (“MMC”), requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement, and the continuous increase of its operative costs that allow the Company to maintain the level of the service.

It is worth mentioning that the Company has not only maintained the quality of the distribution service but also satisfied the constant year-on-year increase in the demand for electricity that has accompanied the economic growth of the last years. Due to both the increase recorded in the costs associated with the provision of the service and the need for additional investments to meet the increased demand, the Company has adopted a series of measures aimed at mitigating the negative effects of this situation on its financial structure, such as reducing certain specified costs, selling investments, as detailed in Note 18, reducing top management personnel’s fees, seeking new financing options, refinancing the financial debt with extended maturity terms and/or deferring the timing for certain estimated capital expenditures; provided that these measures do not affect the sources of employment, the execution of the investments plan or the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service.

In this framework, the Company has started the corresponding presentations process before control and regulatory authorities in order to jointly instrument the necessary mechanisms to contribute to an efficient provision of the distribution service, the maintenance of the level of investments and the compliance with the increased demand.

Should the conditions existing as at the date of these financial statements continue, the Board of Directors believes that the Company’s situation will continue to deteriorate and cash flows and operating results for the current year, and financial ratios, will be negatively impacted.

The outcome of the overall electricity rate review is uncertain both as to its timing and final form. If during the current fiscal year: (i) the new electricity rate schedules are not issued by the ENRE; (ii) the Company is not granted other mechanism to compensate cost increases, and/or; (iii) the Company does not obtain from the Federal Government other mechanism that provides it with financing for cost increases, it is likely that the Company will have insufficient liquidity and will therefore be obliged to implement various measures to preserve cash and enhance its liquidity. Nevertheless, the Company may not ensure that it will be able to obtain additional financing on acceptable terms. Therefore, should any of these measures, individually or in the aggregate, not be achieved; there is significant risk that such situation will have a material adverse impact on the Company’s operations that will force it to seek other liquidity resources. The Company may need to enter into a renegotiation process with its suppliers and creditors in order to obtain changes in the terms of its obligations to ease the aforementioned financial situation.

Given the fact that the realization of the projected measures to revert the manifested negative trend depends, among other factors, on the occurrence of certain events that are not under the Company’s control, such as the requested electricity rate increases, the Board of Directors believes that there exists a significant degree of uncertainty concerning the Company’s financial ability to comply with obligations in the ordinary course of business.

Nevertheless, these condensed interim consolidated financial statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the effects of any adjustments or reclassifications, if there were any, that might result from the outcome of this uncertainty.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

2.	Basis of preparation

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board (“IASB”) and the Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”) (jointly referred to as “IFRS”). All the IFRS that are effective at the date of preparation of these financial statements have been applied. Additionally, the Company has applied certain IFRS that are not effective at December 31, 2012 but whose early application is permitted. The Company has applied the IFRS for the first time in the fiscal year commenced January 1, 2012, with the date of transition being January 1, 2011.

The preparation of these financial statements in accordance with IFRS requires management to make estimates and assessments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. The areas that involve a greater degree of judgment or complexity or those in which the assumptions and estimates are significant for the financial statements have been described in caption 3 of this note.

The consolidated statement of financial position makes a distinction between current and non-current assets and liabilities. Current assets and liabilities are those whose recoverability or settlement is expected within twelve months after the reporting date, as well as those held for sale. Additionally, the Company reports the cash flows from its operating activities by applying the indirect method. The fiscal year begins on January 1 and ends on December 31 of each year. The economic and financial results are presented on the basis of the fiscal year.

These financial statements are stated in thousands of Argentine pesos and have been prepared under the historical cost convention, modified by the measurement of financial assets and financial liabilities at fair value.

3.	Accounting policies

The main accounting policies used in the preparation of these consolidated financial statements are detailed herein below. These accounting policies have been consistently applied to all the reporting periods, unless indicated otherwise.

On December 29, 2009, the National Securities Commission (CNV) issued Resolution No. 562, which established the application of Technical Resolution (TR) No. 26 for those entities that make a public offering of their capital stock or corporate notes pursuant to Law No. 17,811, or have requested authorization for their being included in such public offering system. The application of such TR is mandatory for the Company as from the fiscal year commenced January 1, 2012.

Additionally, on July 1, 2010, the CNV issued Resolution No. 576 which provides solutions to, corrections and further explanation of those aspects concerning Resolution No. 562 about which the issuers of financial statements had raised objections or asked for clarification.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

3.1	Changes in the accounting policy under IFRS – Adoption of international standards

1.1 Application of IFRS 1

The National Securities Commission (CNV), through Resolutions Nos. 562/09 and 576/10, has established the application of Technical Resolution No. 26 of the Argentine Federation of Professional Councils in Economic Sciences (subsequently amended by Technical Resolution No. 29 of the Argentine Federation of Professional Councils in Economic Sciences), which adopts the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) (hereinafter referred to as “IFRS”), for those entities that make a public offering of their capital stock or corporate notes pursuant to Law No. 17811, or have requested authorization for their being included in such public offering system.

IFRS application is mandatory for the Company as from the fiscal year commenced January 1, 2012. Therefore, the first IFRS consolidated financial statements to be filed by the Company will be those as of March 31, 2012.

The Company will fully adopt the IFRS issued by the IASB as from the fiscal year commenced January 1, 2012. As a result of IFRS adoption, the presentation of the consolidated financial statements as at December 31, 2011 will be adjusted for comparative purposes. The impact of IFRS adoption is presented in caption 1.2, which includes a reconciliation of shareholders’ equity at January 1, 2011 (date of transition to IFRS) and December 31, 2011, as well as a reconciliation of the statement of comprehensive income for the year ended December 31, 2011. Furthermore, the following are presented in captions 1.3 and 1.4:

(i)	The statements of financial position at January 1, 2011 and December 31, 2011,
(ii)	the statement of comprehensive income for the year ended December 31, 2011, and
(iii)	the main differences between the generally accepted accounting principles (Argentine GAAP) and the IFRS in the statement of cash flows for the year ended December 31, 2011.

The following mandatory exceptions to the retrospective application of IFRS have been applied by the Company in the preparation of the reconciliations of shareholders’ equity and comprehensive income included below.

a.     Estimates

Estimates as at January 1, 2011 and December 31, 2011 under IFRS are consistent with those made under Argentine GAAP.

b.     Classification and measurement of financial assets

The classification and measurement of financial assets is made in accordance with IFRS 9, which was early adopted by the Company as at January 1, 2011. This standard, which provides two categories for measurement purposes: amortized cost and fair value, has been applied by the Company in accordance with the facts and circumstances existing as of the date of transition. The application of IFRS 9 has not given rise to differences between Argentine GAAP and IFRS.

c.     Deemed cost

The Company has elected to value property, plant and equipment as of the date of transition to IFRS using the respective book values determined under Argentine GAAP as deemed cost

The cost of property, plant and equipment, adjusted in accordance with Argentine GAAP, has been adopted as deemed cost at the date of transition to IFRS, considering that such cost is similar to amortized cost under IFRS.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The following mandatory exceptions provided by IFRS 1 have not been applied as they are not relevant for the Company:

●	Derecognition of financial assets and liabilities
●	Hedge accounting
●	Non-controlling interests
●	Derivative instruments

Certain optional exemptions from retrospective application of IFRS are permitted under IFRS 1, having the Company applied the following:

d.     Employee benefits

IFRS 1 provides an exemption from retrospective application of Revised IAS 19, “Employee Benefits”, concerning the recognition of actuarial gains and losses. In line with this exemption, the Company has elected to recognize in the opening balance of unappropriated retained earnings/accumulated deficit, the cumulative actuarial losses existing at the date of transition, relating to all employee benefit plans.

e.     Financial assets or intangible assets accounted for in accordance with IFRIC 12 Service Concession Arrangements

Retrospective application of IFRIC 12 “Service Concession Arrangements” is permitted under IFRS 1. This standard is not applicable to Edenor at the date of transition because the Company does not meet all the conditions of Paragraph 5 (b) of IFRIC 12.

The remaining optional exemptions, which do not apply to the Company, are as follow:

a)	Insurance contracts
b)	Business combinations
c)	Share-based payment transactions
d)	Leases
e)	Fair or revalued value as deemed cost
f)	Severe hyperinflation
g)	Cumulative translation differences
h)	Decommissioning liabilities included in the cost of property, plant and equipment
i)	Investments in subsidiaries, jointly controlled entities and associates
j)	Assets and liabilities of subsidiaries, associates and joint ventures
k)	Compound financial instruments
l)	Designation of previously recognized financial instruments
m)	Fair value measurement of financial assets or financial liabilities at initial recognition
n)	Borrowing costs
o)	Transfers of assets from customers
p)	Extinguishing financial liabilities with equity instruments
q)	Financial assets or intangible assets accounted for in accordance with IFRIC 12 Service Concession Arrangements

Reconciliations between Argentine GAAP and IFRS

●
Caption 1.2 shows a reconciliation between Argentine GAAP and IFRS of equity at January 1, 2011 (date of transition) and December 31, 2011. Said notes also includes a detailed explanation of every reconciling adjustment.

●
Caption 1.3 shows a reconciliation between Argentine GAAP and IFRS of the statement of financial situation at January 1, 2011, with a detailed explanation of every adjustment and reclassification resulting from the reconciliation.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

●
Caption 1.4 shows the statement of financial situation at December 31, 2011 in accordance with IFRS, with a detailed explanation of every adjustment and reclassification resulting from the reconciliation.

●
Caption 1.5 shows the statement of total comprehensive income in accordance with IFRS for the year ended December 31, 2011, with a detailed explanation of every adjustment and reclassification resulting from the reconciliation.

●	Caption 1.6 shows the main differences between Argentine GAAP and IFRS relating to the statement of cash flows for the year ended December 31, 2011.

1.2 Reconciliation of equity at January 1, 2011 and December 31, 2011

The following chart shows the reconciliation of the statement of changes in shareholders’ equity in accordance with Argentine GAAP and Equity in accordance with IFRS:

		01.01.2011	12.31.2011

Shareholders’ equity under Argentine GAAP		1.749.915	1.314.518

Employee benefits	(a)	(10,136)	(29,120)
Gain from acquisition of subsidiaries	(b.i)	-	434,959
Loss from valuation at realizable value of assets available for sale	(c)	-	(172,838)
Transaction costs	(b.iv)	-	(4,269)
Reversal of negative goodwill	(b.iii)	-	(12,340)
Acquisition of additional non-controlling interests	(d)	-	3,452
Customer contributions	(e)	-	(12,165)
Deferred income tax	(f)	3,548	(97,379)
Non-controlling interests	(g)	-	6,567
Equity under IFRS attributable to the Company’s shareholders		1,743,327	1,431,385
Non-controlling interests under IFRS	(g)	-	50,302
Equity under IFRS		1,743,327	1,481,687

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The following chart shows the reconciliation of the statement of income in accordance with Argentine GAAP and of comprehensive income in accordance with IFRS:

		12.31.2011

Statement of income under Argentine GAAP		(435,397)

Gain from acquisition of subsidiaries	(b.i)	434,959
Additional losses in assets held for sale and the sale of subsidiary	(c)	(172,838)
Transaction costs	(b.iv)	(4,269)
Reversal of negative goodwill	(b.iii)	(12,340)
Customer contributions	(e)	(12,165)
Deferred income tax	(f)	(107,571)
Non-controlling interests	(g)	5,564
Comprehensive income under IFRS attributable to the Company’s shareholders		(304,057)
Non-controlling interests under IFRS		12,676
Comprehensive income under IFRS		(291,381)

a)	Employee benefits

At January 1, 2011 and December 31, 2011, in accordance with Argentine GAAP, the Company had not recognized in its financial statements the unrecognized actuarial losses, as Argentine GAAP required only disclosure of such amounts.

At January 1, 2011, in accordance with IFRS, the Company, following IFRS 1, recognized the unrecognized actuarial losses in unappropriated earnings/accumulated deficit.

At December 31, 2011, in accordance with IFRS, and considering that the Company has early adopted IAS 19 revised, the Company recognized the unrecognized actuarial losses in other comprehensive income.

b)	Bargain purchase in acquisition of subsidiaries

i)	Purchase negotiation

This reconciling item relates to the gain recognized in accordance with IFRS, and CONSIDERING all the adjustments explained below, mainly by derecognizing the negative goodwill of acquired companies, plus some differences that arise from a lower amount of net assets acquired.

ii)	Differences in basis relating to purchase accounting

In accordance with Argentine GAAP, the excess of the fair value of assets acquired and liabilities assumed in a business combination over the purchase price is recognized as negative goodwill and amortized under the straight-line method over a period equal to the remaining weighted average useful life of the assets identified in the acquired company that are subject to depreciation.

In accordance with IFRS, the Company has reassessed the purchase price allocation. In that connection, the following differences between Argentine GAAP and IFRS were identified:

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

Fair value of net assets acquired – Argentine GAAP		1,202,372
Differences from application of IFRIC 12	a)	(54,003)
Defined benefit plan liability	b)	(15,250)
Derecognition of pre-operating costs	c)	(911)
Deferred income tax effect	d)	24,557
Fair value of net assets acquired – IFRS		1,156,765

a.	Differences from application of IFRIC 12

In accordance with Argentine GAAP, the assets used in the framework of service concession agreements of the subsidiary EDEN (indirectly controlled company through AESEBA), whether received at the time of entering into the concession agreements or acquired by the companies during their term of duration, are classified as property, plant and equipment and are depreciated based on the useful life assigned to each specific asset, irrespective of the term of duration of the concession agreements.

In accordance with IFRS, essential assets used in the framework of service concessions, whether received at the time of entering into the concession agreement or acquired by the companies during their term of duration, are classified as a single asset within intangible assets and are depreciated based on the remaining useful life of the concession agreement. Non essential assets for rendering the distribution service are not included within the scope of IFRIC 12 and, therefore, those assets are carried at cost subsequently depreciated, and included within property, plant and equipment.

The effects of the recognition of IFRIC 12 in the Company’s consolidated financial statements are as follow:

i) Reclassification of all the essential assets received by the Concession Agreement, and considered essential to the distribution service, into a separate intangible asset “IFRIC 12 Intangible Asset”;

ii) Construction contracts: in accordance with Argentine GAAP, construction of infrastructure funded with customer contributions is recognized as revenue at the time the funds are received. In accordance with IFRS, in particular under the scope of IFRIC 12, such construction must be recognized as revenue from construction deferred on the remaining useful life of the Concession Agreement, considering that the operator has an obligation with the customer for providing the distribution service. Such difference gave rise to a reconciliation adjustment at the acquisition date of 54,003, decreasing the property, plant and equipment and retained earnings, and increasing IFRIC 12 intangible asset and deferred revenue.

b.	Defined benefit plan liability

In accordance with Argentine GAAP, unrecognized actuarial losses are not recognized but rather disclosed in a note to the financial statements.

In accordance with IFRS, considering that the acquired subsidiaries will adopt IFRS in 2012, they had recognized at the date of transition (January 1, 2011) in their respective retained earnings the cumulative unrecognized actuarial losses. Consequently, the Company assumed at the time of acquisition an additional liability for the subsidiaries defined benefit plans. Such additional liability amounted to 15,250.

c.	Derecognition of pre-operating costs

In accordance with Argentine GAAP, capitalized pre-operating costs are recognized as an intangible asset and amortized over a 5-year period.

In accordance with IFRS, such pre-operating costs are recognized as an expense on an accrual basis.

The reconciling item relates to the derecognition of such pre-operating costs.

d.	Deferred income tax effect

It relates to the effect in the deferred income tax of all the previously mentioned adjustments.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

iii) Reversal of negative goodwill amortization

This reconciling item relates to the reversal of the amortization of negative goodwill recognized in accordance with Argentine GAAP, for IFRS purposes.

iv) Transaction costs

In accordance with Argentine GAAP, transaction costs are part of the consideration paid. The impact of such costs resulted in a decrease of negative goodwill.

In accordance with IFRS, such costs are not part of the consideration paid and are expensed as incurred.

The following table summarizes the effect of the differences in the consideration paid:

Consideration paid – Argentine GAAP	566,222
Transaction cost	(4,269)
Consideration paid – IFRS	561,953

v) Bargain purchase

This reconciling item relates to the gain recognized in accordance with IFRS, after considering all the previously mentioned adjustments, mainly by derecognizing the negative goodwill of the acquired companies plus some differences that arise from a lower amount of the net assets acquired.

c)	Additional loss from the sale of subsidiaries

The reconciling item relates to the additional loss for the sale of subsidiaries as a result of the decrease in the fair value of the net assets acquired at the time of acquisition. Due to the fact that the fair value less costs to sell was similar under both standards (Argentine GAAP and IFRS), the difference arises from its base of valuation at the time of the acquisition.

In accordance with Argentine GAAP, assets held for sale are classified as net assets, within current assets and are valued at the lower of their carrying amount and net realizable value (NRV) (which is similar to fair value less costs to sell under IFRS). See note 25 to the separate financial statements for more explanation on assets held for sale.

In accordance with IFRS, assets held for sale are classified separately within current assets and current liabilities and are valued at the lower of their carrying amount and their fair value less costs to sell.

In accordance with standards - Argentine GAAP and IFRS -, the difference between the carrying amount of assets and liabilities and their respective fair value less costs to sell (or NRV) gave rise to a loss.

d)	Acquisition of additional non-controlling interests

This reconciling item relates to the acquisition of additional non-controlling interests in subsidiaries, which, in accordance with Argentine GAAP, were recorded discounting the negative goodwill by the difference the fair value of non-controlling interests and the consideration paid. In accordance with IFRS, such difference was reclassified to Additional paid-in capital.

e)	Customer contributions

EDEN constructs part of its pieces of equipment (essential for the rendering of the distribution service) based on customer contributions.

The construction of infrastructure with customer contributions is recognized as deferred revenue throughout the remaining useful life of the concession agreement, considering that the operator has an obligation with the customer for providing the distribution service.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

f)	Deferred income tax

At January 1, 2011 and December 31, 2011, this reconciling item relates to the recognition, under IFRS, of the deferred tax effect of all the previously described adjustments.

g)	Non-controlling interests

At December 31, 2011, this reconciling item relates to the effect of all the previously described IFRS conversion adjustments, on non-controlling interests.

The following chart summarizes the reconciling items in non-controlling interests between Argentine GAAP and IFRS, in Equity and Comprehensive income, respectively:

Minority interest in subsidiary companies under Argentine GAAP	56,869
Bargain purchase	(4,773)
Customer contributions	(791)
Defined benefits plan	(1,003)
Non-controlling interests under IFRS	50,302

Minority interest in subsidiary companies under Argentine GAAP	18,240
Bargain purchase	(4,773)
Amortized cost	(791)
Non-controlling interests under IFRS	12,676

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

1.3 Reconciliation of the statement of financial position at January 1, 2011

		ARGENTINE GAPP (*)	TRANSITION ADJUSTMENT	IFRS
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	(a)	3,689,482	22,848	3,712,330
Supplies	(b)	23,249	(23,249)	-
Investments in other companies		415	-	415
Trade receivables		45,531	-	45,531
Other receivables		14,803	-	14,803
TOTAL NON-CURRENT ASSETS		3,773,480	(401)	3,773,079

CURRENT ASSETS
Supplies		12,407	-	12,407
Other receivables		43,361	401	43,762
Trade receivables		421,193	-	421,193
Investments		668,232	(237,396)	430,836
Cash and cash equivalents		8,611	237,396	246,007
TOTAL CURRENT ASSETS		1,153,804	401	1,154,205
Assets classified as held sale		-	-	-
TOTAL ASSETS		4,927,284	-	4,927,284

EQUITY
Share capital	897,043	-	897,043
Inflation adjustment on share capital	986,142	-	986,142
Additional paid-in capital	18,317	-	18,317
Treasury stock - value of share capital	9,412	-	9,412
Treasury stock - inflation adjustment on share capital	10,347	-	10,347
Legal reserve	64,008	-	64,008
Accumulated deficit	(235,354)	(6,588)	(241,942)
TOTAL EQUITY	1,749,915	(6,588)	1,743,327

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

	ARGENTINE GAPP (*)	TRANSITION ADJUSTMENT	IFRS
NON-CURRENT LIABILITIES
Trade payables	50,984	-	50,984
Borrowings	1,035,113	-	1,035,113
Salaries and social security taxes	50,633	10,136	60,769
Provisions	6,816	-	6,816
Taxes	8,979	-	8,979
Deferred tax liabilities	253,827	(3,548)	250,279
Other liabilities	984,518	-	984,518
TOTAL NON-CURRENT LIABILITIES	2,390,870	6,588	2,397,458

CURRENT LIABILITIES
Trade payables	378,505	-	378,505
Borrowings	54,108	-	54,108
Salaries and social security taxes	180,432	-	180,432
Taxes	111,080	-	111,080
Other liabilities	4,542	-	4,542
Provisions	57,832	-	57,832
TOTAL CURRENT LIABILITIES	786,499	-	786,499
TOTAL LIABILITIES	3,177,369	6,588	3,183,957
TOTAL LIABILITIES AND EQUITY	4,927,284	-	4,927,284

(*) Refers to balances as at December 31, 2010 included in the financial statements as at December 31, 2011, restated for the recognition of the permanent difference relating to the adjustment for inflation on property, plant and equipment, which, in accordance with Argentine GAAP, was to be recognized in relation to the IFRS adoption. See further explanation in note 3.m) to the separate financial statements.

a)	Property, plant and equipment

The reconciliation refers to two separate effects:

i) In accordance with Argentine GAAP, advances to suppliers for the acquisition of property, plant and equipment are classified within the “Property, plant and equipment” account.

In accordance with IFRS, such advances have been reclassified to a separate account, within “Other receivables”.

ii) In accordance with Argentine GAAP, non-current supplies (spare-parts of main assets amortized throughout their useful lives after being put to use are classified separately from property, plant and equipment.

In accordance with IFRS, non-current supplies have been reclassified to “Property, plant and equipment”, and when used, are amortized through the remaining useful life of the main asset.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

b)	Non-current supplies

See explanation in note 1.3.a.ii.

c)	Other receivables

See explanation in note 1.3.a.i.

d)	Cash and cash equivalents

At December 31, 2011, under Argentine GAAP, cash is presented separately from cash equivalents in the statement of financial position inasmuch as the investments that qualify as cash equivalents are disclosed in one line item, together with other current investments. Under IFRS, cash and cash equivalents are disclosed in one line item in the statement of financial position. Additionally, the investments that qualify as cash equivalents under IFRS have original maturities of three months or less at the acquisition date. Furthermore, some of the debt securities regarded as cash equivalents under Argentine GAAP do not qualify as cash equivalents under IFRS.

e)	Non-current salaries and social securities payable

This adjustment reflects the recognition of the cumulative unrecognized actuarial loss, as explained in detailed in note 1.2.a.

f)	Deferred income tax

This adjustment reflects the recognition of the effect of the deferred tax on the cumulative unrecognized actuarial loss, as explained in detailed in note 1.2.b.

g)	Unappropriated retained earnings /accumulated deficit

Relates to the effect of the adjustments previously explained in notes 1.3.e. and 1.3.f.

1.4 Reconciliation of the consolidated statement of financial position at December 31, 2011

		Argentine GAAP (*)	Transition adjustment	IFRS
Assets
Non-current assets
Property, plant and equipment	(a)	4,738,259	(742,949)	3,995,310
Intangible assets		-	793,015	793,015
Negative goodwill		(289,557)	289,557	-
Supplies	(c)	26,862	(26,862)	-
Investments in companies		419	-	419
Trade receivables		45,725	-	45,725
Other receivables		70,704	-	70,704
Total Non-current assets		4,592,412	312,761	4,905,173

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

		Argentine GAAP (*)	Transition adjustment	IFRS
Current assets
Supplies		22,863	22,462	45,325
Infrastructure under construction	(b)	-	45,504	45,504
Other receivables		244,903	-	244,903
Trade receivables		534,732	-	534,732
Investments		109,546	(107,414)	2,132
Cash and banks	(d)	23,445	107,414	130,859
Total Current assets		935,489	67,966	1,003,455
Group of assets available for sale	(k)	216,531	984,454	1,200,985
Total Assets		5,744,432	1,365,181	7,109,613
Equity
Capital		897,043	-	897,043
Adjustment to capital		986,142	-	986,142
Additional paid-in capital		18,317	3,452	21,769
Treasury stock		9,412	-	9,412
Adjustment to capital treasury stock		10,347	-	10,347
Legal reserve		64,008	-	64,008
Accumulated deficit	(j)	(670,751)	113,415	(557,336)

Equity before non-controlling		1,314,518	116,867	1,431,385
interests	(i)	56,869	(6,567)	50,302
Total Equity		1,371,387	110,300	1,481,687
Non-current liabilities
Trade payables		54,344	-	54,344
Deferred revenue	(f)	-	157,338	157,338
Borrowings		1,189,882	-	1,189,882
Salaries and social security taxes	(e)	69,527	37,567	107,094
Provisions		66,144	-	66,144
Taxes		290,879	(273,227)	17,652
Deferred tax liabilities	(g)	-	348,749	348,749
Other liabilities		1,373,687	-	1,373,687
Total Non-current liabilities		3,044,463	270,427	3,314,890

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

		Argentine GAAP (*)	Transition adjustment	IFRS
Current liabilities
Trade payables		658,328	-	658,328
Borrowings		59,025	-	59,025
Salaries and social security taxes		287,115	-	287,115
Taxes		168,993	-	168,993
Other liabilities		144,777	-	144,777
Provisions		10,344	-	10,344

Total Current liabilities		1,328,582	-	1,328,582
Group of liabilities available for sale	(k)	-	984,454	984,454
Total Liabilities		4,373,045	1,254,881	5,627,926

Total Liabilities and Equity		5,744,432	1,365,181	7,109,613

(*) Refers to the balances included in the financial statements as at December 31, 2011, approved by the Board of Directors, with certain reclassifications for IFRS disclosure purposes.

a)	Property, plant and equipment

The reconciliation refers to two separate effects:

i) In accordance with Argentine GAAP, advances to suppliers for the acquisition of property, plant and equipment are classified within the “Property, plant and equipment” account.

In accordance with IFRS, such advances have been reclassified to a separate account, within “Other receivables”.

ii) In accordance with Argentine GAAP, non-current supplies (mainly related to spare-parts of main assets amortized throughout their useful lives) are classified separately from property, plant and equipment.

In accordance with IFRS, such non-current supplies have been reclassified to “Property, plant and equipment”, and when used, are amortized through the remaining useful life of the main asset.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

b)	Infrastructure under construction

In accordance with Argentine GAAP, assets under construction whose construction has not finished and/or those assets in respect of which no authorization has been received for the application of funds deriving from the Adjustment Agreement and/or the Program for the Rational Use of Electric Power (PUREE), have been classified within “Other receivables”. Furthermore, infrastructure under construction funded by EDEN has been classified within “Property, plant and equipment”.

In accordance with IFRS, the construction of infrastructure and main maintenance are similar to the provision of a construction service under IFRIC 12 (infrastructure which includes the expansion of network capacity). EDEN has entered into several construction agreements in which the customer only has limited influence in respect of the infrastructure design. EDEN has applied IAS 18 to measure such construction agreements. In accordance with IAS 18, the profit resulting from the transfer of infrastructure must be recognized at the time of the exchange of such assets, whereas that infrastructure, whose construction is not finished as at December 31, 2011 is included within “Infrastructure under construction”.

Additionally, in accordance with IFRS, the infrastructure under construction financed by EDEN has been reclassified to “Infrastructure under construction”.

Furthermore, the infrastructure under construction financed by customer contributions is also included in this account.

c)	Non-current supplies

See explanation in note 1.4.a.ii.

d)	Cash and cash equivalents

Under Argentine GAAP, cash is presented separately from cash equivalents in the statement of financial position inasmuch as the investments that qualify as cash equivalents are disclosed in one line item, together with other current investments. Under IFRS, cash and cash equivalents are disclosed in one line item in the statement of financial position. Additionally, the investments that qualify as cash equivalents under IFRS have original maturities of three months or less from the acquisition date. Furthermore, some of the debt securities regarded as cash equivalents under Argentine GAAP do not qualify as cash equivalents under IFRS.

e)	Non-current salaries and social security taxes payable

This adjustment reflects the recognition of the cumulative unrecognized actuarial loss, as explained in detailed in note 1.2.a.

f)	Deferred revenue associated to the construction

This reconciling item relates to the adjustment described in note 1.2.c as at February 28, 2011 (acquisition date) and December 31, 2011.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

g)	Deferred tax assets and liabilities

This reconciling item relates to the adjustment described in note 1.2.b as at February 28, 2011 (acquisition date) and December 31, 2011.

h)	Taxes payable

Under Argentine GAAP, deferred assets and liabilities are included within “Taxes payable”. Within deferred tax assets under IFRS, liabilities are included in a separate line item within non-current assets and non-current liabilities, respectively.

i)	Non-controlling interests

The reconciliation item relates to the following adjustments:

i) Classification of non-controlling interests

In accordance with Argentine GAAP, third-party interests in subsidiary companies is included as a separate line item between Total Liabilities and Shareholders’ Equity and is called “Minority interest”. Due to the acquisition of EMDERSA and AESEBA, the Company recognized a minority interest in such companies, valued at its fair value.

In accordance with IFRS, such minority interest continued to be valued at fair value at acquisition date and was classified as “Non-controlling interests” within Equity.

ii) Acquisition of additional interest in controlled companies

In accordance with Argentine GAAP, the acquisition of additional interest in controlled companies was recorded by discounting the minority interest, and the difference with the purchase price gave rise to the recognition of an additional negative goodwill.

In accordance with IFRS, the acquisition of additional interest in controlled companies was recorded as an equity transaction. Accordingly, non-controlling interests were discounted by the acquired percentages, and the difference with the purchase price gave rise to a decrease in the additional paid-in capital.

The reconciling item relates to the reversal of the additional negative goodwill and the decrease in the additional paid-in capital.

j)	Accumulated losses

These adjustments relate to the impact of IFRS conversion adjustments in Equity.

k)	Group of assets and liabilities classified as available for sale

Under Argentine GAAP, the assets and liabilities of disposal groups classified as held for sale are included within “Other current assets available for sale”. Within assets and liabilities of disposal groups classified as held for sale under IFRS, the assets are included separately from the current line and outstanding liabilities, respectively.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

1.5 Reconciliation of the consolidated statement of comprehensive income for the year ended December 31, 2011

		Argentine GAAP (*)	Argentine GAAP (*) Discontinued operations (j)	Transition adjustments	IFRS
Revenue from sales	(a)	3,565,048	(764,277)	5,046	2,805,817
Revenue from construction	(b)	-	-	87,374	87,374
Electric power purchases		(1,593,937)	264,511	3,968	(1,325,458)
Construction cost		-	-	(87,374)	(87,374)
Gross profit		1,971,111	(499,766)	9,014	1,480,359
Transmission and distribution expenses	(c)	(1,188,725)	168,653	(74,753)	(1,094,825)
Selling expenses	(d)	(429,930)	97,313	22,305	(310,312)
Administrative expenses		(323,438)	99,122	-	(224,316)
Other operating expense	(h)	(51,184)	5,314	(364)	(46,234)
Other operating income	(h)	25,928	(2,768)	(3,905)	19,255
Gain from investments		928	(924)	-	4
Amortization of goodwill	(e)	12,340	(572)	(11,768)	-
Bargain purchase in the acquisition of subsidiaries	(f)	-	-	434,959	434,959
Loss from valuation of disposal group held for sale	(g)	(75,029)	248,439	(173,410)	-
Operating (loss) income		(57,999)	114,811	202,078	258,890
Financial results generated by assets		50,090	12,330	(8,934)	53,486
Financial results generated by liabilities		(386,800)	61,150	40,203	(285,447)
Net financial results	(k)	(336,710)	73,480	31,269	(231,961)
(Loss) Income before taxes		(394,709)	188,291	233,347	26,929
Income tax		(22,448)	(22,952)	(107,571)	(152,971)

Loss from continuing operations		(417,157)	165,339	125,776	(126,042)
Loss from discontinued operations	(j)	-	(165,339)	-	(165,339)
Loss for the year before OCI		(417,157)	-	125,776	(291,381)

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

		Argentine GAAP (*)	Argentine GAAP (*) Discontinued operations (j)	Transition adjustments	IFRS
Other comprehensive income (OCI)	(i)
Items that will not be reclassified to profit or loss
Actuarial loss on Pension plans		-	-	(18,984)	(18,984)
Tax effect on pension plans		-	-	6,644	6,644
Total Other comprehensive loss		-		(12,340)	(12,340)
Net loss for the year		(417,157)	-	113,436	(303,721)

Loss for the year attributable to:
Owners of the Company	(435,397)	-	131,340	(304,057)
Non-controlling interests	18,240	-	(5,564)	12,676
Comprehensive loss attributable to:
Owners of the Company	(315,394)
Non-controlling interests	11,673

Weighted average number of shares outstanding	897,043
Loss per share	(0.325)

(*) Refers to balances included in the financial statements as at December 31, 2011, approved by the Board of Directors, with certain reclassifications for IFRS disclosure purposes.

a)	Revenue from sales – Classification differences

The reconciling item includes the following two reclassification effects:

i) ENRE Penalties

In accordance with Argentine GAAP, “ENRE Penalties” are classified within “Revenue from sales”, based on the fact that such penalties will be recovered by the Company’s customers through a credit note or a discount in the bills for electricity consumed.

In accordance with IFRS, “ENRE Penalties” are classified within “Transmission and distribution expenses” (inasmuch as they relate to the portion of penalties attributable to operating issues) and “Selling expenses” (inasmuch as they relate to the portion of penalties attributable to commercial issues), considering that such penalties are operating expenses for the Company.

ii) Late payment charges

In accordance with Argentine GAAP, “Late payment charges” are also classified within “Revenue from sales”, based on the fact that such charges not only consist of a fixed amount but also relate to the customer’s election to pay the bill on the first or on the second due date, without or with such charge, respectively.

In accordance with IFRS, “Late payment charges” are classified within “Financial results, net”, considering that, in spite of the fact that such late payment charge is a fixed amount, it relates to an income from financing customer bills.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

b)	Construction activities

As described in note 1.2.a, in accordance with IFRS, the Company recognizes as revenue infrastructure construction and maintenance activities financed with i) the Company’s own resources; ii) customer contributions, and/or iii) reimbursements of penalties. EDEN considers that the risks and rewards of infrastructures financed by the PUREE and/or the Adjustment Agreement with authorization from the Regulatory Agency to compensate those infrastructures with funds collected in previous periods. EDEN has recognized revenue from construction activities associated to this type of constructions, as well as their respective costs. No profit margin is applied by the Company to those infrastructures financed with the PUREE.

Furthermore, in those constructions financed with customer contributions, the Company applies a profit margin. In accordance with Argentine GAAP, revenue is recognized upon payment by the customer is made. In accordance with IFRS, revenue is accounted for when the infrastructure is transferred to the Company. Accordingly, the reconciling item represents the reversal of revenue recognized under Argentine GAAP, and the recognition of revenue from finished works.

c)	Transmission and distribution expenses

Relates to the reclassification effect explained in more detailed in note 1.5.a.i.

d)	Selling expenses

Relates to the reclassification effect explained in more detailed in notes 1.5.a.i and iii.

e)	Amortization of negative goodwill

In accordance with Argentine GAAP, the excess of the fair value of assets acquired and liabilities assumed in a business combination over the purchase price is recognized as negative goodwill and amortized under the straight-line method over a period equal to the remaining weighted average useful life of the assets identified in the acquired company that are subject to depreciation.

In accordance with IFRS, negative goodwill is not recognized. Any excess of the fair value of assets acquired and liabilities assumed, once reassessed, as well as the existence of any additional assets or liabilities are recognized in the statement of income as a gain.

This reconciling item relates to the effect of the reversal, for IFRS purposes, of the amortization of the negative goodwill recognized under Argentine GAAP, in the acquisition of the Company’s subsidiaries. See note 1.2.f.v for more explanation.

f)	Bargain purchase in the acquisition of subsidiaries

Relates to the adjustment effect explained in more detailed in note 1.2.b.

g)	Loss from the sale of subsidiary

Relates to the adjustment effect explained in more detailed in note 1.2.f. vii.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

h)	Other operating income and expense

This reconciling item relates to the transaction costs, which, under Argentine GAAP, are part of the consideration paid for the acquired companies. Under IFRS, these costs are not part of the consideration paid and are expensed as incurred. See detailed explanation in note 1.2.f.iv.

i)	Other comprehensive income

Relates to the effect of the adjustments explained in note 1.5.e.

j)	Discontinued operations

Under Argentine GAAP, discontinued operations have been disclosed in a separate note to the financial statements, see note 32.

Under IFRS, the entity will present and disclose information so as to allow the users of the financial statements to assess the financial effects of discontinued operations and the elimination of non-current assets (or disposal groups).

Therefore, an entity will disclose (a) in the statement of income, a single amount including the sum of (i) post-tax profit of the discontinued operations, and (ii) post-tax gain or loss recognized by the valuation of costs at fair value less cost to sell or for the sale of assets or disposal groups of assets that are part of the discontinued operation, and (b) a breakdown of the amount resulting from section (a) above, detailing (i) revenue from ordinary activities, expenses and profit before taxes of discontinued operations and (ii) the income tax related to the previous result, (iii) revenue recorded as a consequence of the valuation at fair value less cost to sell, or the sale of the assets or disposal group of assets that are part of the discontinued operation, and (iv) the income tax related to the previous result. This breakdown may be included in a note or in the statement of comprehensive income.

Accordingly, the Company has disclosed the loss from discontinued operations in a single line item in the statement of comprehensive income and has included the required additional information in Note 32 to the financial statements.

k)	Financial results, net

They relate to the following effects:

1.	The reclassification explained in more detail in note 1.5.a.ii.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

1.6 Reconciliation of the statement of cash flows for the year ended December 31, 2011

	Argentine GAAP	Transition adjustments	IFRS
	(1)	(2)
Net cash flows provided by operating activities	550,380	(3,281)	547,099

Net cash flows used in investing activities	(975,216)	428,704	(546,512)

Net cash flows provided by financing activities	(119,016)	-	(119,016)

Effects of exchange differences on cash and cash equivalents	-	3,281	3,281

Cash and cash equivalents at beginning of year	676,843	(430,836)	246,007

Cash and cash equivalents at end of year	132,991	(2,132)	130,859

Decrease in cash and cash equivalents	(543,852)	428,704	(115,148)

(1) Relates to the amounts included in the consolidated financial statements as at December 31, 2011 approved by the Board of Directors with certain reclassifications for IFRS disclosure purposes.

(2) Transition adjustments relate to debt securities not regarded as cash equivalents under IFRS. See additional explanation in note 3.1.3.d).

3.2	Consolidation

(a) Subsidiaries

The consolidated financial statements include the Company’s financial statements as well as those of its subsidiaries. The subsidiary companies are all those entities over which the economic group has the power and the right to govern the financial and operating policies so as to obtain variable benefits from their activities, affecting their income. The subsidiaries are included in the consolidation as from the date on which control is transferred to the group and are excluded from the consolidation as from the date on which such control ceases.

The main consolidation adjustments are as follow:

1. elimination of asset and liability accounts balances between the parent company and the subsidiaries, so that the balances disclosed in the financial statements are those held with third parties;
2. elimination of transactions/operations between the parent company and the subsidiaries, so that the results disclosed in the financial statements are those obtained with third parties;
3. elimination of interest held in both the subsidiaries’ equity and their results for each period;
4. recognition of assets and liabilities identified in business combinations processes.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The data showing the Company’s consolidated controlling interest as at December 31, 2011 are as follow:

Directly controlled companies	Percentage interest held in capital stock and possible votes	Controlled/Indirectly and jointly controlled companies	Percentage interest held in capital stock and possible votes
	12.31.11		12.31.11
AESEBA	99.99	Empresa Distribuidora de Energía Norte S.A. (EDEN S.A.)	90.00

The subsidiaries’ accounting policies have been changed, if applicable, in order to ensure consistency with the policies adopted by the Company.

(b) Business combinations

Business acquisitions are accounted for by applying the acquisition method. Consideration for the acquisition is measured at fair value, calculating at the acquisition date the aggregate of the fair value of the assets transferred, the liabilities incurred or assumed and the equity instruments issued and delivered by the Company in exchange for control of the business acquired.

The costs associated with the acquisition are expensed when incurred. The identifiable assets acquired and liabilities assumed in the business combination are recognized at their acquisition-date fair value.

If as a result of the assessment, the net amount of the identifiable assets acquired and the liabilities assumed exceeds the aggregate of the consideration for the acquisition, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the acquiree, such excess amount is immediately recognized in profit or loss as a bargain purchase.

The Company has a maximum period of 12 months to finalize the accounting for business combinations. In the case that such accounting is not finalized by the end of the annual period, the Company reports and discloses provisional values.

(c) Changes in ownership interests in subsidiaries that do not involve a change in control

Transactions with non-controlling interests that do not result in a loss of control are accounted for as equity transactions. The difference between the fair value of the consideration paid for the shares acquired and the recorded value of the subsidiary’s net assets is recorded in equity.

(d) Disposal of subsidiaries

When the Company ceases to have control in a subsidiary, its investment is measured at fair value at the date that control is lost, recognizing the change in the recorded value in the statement of comprehensive income. The fair value is the cost on initial recognition of the investment held, being recorded as an associate, joint venture or financial asset, as applicable.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

3.3	Revenue recognition

Revenue from sales

Revenue is measured at the fair value of the consideration collected or to be collected, taking into account the estimated amount of any discount, thus determining the net amounts.

Revenue is recognized when the revenue earning process has been completed, the amount of revenue may be reasonably measured and the economic benefits associated with the transaction flow to the Company.

Revenue from the electricity provided by the Company to low-income areas and shantytowns is recognized to the extent that the Framework Agreement has been renewed for the period in which the service was rendered.

Revenue from operations is recognized on an accrual basis and derives mainly from electricity distribution. Such revenue includes electricity supplied, whether billed or unbilled, at the end of each year and has been valued on the basis of applicable tariffs.

The Company also recognizes revenue from other concepts included in distribution services, such as new connections, rights of use on poles, transportation of electricity to other distribution companies, etc.

MMC (Cost Monitoring Mechanism) amounts are recognized in the accounting to the extent that they have been approved by the ENRE (Note 6).

Accordingly, revenue from MMC adjustments applicable until May 2008 has already been recognized in the accounting.

The aforementioned revenue from operations was recognized when all of the following conditions were met:

1. the entity transferred to the buyer the significant risks and rewards;

2. the amount of revenue was measured reliably;
3. it is probable that the economic benefits associated with the transaction will flow to the Company;
4. the costs incurred or to be incurred, in respect of the transaction, were measured reliably.

Revenue from interest and dividends

Interest income
Interest income is recognized by applying the effective interest method. Interest income is recorded in the accounting on a time basis by reference to the principal amount outstanding and the applicable effective rate.

Interest income is recognized when it is probable that the economic benefits associated with the transaction will flow to the Company and the amount of the transaction can be measured reliably.

Dividend income
Dividend income is recognized when the shareholder’s right to receive payment has been established.

3.4	Segment information

Operating segments reporting is consistent with the internal reports revised by the Executive Committee.

The Executive Committee, which is the maximum authority for making decisions concerning operating issues, and is responsible for assigning resources and establishing the performance level of the entity’s operating segments, has been identified as the body which carries out the Company’s strategic decisions.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

3.5	Discontinued operations

As described in Note 1, the Company’s Management has decided to classify its investments in EMDERSA and EMDERSA Holding as other assets and liabilities available for sale (Notes 33 and 34). The referred to assets and liabilities comprise EMDERSA’s business segment.

Therefore, the assets, liabilities, and results of operations for the year ended December 31, 2011, in accordance with generally accepted accounting principles, are as follow:

12.31.2011

Revenue from sales	764,277
Electric power purchases	(264,511)
Gross profit	499,766

Transmission and distribution expenses	(168,653)
Selling expenses	(97,313)
Administrative expenses	(99,122)
Other income	2,768
Other expense	(5,314)
Gain from investments	924
Loss from valuation available for sale	(247,867)
Operating loss	(114,811)

Financial income	(12,330)
Financial expenses	(61,150)
Financial results, net	(73,480)

Loss before taxes	(188,291)

Income tax	22,952

Loss for the year	(165,339)

12.31.2011
ASSETS	1,200,985
LIABILITIES	984,454
Other assets available for sale	216,531

Effects of the changes in foreign currency exchange rates

(a)	Functional and presentation currency

The information included in the financial statements of each of the entities comprising the group is measured by using the latter’s functional currency, which is the currency of the main economic environment in which the entity operates. The consolidated financial statements are presented in pesos (legal currency in Argentina for all the companies domiciled therein), which is the presentation currency of the group.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

(b) Transactions and balances

Foreign currency denominated transactions are translated into the functional and presentation currency by applying the rates of exchange prevailing at the date of the transactions or revaluation, when the concepts thereof are restated. Gains and losses generated by foreign currency exchange differences resulting from each transaction and from the translation of monetary items valued in foreign currency at the end of the year are recognized in profit or loss, except for the amounts that are capitalized.

Foreign currency exchange rates used are: the bid price for monetary assets, the offer price for monetary liabilities, the average exchange rate at the end of the year for balances with related parties and the specific exchange rate for foreign currency denominated transactions.

(c) The group’s companies

None of the companies comprising the group has a functional currency different from the Argentine peso. Accordingly, no foreign currency translation effects exist.

3.6	Property, plant and equipment

The total value of property, plant and equipment transferred by SEGBA on September 1, 1992 was allocated to individual assets accounts on the basis of engineering studies conducted by the Company.

The total value of property, plant and equipment has been determined based on the USD 427 million price effectively paid by EASA for the acquisition of 51% of the Company’s capital stock at acquisition date. Such price was used to value the entire capital stock of EDENOR at 832 million pesos, which, when added to the fair value of the debts assumed by the Company under the SEGBA Privatization Bid Package for 139.2 million pesos less the fair value of certain assets received from SEGBA for 103.2 million, valued property plant and equipment at 868 million pesos.

SEGBA neither prepared separate financial statements nor maintained financial information or records with respect to its distribution operations or the operations in which the assets transferred to EDENOR were used. Accordingly, it was not possible to determine the historical cost of transferred assets.

Additions subsequent to such date have been valued at acquisition cost, net of the related accumulated depreciation. Depreciation has been calculated by applying the straight-line method over the remaining useful life of the assets which was determined on the basis of the above-mentioned engineering studies. Furthermore, in order to improve the disclosure of the account, the Company has made certain changes in the classification of property, plant and equipment based on each technical process.

In accordance with the provisions of IAS 23, borrowing costs in relation to any given asset are to be capitalized when such asset is in the process of production, construction, assembly or completion, and such processes, due to their nature, take long periods of time; those processes are not interrupted; the period of production, construction, assembly or completion does not exceed the technically required period; the necessary activities to put the asset in condition to be used or sold are not substantially complete; and the asset is not in condition so as to be used in the production or start up of other assets, depending on the purpose pursued with its production, construction, assembly or completion. The Company capitalized borrowing costs on property, plant and equipment from 1997 to 2001, from 2006 through 2010 and during the year ended December 31, 2011. Borrowing costs capitalized for the years ended December 31, 2011 and January 1, 2011 amounted to 16,133 and 19,522, respectively.

During the years ended December 31, 2011 and January 1, 2011, direct costs capitalized amounted to 79,894 and 57,443, respectively.

Subsequent costs (major maintenance and reconstruction costs) are either included in the value of the assets or recognized as a separate asset, only if it is probable that the future benefits associated with the assets will flow to the Company, being it possible as well that the costs of the assets may be measured reliably and the investment will improve the condition of the asset beyond its original state. The other maintenance and repair expenses are recognized in profit or loss in the year in which they are incurred.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The Company analyzes the recoverability of its non-current assets on a periodical basis or when events or changes in circumstances indicate that the recoverable value of assets, which is measured as the economic use value at the end of the year, may be impaired.

The economic use value is determined based on projected and discounted cash flows, using discount rates that reflect the time value of money and the specific risks of the assets considered.

Cash flows are prepared on the basis of estimates concerning the future performance of certain variables that are sensitive to the determination of the recoverable value, among which the following can be noted: (i) nature, opportunity and modality of electricity rate increases and cost adjustment recognition; (ii) demand for electricity projections; (iii) evolution of the costs to be incurred, and; (iv) macroeconomic variables, such as growth rates, inflation rates and foreign currency exchange rates.

In spite of the current economic and financial situation, which is described in Note 1, the Company has made its projections under the assumption that the electricity rates will be improved according to the circumstances. However, the Company may not ensure that the future performance of the variables used to make its projections will be in line with what it has estimated. Therefore, significant differences may arise in relation to the estimates used and assessments made at the date of these consolidated financial statements.

In the case of EDEN, In order to contemplate the estimation risk contained in the projection of the aforementioned variables, the Company has considered different probability-weighted scenarios.

When the carrying amount of an asset is higher than its estimated recoverable value, the carrying amount is immediately reduced up to its recoverable amount.

Based on the previously mentioned conclusions, the valuation of property, plant and equipment, taken as a whole, does not exceed their recoverable value, which is measured as the economic use value as at December 31, 2011.

Finally, and in accordance with the concession agreement, the Company may not pledge the assets used in the provision of the public service nor grant any other security interest thereon in favor of third parties, without prejudice to the Company’s right to freely dispose of those assets which in the future may become inadequate or unnecessary for such purpose. This prohibition does not apply in the case of security interests granted over an asset at the time of its acquisition and/or construction as collateral for payment of the purchase and/or installation price.

The residual value and the remaining useful lives of the assets are reviewed and adjusted, if appropriate, at the end of each fiscal year (reporting period).

Land is not depreciated.

These depreciation methods are used to allocate the difference between cost and residual value during the estimated useful life of the assets.

Buildings: 50 years
Substations: 35 years
High-voltage networks: between 40 and 45 years
Medium-voltage networks: between 35 and 45 years
Low-voltage networks: between 30 and 40 years
Transformer centers: 35 years
Meters: 30 years
Vehicles: 5 years
Furniture and fixtures and communications equipment: between 10 and 20 years
Computer equipment and software: 3 years
Tools: 10 years

Construction in process is valued based on the degree of completion. Construction in process is recorded at cost less any impairment loss, if applicable. Cost includes expenses attributable to the construction, including capitalized borrowing costs in accordance with IFRS and the Company’s accounting policies, when they are part of the cost incurred for the purposes of acquisition, construction or production of property, plant and equipment which require considerable time until they are in condition to be used. Borrowing costs are no longer capitalized when the asset has been substantially finished or its development has been suspended. These assets begin to be depreciated when they are in economic condition to be used.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

Gains and losses from the sale of property, plant and equipment are calculated by comparing the price collected with the carrying amount of the asset, and are recognized within Other expense/income, net in the consolidated statement of comprehensive income.

3.7	Intangible assets

EDEN’s concession agreement

IFRIC 12 “Service Concession Arrangements” provides guidelines to account for public service concession arrangements to a private operator. This interpretation applies if:

• the grantor controls or regulates what services the operator must provide with the infrastructure, to whom it must provide them and at what price; and

• the grantor controls through the ownership, beneficial entitlement or otherwise, any significant residual interest in the infrastructure at the end of the term of the arrangement.

If the above-mentioned conditions are simultaneously met, an intangible asset is recognized to the extent that the operator receives a right to charge users of the public service, provided, however, that these rights are contingent on the degree of use of the service.

These intangible assets are initially recognized at cost, which is regarded as the fair value of the consideration delivered, plus other direct costs directly attributable to the operation. Concessions have a finite useful life and are subsequently measured at cost less accumulated amortization, which is determined by applying the straight-line method over the period of the concession.

The Company has applied the intangible asset method established in IFRIC 12 for EDEN’s concession agreement. No financial asset has been recognized in relation to the concession agreements due to the fact that the agreements signed do not stipulate minimum guaranteed payments.

Impairment of non-financial asset

Assets that have an indefinite useful life, such as goodwill, are not subject to amortization and are tested annually for impairment.

Assets subject to depreciation are reviewed for impairment losses whenever an event or change in circumstances indicates that the carrying amount may not be recovered. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For purposes of assessing impairment losses, assets are grouped at the lowest level at which independent cash flows can be identified (cash generating units).

Non-financial assets, other than goodwill, that suffer an impairment loss are reviewed for possible reversal of the impairment at each reporting date.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

3.8	Financial assets

The Company has early adopted IFRS 9 as from January 1, 2012 and has applied it retroactively to all the reporting periods.

3.8.1 Classification

The Company classifies financial assets into the following categories: those subsequently measured at fair value and those measured at amortized cost. This classification depends on whether the financial asset is an investment in a debt or an equity instrument. In order for a financial asset to be measured at amortized cost, the conditions described below must be met. All other financial assets are measured at fair value. IFRS 9 requires that all investments in equity instruments be measured at fair value.

(a)       Financial assets at amortized cost

Financial assets are measured at amortized cost if the following conditions are met:
i) the objective of the Company’s business model is to hold the assets to collect the contractual cash flows; and
ii) the contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on principal.

(b)       Financial assets at fair value

If any of the above-detailed conditions is not met, financial assets are measured at fair value through profit or loss.

All investments in equity instruments are measured at fair value. For those equity investments that are not held for trading, the Company may irrevocably elect at the time of their initial recognition to present the changes in the fair value in other comprehensive income. The Company’s decision was to recognize the changes in the fair value in profit or loss.

3.8.2 Recognition and measurement

The conventional purchase or sale of financial assets is recognized on the date of the negotiation, i.e. the date on which the Company agrees to acquire or sell the asset. Financial assets are derecognized when the rights to receive the cash flows from the investments have expired or been transferred and the Company has transferred substantially all the risks and rewards of the ownership of the assets.

Financial assets are initially recognized at their fair value plus, in the case of financial assets not measured at fair value through profit or loss, transaction costs that are directly attributable to the acquisition thereof.

The gains or losses generated by investments in debt instruments that are subsequently measured at fair value and are not part of a hedging transaction are recognized in profit or loss. Those generated by investments in debt instruments that are subsequently measured at amortized cost and are not part of a hedging transaction are recognized in profit or loss when the financial asset is derecognized or impaired and by means of the amortization process using the effective interest method.

The Company subsequently measures all the investments in equity instruments at fair value. When it elects to present the changes in the fair value in other comprehensive income, such changes cannot be reclassified to profit or loss. Dividends arising from these investments are recognized in profit or loss to the extent that they represent a return on the investment.

The Company reclassifies financial assets if and only if its business model to manage financial assets is changed.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

3.9	Investments in other companies

50% interest held in the related company SACME S.A. (a company organized by means of equal contributions by EDENOR and EDESUR S.A. in accordance with the Bid Package). SACME S.A. is in charge of monitoring the electric power supplied to the aforementioned distributors. At December 31, 2011 and January 1, 2011, the investment in SACME has been recorded at its equity value in accordance with the provisions of IAS 31.

In order to determine the equity value, the audited financial statements of SACME S.A. as at December 31, 2011 and January 1, 2011 have been used. The accounting principles used by SACME S.A. are similar to those applied by EDENOR for the preparation of its financial statements.

3.10	Derivative financial instruments

Derivatives are initially recognized at fair value on the date on which the derivative contract is signed. Subsequently to the initial recognition, they are remeasured at their fair value. The method for recognizing the resulting loss or gain depends on whether the derivative has been designated as a hedging instrument and, if that is the case, on the nature of the item being hedged. The Company has not designated any derivative as a hedging instrument, therefore, at December 31, 2011 the economic impact of these transactions resulted in a loss of 759, which has been recorded in the Financial expenses account of the consolidated statement of comprehensive income, with a contra-account in Current liabilities under Borrowings (Note 20).

“Derivative financial instruments” have been valued in accordance with the provisions of IFRS 9.

Furthermore, the changes in the accounting basis of financial instruments -Corporate Notes- have been recognized by the Company in the Financial income (expense) and holding gains (losses) generated by liabilities account of the Statement of Income for the years ended December 31, 2011 and January 1, 2011 under Exchange difference, with a contra-account in Current Assets; Other receivables, under Derivative financial instruments and in Current Liabilities; Borrowings, under Derivative financial instruments.

The changes in the accounting basis of financial instruments -Forward and futures contracts- have been recognized by the Company in the Financial income (expense) and holding gains (losses) generated by assets account of the Statement of Income for the years ended December 31, 2011 and January 1, 2011 under Holding result. As at December 31, 2011 and January 1, 2011, the aforementioned transactions have been fully settled.

3.11	Assets and liabilities classified as held for sale

Assets and liabilities are classified as assets held for sale when their carrying amount will be recovered mainly through a sale transaction, and this sale is regarded as highly probable.

The assets and liabilities of EMDERSA and EMDERSA HOLDING have been classified as other assets and other liabilities available for sale within current assets and liabilities, respectively in the Statement of Financial Position, and have been valued at their estimated realizable value, which is lower than their equity value.

In order to determine the estimated realizable value, the Company used the values of the offers received in the cases of EDESA and EGSSA, and the acquisition values for the other companies.

3.12	Inventories

Inventories are valued at the lower of acquisition cost and net realizable value.

Given the fact that the Company’s inventories are not assets intended for sale, they are valued based on the purchase price, import duties (if applicable), and other taxes (that are not subsequently recovered by tax authorities), transport, warehouse and other costs directly attributable to the acquisition of those assets.

Cost is determined by applying the FIFO valuation method.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The Company has classified supplies into current and non-current depending on whether they will be used for maintenance or capital expenditures and on the period in which they are expected to be used. The non-current portion of supplies and spare-parts has been disclosed in the “Property, plant and equipment” account.

The carrying value of supplies, taken as a whole, does not exceed their recoverable value at the end of each year.

3.13	Trade and other receivables

Trade receivables

The receivables arising from services billed to customers but not collected as well as those arising from services rendered but unbilled at the end of each year are recognized at fair value. Services rendered but unbilled at January 1, 2011, arising from the retroactive increase deriving from the application of the electricity rate schedule resulting from the Temporary Tariff Regime (RTT) (Note 6 (c) b.), have been valued on the basis of the best estimate of the amount to be collected, discounted at a 10.5% annual nominal rate, which reasonably reflected market assessments of the time value of money and risks specific to the receivables at the time of their initial measurement.

The amounts thus determined:

1. are net of an allowance for doubtful accounts, as described in more detail in Note 3.22.

2. consider the effects of that which is stated in Note 6.d (Framework Agreement).

MMC receivables are recognized, like revenue, to the extent that they have been approved by the ENRE; receivables from electricity provided to low-income areas and shantytowns are recognized, also in line with revenue, when the Framework Agreement has been renewed for the period accrued (Note 6).

Other receivables

In local currency: at nominal value
In foreign currency: at the exchange rates in effect at the end of each year.

Other receivables are initially recognized at fair value (generally the original billing / settlement amount) and subsequently measured at amortized cost, using the effective interest method, and when significant, discounted at a rate that reflects the time value of money. The Company records an allowance for doubtful accounts when there is objective evidence that the Company will not be able to collect all the amounts owed to it in accordance with the original terms of the receivables.

3.14	Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents include cash on hand, demand deposits in banks and other short-term highly liquid investments with original maturities of three months or less from their acquisition date.

–     Cash and banks in local currency: at nominal value.
–     Cash and banks in foreign currency: at the exchange rates in effect at the end of each year.
–     Time deposits, which include the portion of interest income accrued through the end of each year.
–     Money market funds, which have been valued at the prevailing market price at the end of each year,
–     Government bonds, corporate notes and shares, which have been valued at the prevailing market price at the end of each year.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

3.15	Trade payables and other liabilities

Trade payables

Trade payables are payment obligations with suppliers in the ordinary course of business. Trade payables are classified as current liabilities if payments fall due within one year or in a shorter period of time. Otherwise, they are classified as non-current liabilities.

Trade payables are initially recognized at fair value and subsequently measured at amortized cost by applying the effective interest method.

Customer deposits

In accordance with the Concession Agreement, the Company is allowed to receive customer deposits in the following cases:

1)	When the power supply is requested and the user is unable to provide evidence of his legal ownership of the premises;

2)	When service has been suspended more than once in one-year period;

3)	When the power supply is reconnected and the Company is able to verify the illegal use of the service (fraud).

4)	When the customer is undergoing liquidated bankruptcy or reorganization proceedings.

The Company has decided not to request customer deposits from residential tariff customers.

Customer deposits may be either paid in cash or through the customer’s bill and accrue monthly interest at a specific rate of Banco de la Nación Argentina called “reference” rate.

When a customer requests that the supply service be disconnected, the customer’s deposit is credited (principal amount plus any interest accrued up to the date of reimbursement). Any balance outstanding at the time of requesting the disconnection of the supply service is deducted from the amount so credited. Similar procedures are followed when the supply service is disconnected due to a lack of customer payment. Consequently, the Company recovers, either fully or partially, any amount owed for electric power consumption.

When the conditions for which the Company is allowed to receive customer deposits no longer exist, the principal amount plus any interest accrued thereon are credited to the customer’s account.

Customer contributions

The Company receives advances from certain customers for services to be provided based on individual agreements. These advances are recorded at fair value plus interest accrued at the end of each year.

The amounts received from certain customers of EDEN S.A. for services agreed-upon in individual agreements, are regarded as net sales.

Other liabilities

Other liabilities, including ENRE penalties and discounts, have been valued at fair value and subsequently measured at amortized cost by applying the effective interest method.

ENRE Penalties and Discounts included in the Adjustment Agreement are adjusted as stipulated in such agreement (Note 6 (e) ).

The balances corresponding to the Program for the Rational Use of Electric Power (PUREE) have been valued at nominal value, as the best estimate of their fair value in accordance with the conditions described in Note 6 (b).

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

3.16	Borrowings

Borrowings have been valued in accordance with the amount of money delivered and received, respectively, net of transaction costs, plus interest income and expense accrued on the basis of the internal rate of return estimated at the time of their initial recognition (effective interest method).

At the end of each year, the Corporate Notes issued in United States dollars (Note 20) have been valued on the basis of the best estimate of the amount to be paid, discounted at a rate that reasonably reflects market assessments of the time value of money and specific risks, net of issuance expenses.

3.17	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are those assets that take a substantial period of time to get ready for their intended use or sale, are capitalized as part of the cost of such assets until such time as they are in condition to be used or sold.

All other borrowing costs are recognized as an expense in the period in which they are incurred.

3.18	Income tax and tax on minimum presumed income

a) Current and deferred income tax

The income tax charge for the year is comprised of the current tax and the deferred tax. Income tax is recognized in profit or loss, except to the extent that the tax relates to items that are recognized in other comprehensive income or directly in equity, in which case, the income tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws passed at the date of these financial statements. Management periodically evaluates the positions taken in tax returns in respect of situations in which the applicable tax regulation is subject to interpretation and, if necessary, records provisions based on the amount expected to be paid to the tax authorities.

The deferred tax is recognized, in accordance with the liability method, on the temporary differences that arise between the tax base of assets and liabilities and their carrying amounts in the consolidated statement of financial position. However, no deferred tax liability is recognized if such difference arises from the initial recognition of goodwill, or from the initial recognition of an asset or liability other than in a business combination, which at the time of the transaction affected neither the accounting nor the taxable profit.

The deferred tax is determined by applying the tax rate applicable at the date of the financial statements and which is expected to apply in the period in which deferred tax assets are realized or deferred tax liabilities are settled.

A deferred tax is recognized on the temporary differences that arise from investments in subsidiaries and associates, except for deferred tax liabilities where the Company is able to control the timing of the reversal of the temporary difference and it is probable that the reversal will not occur in the foreseeable future.

Deferred tax assets and liabilities are offset if the Company has the legal right to offset recognized amounts and if deferred tax assets and liabilities derive from income tax levied by the same tax authority on the same tax entity or on different entities that intend to settle tax assets and liabilities on a net basis. Deferred tax assets and liabilities have been valued at their nominal value.

Deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized.

It is important to mention that at December 31, 2011, due to the situation described in Note 1, the Company has recorded an allowance for the amount of the deferred tax asset resulting from the estimated tax loss carryforward at year-end, due to the fact that the generation of future taxable profit for offsetting purposes within the period contemplated by the tax legislation in effect is uncertain. Moreover, the value of the deferred tax asset not included in the allowance is considered recoverable as there exist taxable temporary differences (deferred tax liability) whose reversal is estimated to occur in the same periods in which the deductible temporary differences comprising it are expected to reverse (Note 23).

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

b) Tax on minimum presumed income

The Company determines the tax on minimum presumed income by applying the current rate of 1% on the Company’s taxable assets at year-end. The tax on minimum presumed income and the income tax complement each other. The Company’s tax obligation for each year will be equal to the higher of these taxes. However, should the tax on minimum presumed income exceed income tax in any given fiscal year, such excess may be computed as a payment on account of any excess of income tax over the tax on minimum presumed income that may arise in any of the ten subsequent fiscal years.

Minimum presumed income tax assets and liabilities have not been discounted, thus being stated at their nominal value.

The Company has recognized the minimum presumed income tax accrued in the period and paid in the previous year as a receivable, as it estimates that in future fiscal years it may be computed as a payment on account of the Income tax (Note 23).

3.19	Employee benefits

Defined benefit plans

The Company operates various defined benefit plans. Usually, the defined benefit plans establish the amount of the benefit the employee will receive at the time of retirement, generally based on one or more factors such as age, years of service and salary.

Edenor

They include the following charges:

–	supplementary benefits of leaves of absence derived from accumulated vacation,
–
personnel benefits (pension plan), as stipulated in collective bargaining agreements in effect, to be granted to employees who retire under the differential retirement system of Decree No. 937/74, upon reaching 55 years of age and 30 years of service, which consist of 10 salaries. At December 31, 2011 and January 1, 2011, the related accrued liability for these benefits amounted to 38,283 and 31,356, respectively (Note 21), and

–
seniority-based bonus, as stipulated in collective bargaining agreements in effect, which consists of the payment of one salary to male/female employees upon reaching 20, 30, 35 and 40, and 17, 27, 32 and 37 years of employment, respectively. At December 31, 2011 and January 1, 2011, the related accrued liability for such bonuses amounted to 18,065 and 12,432, respectively (Note 21).

Liabilities related to the above-mentioned seniority-based bonus and personnel benefits (pension plan) to be granted to employees, have been determined taking into account all rights accrued by the beneficiaries of the plans through the closing dates of the years ended December 31, 2011 and January 1, 2011, respectively, on the basis of actuarial studies conducted by an independent actuary at December 31, 2011 and January 1, 2011. The actuarial method used by the Company is the Projected Unit Credit Method. Such liabilities have been disclosed in the current and non-current Salaries and social security taxes account, respectively (Note 21).

Early retirements payable corresponds to individual optional agreements. After employees reach a specific age, the Company may offer them this option. The related accrued liability represents future payment obligations which at December 31, 2011 and January 1, 2011 amount to 5,246 and 6,165 (current) and 5,526 and 6,845 (non-current), respectively (Note 21).

At December 31, 2011 and January 1, 2011, the Company does not have any assets related to the personnel benefits plan (pension plan).

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

Subsidiaries

EDEN S.A.

Bonuses: to be granted to employees with certain number of years of employment, as stipulated in collective bargaining agreements in effect. In accordance with the terms of Section 24 of Collective Bargaining Agreements Nos. 1041 and 1042/1994 entered into with Luz y Fuerza, any male/female employee reaching 20, 25, 30, 35 and 40 or 17, 22, 27, 32 and 37 years of employment, respectively, will be granted a salary and seniority-based bonus.

Benefits: to be granted to employees upon retirement, as stipulated in collective bargaining agreements in effect.

Liabilities related to the above-mentioned seniority-based bonuses and personnel benefit plans have been determined contemplating all the rights accrued by the beneficiaries of the plans through the end of the year ended December 31, 2011.

The main actuarial assumptions used contemplate an annual discount rate of 30%, an interest rate of 10%, an annual inflation rate of 22%, and an annual salary increase rate per seniority of 23%.

At December 31, 2011, the accrued liability for personnel benefits has been recorded at the present value of future cash flows and charged throughout the remaining number of years of service of the beneficiaries involved, until all the terms and conditions of each benefit plan are complied with (Note 21).

3.20	Allowances and provisions

Provisions have been recognized in those cases in which the Company is faced with a present obligation, whether legal or constructive, that has arisen as a result of a past event, whose settlement is expected to result in an outflow of resources, and the amount thereof can be estimated reliably.

The amount recognized as provisions was the best estimate of the expenditure required to settle the present obligation, at the end of the reporting period, taking into account the corresponding risks and uncertainties. When a provision is measured using the estimated cash flow to settle the present obligation, the carrying amount represents the present value of such cash flow. This present value is obtained by applying a pre-tax discount rate that reflects market conditions, the time value of money and the specific risks of the obligation.

The types of allowances and provisions recorded are as follow:

1. for doubtful accounts: it has been recorded to adjust the valuation of trade and other receivables up to their estimated recoverable value. The amount of the allowance has been determined based on the historical series of collections for services billed through the end of each year and collections subsequent thereto.

Furthermore, and considering that the Framework Agreement expired on December 31, 2010 (Note 14), the Company recorded an allowance for the total amount of the receivables billed for this concept as from January 1, 2011.

Additionally, for purposes of calculating the amount of the allowance, the Company has considered a detailed analysis of accounts receivable in litigation.

2. for doubtful recoverability of tax loss carryforward: it has been recorded to adjust the valuation of the deferred tax asset resulting from the tax loss carryforward estimated at the closing date, up to its estimated recoverable value, in accordance with that mentioned in Notes 1 and 23.

The evolution and balances of allowances have been disclosed in Note 24.

Provisions for lawsuits:

Amounts have been accrued for certain disputes and administrative proceedings, labor and civil lawsuits arising from the ordinary course of business in which the Company is a party involved.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

At the end of each year, Management, with in-house and external legal counsel, evaluates these contingencies and records a provision for related potential losses when: (i) payment thereof is probable, and (ii) the amount can be reasonably estimated. The Company estimates that any loss in excess of amounts accrued will not have a material adverse effect on the Company’s result of operations or its financial position.

The evolution and balances of the provisions for lawsuits have been disclosed in Note 24.

3.21	Operating leases

As lessee

The Company has lease contracts (buildings) which are classified as operating leases.

The features that these lease contracts have in common are that lease payments (installments) are established as fixed amounts; there are neither purchase option clauses nor renewal term clauses (except for the lease contract of the Energy Handling and Transformation Center that has an automatic renewal clause for the term thereof); and there are prohibitions such as: transferring or sub-leasing the building, changing its use and/or making any kind of modifications thereto. All operating lease contracts have cancelable terms and lease periods of two to thirteen years.

Buildings are for commercial offices, two warehouses, the headquarters building (comprised of administration, commercial and technical offices), the Energy Handling and Transformation Center (two buildings and a plot of land located within the perimeter of Central Nuevo Puerto and Puerto Nuevo) and Las Heras substation.

At December 31, 2011 and January 1, 2011, future minimum lease payments with respect to operating leases are as follow:

	12.31.2011	01.01.2011
2012	12,101	8,659
2013	9,483	8,470
2014	9,087	8,406
2015	3,127	2,900
2016	147	147
2017	147	-
Total future minimum lease payments	34,092	28,582

Total rental expenses for all operating leases for the years ended December 31, 2011 and January 1, 2011 are as follow:

	12.31.2011	01.01.2011
Total lease expenses	11,751	13,130

As lessor

The Company has entered into operating lease contracts with certain cable television companies granting them the right to use the poles of the Company’s network. Most of these lease contracts include automatic renewal clauses.

At December 31, 2011 and January 1, 2011, future minimum lease collections with respect to operating leases are as follow:

	12.31.2011	01.01.2011
2012	26,836	1,924
2013	24,383	89
2014	22	20
2015	-	-
2016	-	-
2017	-	-
Total future minimum lease collections	51,241	2,033

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

Total rental income for all operating leases for the years ended December 31, 2011 and January 1, 2011, is as follows:

	12.31.2011	01.01.2011
Total lease income	22,511	18,114

The information contained in this note relates exclusively to Edenor as the effect of the Subsidiaries is not significant.

3.22	Balances with related parties

Receivables and liabilities with related parties have been valued in accordance with the terms agreed upon by the parties involved, which do not differ from the conditions usually set in the market.

3.23	Equity

Changes in this account have been accounted for in accordance with the corresponding legal or statutory regulations and the decisions adopted by the shareholders’ meetings.

(a)	Share capital

Share capital represents issued capital, which is comprised of the contributions committed and/or made by the shareholders, represented by shares, including outstanding shares at nominal value. These common shares are classified within equity.

(b)	Legal reserve

In accordance with the provisions of the Argentine Business Organizations Law No. 19,550, 5% of the net profits arising from the statement of income for the year, prior year adjustments, transfers of other comprehensive income to retained earnings and prior year accumulated losses, must be allocated to the legal reserve, until it equals 20% of share capital.

(c)	Retained earnings

Retained earnings are comprised of profits or accumulated losses with no specific appropriation. When positive, they may be distributed, if so decided by the Shareholders’ Meeting, to the extent that they are not subject to legal restrictions. Retained earnings are comprised of previous year results that have not been distributed, amounts transferred from other comprehensive income and prior year adjustments due to the application of accounting standards.

In the case of negative retained earnings to be absorbed at the end of the year, the following appropriation order must be followed by the Shareholders’ Meeting when considering such absorption:

1.	Reserved earnings
	a.	Voluntary reserves
	b.	Statutory reserves
	c.	Legal reserve
2.	Capital contributions
3.	Additional paid-in capital, merger premiums and treasury stock negotiation premiums
4.	Other equity instruments (when legally acceptable and feasible for the company)
5.	Adjustment to capital
6.	Share capital

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

(d)	Distribution of dividends

The distribution of dividends to the Company’s shareholders is recognized as a liability in the consolidated financial statements for the year in which dividend distribution is approved by the Shareholders’ Meeting.

(e)	Interim dividends

In order to preserve the Company’s equity, and, mainly, to ensure an equitable treatment among the Company’s shareholders, the Company has decided to implement a mechanism that it considers effective and efficient, and which consists of declaring an interim dividend to be offset by the amount of the tax on personal assets it is required to pay to the Federal Public Revenue Administration in its capacity as surrogate taxpayer of the referred to tax.

The Treasury stock account represents the nominal value of the Company’s own shares acquired by the Company (Note 17).

4.	Financial risk management

4.1 Financial risk factors

The Company’s activities and the market in which it operates expose it to a series of financial risks: market risk (including currency risk, cash flows interest rate risk, fair value interest rate risk and price risk) credit risk and liquidity risk.

The management of the financial risk is part of the Company’s overall policies, which focus on the unpredictability of the financial markets and seek to minimize potential adverse effects on its financial performance. Financial risks are the risks derived from the financial instruments to which the Company is exposed during or at the end of each year. The Company uses derivative instruments to hedge exposure to certain risks whenever it deems appropriate in accordance with its internal risk management policy.

Risk management is controlled by the Finance and Control Department, which identifies, evaluates and hedges financial risks. Risk management policies and systems are periodically reviewed so that they reflect the changes in the market’s conditions and the Company’s activities.

The majority of the Company’s assets are either non-monetary or denominated in Argentine pesos, whereas a significant portion of its liabilities is denominated in U.S. dollars. At December 31, 2011 and January 1, 2011, a minimum portion of the Company’s debts accrued interest at floating rates; consequently the Company’s exposure to interest rate risk is limited (Notes 20 and 4.3).

At December 31, 2011 and January 1, 2011, the Company had entered into forward and futures contracts with the aim of mitigating the risk generated by the fluctuations in the US dollar rate of exchange (Notes 20 and 4.3).

Additionally, at December 31, 2011 and January 1, 2011, the Company has carried out transactions with derivative financial instruments with the aim of hedging the exchange rate of the cash flows it will have to pay in the next interest payment dates of its financial debt, Class 9 Fixed Rate Par Notes.

This section includes a description of the main risks and uncertainties that could have a material adverse effect on the Company’s strategy, performance, results of operations and financial position.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

(a)	Market risks

Currency risk

The Company collects its revenue in pesos in conformity with regulated electricity rates that are not indexed in relation to the US dollar, whereas a significant portion of its existing financial liabilities is denominated in US dollars. Therefore, the Company is exposed to the risk of a loss resulting from a devaluation of the peso. At present, the Company tries to partially hedge this risk by entering into currency forwards. Nevertheless, it continues to experience a considerable exposure to the US dollar. The Company has carried out transactions with derivative financial instruments with the aim of hedging the exchange rate of the cash flows it will have to pay in the next interest payment dates of its corporate notes (Note 4.3). Although it may also enter into other hedging contracts to hedge all or part of its remaining exposure, the Company, as a matter of fact, has not been able to hedge all its exposure to the US dollar under such terms as it may consider viable. If the Company continues to be unable to effectively hedge all or a significant part of its currency exposure, any devaluation of the peso could significantly increase its debt service burden, which, in turn, could have a substantial adverse effect on its financial and cash position (including its ability to repay its Corporate Notes) and the results of its operations.

The table below shows the Company’s exposure to currency risk resulting from the financial assets and liabilities denominated in a currency other than the Company’s functional currency.

	Argentine peso
Net position Assets / (Liabilities)	12.31.11	01.01.11
US dollar	(1,094,559)	(504,161)
Total	(1,094,559)	(504,161)

On the basis that all the other variables remain constant, the Company estimates that a 10% devaluation of each foreign currency with respect to the Argentine peso would cause the following decrease in the results of operations for the year:

	Argentine peso
Net position	12.31.11	01.01.11
US dollar	(118,640)	(50,416)
Decrease in the result of operations for the year	(118,640)	(50,416)

Price risk

Due to the low significance of the investments in equity instruments in relation to the net Asset/Liability position, the Company is not exposed to the referred to instruments price risk.

Furthermore, the Company is not exposed to the commodities price risk.

Fair value and cash flows interest rate risk

The Company’s exposure to interest rate risk results from its long-term indebtedness. Indebtedness at floating rates exposes the Company to interest rate risk on its cash flows. Indebtedness at fixed rates exposes the Company to interest rate risk on the fair value of its liabilities. At December 31, 2011 and January 1, 2011 approximately 97.13% and 89.93% of the loans, respectively, were obtained at fixed interest rates. The remaining loans were agreed at floating interest rates, and were denominated in pesos. The Company’s policy is to keep the higher percentage of its indebtedness in instruments that accrue interest at fixed rates.

The Company analyzes its exposure to interest rate risk in a dynamic manner. Several scenarios are simulated taking into account the positions with respect to refinancing, renewal of current positions, alternative financing and hedging. Based on these scenarios, the Company calculates the impact on profit or loss of a specific change in interest rates. In each simulation, the same interest rate fluctuation is used for all currencies. Scenarios are only simulated for liabilities that represent the most relevant interest-bearing positions.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The table below shows the breakdown of the Company’s loans according to interest rate and the currency in which they are denominated:

	12.31.11	01.01.11
Fixed rate:
Argentine peso	13,652	-
US dollar	1,198,934	989,613
Subtotal loans at fixed rates	1,212,586	989,613
Floating rate:
Argentine peso	36,321	49,290
US dollar	-	50,318
Subtotal loans at floating rates	36,321	99,608
Total loans	1,248,907	1,089,221

On the basis of the simulations performed, with all the other variables remaining constant, a 10% increase in floating interest rates would give rise to the following decrease in the results of operations for the year:

	12.31.11	01.01.11
Floating rate:
Argentine peso	896	1,156
US dollar	-	108
Decrease in the results of operations for the year	896	1,264

(b)	Credit risk

Credit risk results from cash and cash equivalents, deposits in bank and financial entities and derivative financial instruments, as well as from the exposure to customer credit, which includes the outstanding balances of receivable accounts and agreed-upon transactions. With regard to Bank and Financial Entities, the Finance Department evaluates the customers’ credit quality, their financial and cash position and independent credit risk ratings. Individual credit limits are then established in accordance with the limits set by the Company CEO on the basis of the internal or external ratings approved by the Finance and Control Department.

Although in the past the amount of delinquent accounts receivable was, in general, successfully limited and collection was possible, there were occasions in which efforts did not bear fruit and, consequently, such revenue was negatively affected. Additionally, the ability to collect other net revenue depends mainly on the debtors’ financial position, and whether the debtors will continue to have the necessary solvency to comply with their obligations to the Company may not be ensured. At December 31, 2011 and January 1, 2011, delinquent accounts receivable totaled approximately 136,170 and 62,735, respectively. At December 31, 2011 and January 1, 2011, the financial statements included an allowance for 86,228 and 29,259, respectively. The inability to collect the other revenue and the non-regulated revenue in the future could have an adverse effect on the Company’s results of operations and its financial position, which, in turn, could have an adverse effect on Company’s ability to repay loans, including payment of the Corporate Notes.

The Company’s maximum exposure to credit risk is based on the book value of each financial asset in the consolidated financial statements, after deducting the corresponding allowances.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

(c)	Liquidity risk

Cash flows projections are made by the Finance Department.

The Finance Department supervises the updated projections of the Company’s liquidity requirements in order to ensure that there is enough cash to meet its operational needs, permanently maintaining sufficient margin for undrawn credit lines so that the Company does not fail to comply with the indebtedness limits or covenants, if applicable, of any line of credit. Such projections give consideration to the Company’s debt financing plans, compliance with covenants, with internal balance sheet financial ratios objectives and, if applicable, with external regulations and legal requirements, such as, restrictions on the use of foreign currency.

Cash surpluses held by the operating entities and the balances in excess of the amounts required to manage working capital are invested in Money Market Funds and/or time deposits that accrue interest, currency deposits and securities, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient margin as determined in the aforementioned projections. At December 31, 2011 and January 1, 2011, the Company’s current investments amount to 111,678 and 430,836, respectively, which are expected to generate immediate cash inflows to manage the liquidity risk.

The table below includes an analysis of the Company’s non-derivative financial liabilities and the derivative financial liabilities that are settled by a net amount. These liabilities have been grouped according to maturity considering the remaining period at the consolidated statement of financial position date to their contractual maturity dates. Derivative financial liabilities are included in the analysis if their contractual maturities are essential to understanding the cash flows schedule. The amounts disclosed in the table are the contractual undiscounted cash flows.

	Less than 3 months	From 3 months to 1 year	From 1 to 2 years	From 2 to 5 years	More than 5 years	Total
At December 31, 2011
Trade payables and other liabilities	1,021,540	170,541	61,950	295,800	1,535,386	3,085,217
Loans	42,415	16,609	23,331	-	1,166,552	1,248,907
Total	1,063,955	187,150	85,281	295,800	2,701,938	4,334,124

	Less than 3 months	From 3 months to 1 year	From 1 to 2 years	From 2 to 5 years	More than 5 years	Total
At January 1, 2011
Trade payables and other liabilities	631,101	43,458	50,867	59,739	984,518	1,769,683
Loans	9,753	44,355	14,159	51,032	969,922	1,089,221
Derivative financial instruments	-	8,622	(1,369)	-	-	7,253
Total	640,854	96,435	63,657	110,771	1,954,440	2,866,157

As described in Note 1, The Company’s economic and financial situation, should the conditions existing as at the date of these financial statements continue, the Board of Directors believes that the Company’s situation will continue to deteriorate. The cash flows and operating results for the next year, and financial ratios, will be negatively impacted.
In that note it is also stated that, given the fact that the realization of the projected measures to revert the negative trend manifested in the current fiscal year depends, among other factors, on the occurrence of certain events that are not under the Company’s control, such as the requested electricity rate increases, the Board of Directors believes that there exists a significant degree of uncertainty concerning the Company’s financial ability to comply with obligations in the ordinary course of business.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

4.2 Concentration risk factors

Related to customers

The Company’s receivables derive primarily from the sale of electric power.

No single customer accounted for more than 10% of sales for the years ended December 31, 2011 and January 1, 2011. The collectibility of trade receivables balances related to the Framework Agreement, which amount to 54,272 and 33,047 at December 31, 2011 and January 1, 2011, respectively, as disclosed in Note 6 (d) – Framework Agreement -, is subject to compliance with the terms of such agreement.

Related to employees who are union member

The Bid Package sets forth the responsibilities of both SEGBA and the Company in relation to the personnel transferred by SEGBA through Resolution No. 26/92 of the Energy Secretariat. According to the Bid Package, SEGBA will be fully liable for any labor and social security obligations accrued or originated in events occurred before the take-over date, as well as for any other obligations deriving from lawsuits in process at such date.

During 2005, two new collective bargaining agreements were signed with the Sindicato de Luz y Fuerza de la Capital Federal (Electric Light and Power Labor Union of the City of Buenos Aires) and the Asociación de Personal Superior de Empresas de Energía (Association of Supervision Personnel of Energy Companies), which expired on December 31, 2007 and October 31, 2007, respectively. These agreements were approved by the Ministry of Labor and Social Security on November 17, 2006 and October 5, 2006, respectively.

At December 31, 2011 and January 1, 2011, approximately 80% of the Company’s employees were union members. Although the relationship with unions is currently stable, the Company may not ensure that there will be no work disruptions or strikes in the future, which could have a material adverse effect on the Company’s business and revenue. Furthermore, collective bargaining agreements signed with unions expired at the end of the 2007 fiscal year. There is no guarantee that the Company will be able to negotiate new collective bargaining agreements under the same terms as those currently in place or that there will be no strikes before or during the negotiation process.

At the date of issuance of these consolidated financial statements, meetings aimed at negotiating the renewal terms of both collective bargaining agreements are being held with the above-mentioned unions.

4.3   Management of derivative financial instruments

The Company has carried out transactions with derivative financial instruments with the aim of using them as economic instruments in order to mitigate the risk generated by the fluctuations in the US dollar rate of exchange.

(a)	Corporate Notes – Cash flows SWAP

In November 2010, the Company carried out a transaction with a derivative financial instrument with JP Morgan Chase Bank NA with the aim of hedging the foreign currency exchange rate of the cash flows and derivatives of interest payment transactions.

This instrument provides an economic and financial hedge of the amounts in foreign currency that the Company must pay on the interest payment dates of its financial debt –Class 9 Fixed Rate Corporate Notes (Note 20)-, falling due on April 25, 2011, October 25, 2011, April 25, 2012 and October 25, 2012, in the event of fluctuations in foreign currency exchange rates.

Additionally, in April 2011, the Company carried out a transaction with a derivative financial instrument with Deutsche Bank S.A. with the aim of hedging the foreign currency exchange rate of the cash flows and derivatives of interest payment transactions arising from the new issue of Class 9 fixed rate corporate notes for up to USD 69,699,000 (Note 20), payable on October 25, 2011, April 25, 2012 and October 25, 2012.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

At December 31, 2011, the economic impact of these transactions resulted in a loss of 2,399, which has been recorded in the Financial expenses account of the Consolidated Statement of Comprehensive Income.

(b)	Forward and Futures Contracts

During the years ended December 31, 2011 and January 1, 2011, the Company entered into forward and futures contracts with the aim of using them as economic instruments in order to mitigate the risk generated by the fluctuations in the US dollar rate of exchange.

At December 31, 2011, the economic impact of these transactions resulted in a gain of 179, which has been recorded in the Financial income account of the Consolidated Statement of Comprehensive Income.

At December 31, 2011 and January 1, 2011, the aforementioned transactions were fully settled.

4.4   Capital risk management

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern and to maintain an optimal capital structure to reduce the cost of capital.

Consistent with others in the industry, the Company monitors its capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including current and non-current borrowings) less cash and cash equivalents. Total capital is calculated as equity as shown in the consolidated statement of financial position plus net debt.

At December 31, 2011 and January 1, 2011, gearing ratios were as follow:

	12.31.11	01.01.11
Total borrowings	1,248,907	1,089,221

Less: cash and cash equivalents	(130,859)	(246,007)
Net debt	1,118,048	843,214
Total capital	7,240,699	5,114,455
Gearing ratio	77.73%	61.10%

4.5   Fair value estimate

The Company classifies the measurements of financial instruments at fair value using a fair value hierarchy that reflects the relevance of the variables used to carry out such measurements. The fair value hierarchy has the following levels:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from the prices).

Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The table below shows the Company’s financial assets and liabilities measured at fair value at December 31, 2011 and January 1, 2011:

	Level 1	Level 2	Level 3	Total

At December 31, 2011
Assets
Derivative financial instruments	1,316	-	-	1,316
Financial assets at fair value through profit or loss:
Time deposits	-	-	-	-
Money market funds	-	-	-	-
Shares and Government bonds	2,132	-	-	2,132
Total assets	3,448	-	-	3,448

At January 1, 2011
Assets
Financial assets at fair value through profit or loss:
Time deposits	-	-	-	-
Money market funds	-	-	-	-
Corporate notes	-	-	-	-
Shares and Government bonds	430,836	-	-	430,836
Total assets	430,836	-	-	430,836
Liabilities
Derivative financial instruments	7,253	-	-	7,253
Total liabilities	7,253	-	-	7,253

The value of financial instruments traded in active markets is based on the quoted market prices at the date of the consolidated statement of financial position. A market is regarded as active if quoted prices are regularly available from a stock exchange, dealer/broker, industry group, or regulatory agency, and those prices represent current and regularly occurring market transactions between parties on an arm’s length transaction. The quoted market price used for the financial assets held by the Company is the current offer price. These instruments are included in level 1. The instruments included in level 1 comprise mainly time deposits, money market funds, corporate notes and shares, at December 31, 2011 and January 1, 2011.

The fair value of financial instruments not traded in active markets is determined by using valuation techniques. These valuation techniques make maximum use of observable market inputs if available and rely as little as possible on the Company’s specific estimates. If all the significant variables to determine the fair value of a financial instrument are observable, the instrument is included in level 2.

If one or more variables used to determine the fair value are not observable in the market, the financial instrument is included in level 3.

The specific valuation techniques used by the Company to determine the fair value of financial instruments are as follow:

●	The fair value of financial assets is calculated based on quoted market prices or prices established by dealers/brokers for similar instruments.

●	The fair value of derivative financial instruments is calculated at their fair value, regardless of whether they are designated as hedging instruments or not.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The specific valuation techniques used by the Company to determine the fair value of financial instruments are as follow:

●	The fair value is calculated based on quoted market prices or prices established by dealers/brokers for similar instruments.

●	The fair value of interest rate swaps is calculated as the present value of future estimated cash flows based on estimated interest rate curves.

●	The present value of foreign currency futures is determined by using future exchange rates at the balance sheet date, discounting from its present value the resulting amount.

●	Other techniques, such as the analysis of discounted cash flows, are used to analyze the fair value of financial assets and liabilities.

5.	Critical accounting estimates and judgments

Estimates and judgments are permanently evaluated and are based upon past experience and other factors, including expectations of future events, which the Company Management deems to be reasonable under the particular circumstances.

The preparation of the financial statements requires the Company to make estimates and assessments concerning the future. Future actual results may differ from the estimates used and assessments made at the date of the consolidated financial statements. The estimates that have a significant risk of causing adjustments to the amount of assets and liabilities during the next fiscal year are detailed below:

(a) Allowances for doubtful accounts

The Company is exposed to losses for accounts receivable that may prove to be uncollectible. Management estimates the final collectibility of accounts receivable.

The allowance for doubtful accounts relating to accounts receivable is evaluated based on the historical level of collections for services billed through the end of each year and collections subsequent thereto.

(b) Revenue Recognition

Revenue is recognized on an accrual basis upon delivery to customers, which includes estimated amounts of electricity delivered but not billed at the end of each year. We consider our accounting policy for the recognition of estimated revenues critical because the amount effectively delivered is determined based on the electricity effectively delivered to customers and is valued on the basis of applicable tariffs. Unbilled revenue is classified as current trade receivables.

Unbilled revenue as at December 31, 2011 amounted to 196,600.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

(c) Impairment of long-lived assets

Long-term assets, including identifiable intangible assets, are tested for impairment at the lowest level at which independent cash flows can be identified (cash generating units, or CGU).

The Company’s subsidiaries constitute a cash generating unit as they have a concession area for the distribution of electricity. Consequently, each subsidiary represents the lowest asset dessagregation level that generates independent cash flows.

The Company analyzes the recoverability of its non-current assets on a periodical basis or when events or changes in circumstances indicate that the recoverable value of assets, which is measured as the economic use value at the end of the year, may be impaired.

The economic use value is determined based on projected and discounted cash flows, using discount rates that reflect the time value of money and the specific risks of the assets considered.

Cash flows are prepared on the basis of estimates concerning the future performance of certain variables that are sensitive to the determination of the recoverable value, among which the following can be noted: (i) nature, opportunity and modality of electricity rate increases and cost adjustment recognition in accordance with the agreements described in Note 6; (ii) demand for electricity projections; (iii) evolution of the costs to be incurred, and; (iv) macroeconomic variables, such as growth rates, inflation rates and foreign currency exchange rates.

In spite of the current economic and financial situation, which is described in Note 1, the Company has made its projections under the assumption that the electricity rates will be improved according to the circumstances. However, the Company may not ensure that the future performance of the variables used to make its projections will be in line with what it has estimated. Therefore, significant differences may arise in relation to the estimates used and assessments made as at the date of this consolidated financial statements.

In the case of Edenor, in order to contemplate the estimation risk contained in the projection of the aforementioned variables, the Company has considered four different probability-weighted scenarios. Although in all of them an acceptable agreement with the Argentine National Government resulting in gradual rate increases is assumed, the Company has considered different timing and magnitude of expected VAD increases. Indeed, the optimistic scenario considers VAD increases as from 2012 as a result of the RTI process. This scenario has been assigned a 5% probability. In contrast, the other three scenarios consider VAD increases as a result of the RTI process as from 2013. These last three cash flows scenarios can be classified into base, intermediate and pessimistic depending on the opportunity of the application and magnitude of the expected MMC. The Company has assigned for these scenarios the following percentages of probability of occurrence based primarily on the experience with past delays in the tariff renegotiation process: base scenario: 50%, intermediate scenario: 10%, and pessimistic scenario: 35%.

Based on the probability-weighted discounted cash flows method, the Company determined that the valuation of property, plant and equipment, taken as a whole, does not exceed their recoverable value as at December 31, 2011.

(d) Current and deferred income tax/ Tax on minimum presumed income

In order to determine the income tax provision, it is necessary to make estimates inasmuch as the Company will have to evaluate, on an ongoing basis, the positions taken in tax returns in respect of those situations in which the applicable tax legislation is subject to interpretation. Whenever necessary, the Company is required to make provisions based on the amount expected to be paid to the tax authorities.

When the final taxable result differs from the amounts initially recognized in the provision as a consequence of estimates, such differences will affect both income tax and the determination of deferred tax assets and liabilities.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

If the final taxable result (in the areas that are the object of estimates) differed from the estimates made by the Company by 10%, it would be necessary to:

●	Increase the deferred tax liability by 26,930, if the difference were unfavorable; or

●	Decrease the deferred tax liability by 26,930, if the difference were favorable.

Accordingly, we evaluate a valuation allowance due to uncertainties related to our ability to utilize certain deferred tax assets, primarily consisting of tax losses carryforwards, before they expire. We have considered the reversal of the deferred income tax liabilities, tax planning and taxable income projections based on our best estimates in assessing the need for the valuation allowance. However, in the event we determine that we would be able to realize our deferred tax assets in the future in excess of the net recorded amount, we would be required to adjust the deferred tax asset at the time and for the period such determination was made.

We believe that the accounting estimate relating to the deferred income tax is a “critical accounting estimate” because: it is highly susceptible to change from one period to another as it requires company management to make assumptions, such as future revenues and expenses, exchange rates and inflation among others; and the impact that calculating income tax using this method may have on the assets or liabilities reported in our consolidated statement of financial position as well as on the income tax result reported in our consolidated statement of income could be material.

(e) Going concern

These consolidated financial statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the effects of any adjustments or reclassifications, if there were any, that might be necessary to make if the situation described in Note 1 is not resolved.

(f) Allocation of the purchase price in business combinations

The Company accounts for business combinations by applying the acquisition method, which requires that identifiable assets acquired and liabilities assumed be recorded at their respective fair value at acquisition date. The determination of the fair values of identifiable assets acquired and liabilities assumed requires Management to make estimates and use valuation techniques, including the use of independent appraisers, when the market value is not easily available. The excess of the acquisition cost over the fair value of the net identifiable assets acquired is allocated to goodwill.

The valuation assumptions underlying each of these valuation methods are based on the current available information, including discount rates, estimated cash flows, market risk rates and other.

The purchase price allocation is subject to change during the twelve-month period subsequent to the acquisition date, with the adjustments reflected prospectively. At present, there are no balances related to purchase accounting subject to change. We consider our accounting policy for the valuation of acquisitions critical because the judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired may impact the value of the asset or liability, including the impact on deferred taxes, the respective amortization periods and ultimately net income (loss). Therefore, the use of other valuation methods, as well as other assumptions underlying these valuation methods, could impact the determination of our financial position and results of operations.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

If the fair value of the net identifiable assets acquired is higher than their acquisition cost, Management must reassessed whether all acquired assets and all liabilities assumed have been properly identified before recognizing a bargain purchase in order to ensure that the measurements properly reflect the consideration of all the available information as from acquisition date. Once the Company is certain that measurements are appropriate, the resulting gain must be recognized in the acquisition date. The gain is attributed to the acquiring entity.

The purchase price allocation is subject to change during the twelve-month period subsequent to the acquisition date, with the adjustments reflected prospectively.

(g) Assets held for sale

When the Company is committed to a plan to sale that involves the loss of control of a subsidiary, it will classified all the assets and liabilities of that subsidiary as held for sale if the following criteria are met (even if the entity retains a non-controlling interest in its former subsidiary after the sale):

-	Its carrying amount will be recovered mainly through a sale transaction, rather than by its continued use.
-	It must be available, in its current conditions, for immediate sale, subject exclusively to the usual terms for the sale of this subsidiary.
-
Its sale must be highly probable, for which purpose Management must be committed to a plan to sale, and an active programme to locate a buyer and complete such plan must have been initiated. Moreover, the sale of the subsidiary must be actively negotiated at a sales price reasonable in relation to its present fair value. Furthermore, it must be expected that the sale will comply with the conditions to be recognized as a completed sale within a year of classification as held for sale (unless the delay is caused by events or circumstances that are not under the entity’s control, and sufficient evidence exists that the entity is still committed to its plan to sale the subsidiary), and the actions required to complete the plan indicate that it is unlikely that the plan will be significantly changed or withdrawn.

The assets and liabilities associated to those subsidiaries that the Company intends to sell, which comply with the aforementioned conditions, were reclassified in a single line item within current assets and current liabilities. In addition, these assets and liabilities have been valued at the lower of their carrying amount o fair value less costs to sell, recognizing a loss when the first value is higher than the second.

Measurement on fair value less costs to sell implies assumptions that are determined based on current available information (such as certain offers received and market conditions).

(h) Provisions for lawsuits

The Company is a party to several complaints, lawsuits and other legal proceedings, including customer claims, in which a third party is seeking payment for alleged damages, reimbursement for losses or compensation. The Company’s potential liability with respect to such claims, lawsuits and legal proceedings may not be accurately estimated. Management, with the assistance of its legal advisors (attorneys), periodically analyzes the status of each significant lawsuit and evaluates the Company’s potential financial exposure. If the loss deriving from a complaint or legal proceeding is considered probable and the amount can be reasonably estimated, a provision is recorded.

Provisions for contingent losses represent a reasonable estimate of the losses that will be incurred, based on the information available to Management at the date of the financial statements, taking into account the Company’s litigation and settlement strategies. These estimates are mainly made with the help of a legal advisor. However, if the Management’s estimates proved wrong, the current provisions could be inadequate and result in a charge to profits that could have a material adverse effect on the statements of financial position, comprehensive income, changes in equity and cash flows.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

(i) Allowances for doubtful accounts

The Company is exposed to losses for accounts receivable that may prove to be uncollectible. Management estimates the final collectibility of accounts receivable.

The allowance for doubtful accounts relating to accounts receivable is evaluated based on the historical level of collections for services billed through the end of each year and collections subsequent thereto.

6.	Regulatory framework

Edenor

(a)	General

The Company is subject to the regulatory framework provided under Law No. 24,065 and the regulations issued by the National Regulatory Authority for the Distribution of Electricity (Ente Nacional Regulador de la Electricity - ENRE).

The ENRE is empowered to approve and control tariffs, and control the quality levels of the technical product and service, the commercial service and the compliance with public safety regulations, as established in the Concession Agreement. Failure to comply with the provisions of such Agreement and the rules and regulations governing the Company’s business will make the Company liable to penalties that may include the forfeiture of the concession.

The Distribution Company’s obligations are, among others, to make the necessary investments and carry out the necessary maintenance works in order to ensure that the quality levels established for the provision of the service in the concession area will be complied with and that electricity supply and availability will be sufficient to meet the demand in due time, securing the sources of supply.

If the Company repeatedly fails to comply with the obligations assumed in the Concession Agreement, the grantor of the concession will be entitled to foreclose on the pledged Class A shares and sell them in a Public Bid. This, however, will not affect the continuity of the Holder of the concession. At the date of issuance of these financial statements, there have been no events of non-compliance by the Company that could be regarded as included within the scope of this situation.

Furthermore, the Concession Agreement may be rescinded in the event of the Distribution Company undergoing bankruptcy proceedings. Additionally, if the Grantor of the Concession fails to discharge his obligations in such a manner that the Distribution Company is prevented from providing the Service or the Service is severely affected on a permanent basis, the Distribution Company may request, after demanding the regularization of such situation in a term of 90 days, that the agreement be rescinded.

At December 31, 2011 and January 1, 2011, the Company has accrued the penalties for resolutions not yet issued by the ENRE corresponding to the control years elapsed as at those dates. Additionally, the Company has applied the adjustment contemplated in the temporary tariff structure (caption b paragraph vii) as well as the adjustments established by the electricity rate schedules applied during fiscal year 2008, Resolutions Nos. 324/2008 and 628/2008.

At December 31, 2011 and January 1, 2011, non-current liabilities for ENRE Penalties and Discounts amount to 506,598 and 455,421, respectively, and have been included in the Other non-current liabilities account.

ENRE Penalties and Discounts included in the Adjustment Agreement are adjusted as stipulated in that agreement, caption c item a–Adjustment Agreement entered into between Edenor and the Federal Government–paragraph vii of this note, whereas penalties imposed after the signing of the Adjustment Agreement are adjusted in accordance with the provisions of the resolutions pursuant to which such penalties were determined.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

In addition, at December 31, 2011, the Company’s Management has considered that the ENRE has mostly complied with the obligation to suspend lawsuits aimed at collecting penalties, without prejudice to maintaining an open discussion with the entity concerning the effective date of the Adjustment Agreement and, consequently, concerning the penalties included in the renegotiation and those subject to the criteria of the Transition Period.

(b)	Concession

The term of the concession is 95 years and may be extended for an additional maximum period of 10 years. The term of the concession is divided into management periods: a first period of 15 years and subsequent periods of 10 years each. At the end of each management period, the Class “A” shares representing 51% of the capital stock of EDENOR S.A., currently held by EASA, must be offered for sale through a public bidding. If EASA makes the highest bid, it will continue to hold the Class “A” shares, and no further disbursements will be necessary. On the contrary, if EASA is not the highest bidder, then the bidder who makes the highest bid shall pay EASA the amount of the bid in accordance with the conditions of the public bidding. The proceeds from the sale of the Class “A” shares will be delivered to EASA after deducting any amounts receivable to which the Grantor of the concession may be entitled.

On July 7, 2007 the Official Gazette published Resolution No. 467/07 of the ENRE pursuant to which the first management period is extended for 5 years to commence as from the date on which the Review of the Company Tariff Structure (RTI) goes into effect. Its original maturity would have taken place on August 31, 2007.

In accordance with the provisions of Resolution No. 467/2007 of the ENRE, the commencement of the process for the sale of the shares shall take place when the five-year tariff period beginning after the ending of the RTI comes to an end. Additionally, the controlling shareholder -Electricidad Argentina S.A. - is authorized to present as bidder in the referred to process and if its offer is selected as the winning bid, the controlling company will not have to make any disbursement whatsoever to keep the control of Edenor.

The Company has the exclusive right to render electric power distribution and sales services within the concession area to all users who are not authorized to obtain their power supply from the Wholesale Electricity Market (MEM), thus being obliged to supply all the electric power that may be required in due time and in accordance with the established quality levels. In addition, the Company shall allow free access to its facilities to any MEM agents whenever required, under the terms of the Concession. No specific fee must be paid by the Company under the Concession Agreement during the term of the concession.

On January 6, 2002, the Federal Executive Power passed Law No. 25,561 whereby adjustment clauses in US dollars, as well as any other indexation mechanisms stipulated in the contracts entered into by the Federal Government, including those related to public utilities, were declared null and void as from such date. The resulting prices and rates were converted into Argentine pesos at a rate of 1 peso per US dollar. Furthermore, Law No. 25,561 authorized the Federal Executive Power to renegotiate public utility contracts taking certain requirements into account.

It is worth mentioning that both the declaration of economic emergency and the period to renegotiate public utility contracts were extended through December 31, 2013 by Law No. 26,729.

(c) Edenor’s electricity rate situation

a. Adjustment Agreement entered into between Edenor and the Federal Government

On September 21, 2005, Edenor signed an Adjustment Agreement within the framework of the process of renegotiation of the Concession Agreement set forth in Law No. 25,561 and supplementary regulations, which was ratified on February 13, 2006.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The Adjustment Agreement established the following:

i)
the implementation of a Temporary Tariff Structure (RTT) effective as from November 1, 2005, including a 23% average increase in the distribution margin, which may not result in an increase in the average rate of more than 15%, and an additional 5% average increase in the distribution added value, allocated to certain specified capital expenditures;

ii)	the requirement that during the term of said temporary tariff structure, dividend payment be subject to the approval of the regulatory authority;

iii)	the establishment of a “social tariff” for the needy and the levels of quality of the service to be rendered;

iv)	the suspension of the claims and legal actions filed Edenor and its shareholders in national or foreign courts due to the effects caused by the Economic Emergency Law;

v)
the carrying out of an Tariff Structure Review (RTI) which will result in a new tariff structure that will go into effect on a gradual basis and remain in effect for the following 5 years. In accordance with the provisions of Law No. 24,065, the ENRE will be in charge of such review;

vi)
the implementation of a minimum investment plan in the electric network for an amount of 178.8 million to be fulfilled by EDENOR during 2006, plus an additional investment of 25.5 million should it be required;

vii)
the adjustment of the penalties imposed by the ENRE that are payable to customers as discounts, which were notified by such regulatory agency prior to January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect through the date on which they are effectively paid, using, for such purpose, the average increase recorded in the Company’s distribution costs as a result of the increases and adjustments granted at each date;

viii)
the waiver of the penalties imposed by the ENRE that are payable to the National State, which have been notified, or their cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect;

ix)
the payment term of the penalties imposed by the ENRE, which are described in paragraph vii above, is 180 days after the approval of the Tariff Structure Review (RTI) in fourteen semiannual installments, which represent approximately two-thirds of the penalties imposed by the ENRE before January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect, subject to compliance with certain requirements.

Said agreement was ratified by the Federal Executive Power through Decree No. 1957/06, signed by the President of Argentina on December 28, 2006 and published in the Official Gazette on January 8, 2007. This agreement stipulates the terms and conditions that, upon compliance with the other procedures required by the regulations, will be the fundamental basis of the Comprehensive Renegotiation of the Concession Agreement of the public service of electric power distribution and sale within the federal jurisdiction, between the Federal Executive Power and the Company.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

Additionally, on February 5, 2007 the Official Gazette published Resolution No. 51/2007 of the ENRE which approves the electricity rate schedule resulting from the RTT applicable to consumption recorded as from February 1, 2007. This document provides for the following:

i)	A 23% average increase in distribution costs, service connection costs and service reconnection costs in effect, except for the residential tariffs;

ii)	An additional 5% average increase in distribution costs, to be applied to the execution of the works and infrastructure plan detailed in the Adjustment Agreement;

iii)
Implementation of the Cost Monitoring Mechanism (“MMC”) contemplated in the Adjustment Agreement, which for the six-month period commenced November 1, 2005 and ended April 30, 2006, shows a percentage of 8.032%. This percentage will be applied to non-residential consumption recorded from May 1, 2006 through January 31, 2007;

iv)
Invoicing in 55 equal and consecutive monthly installments of the differences arising from the application of the new electricity rate schedule for non-residential consumption recorded from November 1, 2005 through January 31, 2007 (paragraphs i) and ii) above) and from May 1, 2006 through January 31, 2007 (paragraph iii) above);

v)
Invoicing of the differences corresponding to deviations between foreseen physical transactions and those effectively carried out and of other concepts related to the MEM, such as the Specific fee payable for the Expansion of the Network, Transportation and Others;

vi)
Presentation, within a period of 45 calendar days from the issuance of this resolution, of an adjusted annual investment plan, in physical and monetary values, in compliance with the requirements of the Adjustment Agreement.

Resolution No. 434/2007 established, among other things, that the obligations and commitments set forth in section 22 of the Adjustment Agreement be extended until the date on which the electricity rate schedule resulting from the RTI goes into effect, allowing Edenor and its shareholders to resume the legal actions suspended as a consequence of the Adjustment Agreement if the new electricity rate schedule does not go into effect.

b. Tariff Structure Review (RTI)

On July 30, 2008, the National Energy Secretariat (SE) issued Resolution No. 865/2008 which modifies Resolution No. 434/2007 and establishes that the electricity rate schedule resulting from the RTI will go into effect in February 2009. At the date of issuance of these financial statements, no resolution has been issued concerning the application of the electricity rate schedule resulting from such process.

With regard to the commencement of the RTI process, the ENRE has begun this process, and Edenor, on November 12, 2009, submitted its revenue requirements proposal for the new period, which included the grounds and criteria based on which the request is made.

PUREE-MMC

Resolution No. 1037/2007 of the SE established that the amounts paid by Edenor as Quarterly Adjustment Coefficient (“CAT”) implemented by section 1 of Law No. 25,957, as well as the amounts corresponding to the Cost Monitoring Mechanism (MMC) for the period May 2006 through April 2007 (Item a) captions b and c of this note) be deducted from the funds resulting from the difference between surcharges billed and discounts made to customers, resulting from the implementation of the PUREE, until their transfer to the tariff is granted by the regulatory authority. Furthermore, it establishes that the MMC adjustment for the period May 2006 through April 2007, applicable as from May 1, 2007, is 9.63%.

On October 25, 2007 the ENRE issued Resolution No. 710/2007 which approved the aforementioned MMC compensation mechanism.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

As at December 31, 2011, Edenor has submitted to the ENRE the MMC adjustment requests, in accordance with the following detail:

Period	Application Date	MMC Adjustment
November 2007 - April 2008	May 2008	5.791%
May 2008 – October 2008	November 2008	5.684%
November 2008 - April 2009	May 2009	5.068%
May 2009 – October 2009	November 2009	5.041%
November 2009 – April 2010	May 2010	7.103%
May 2010 – October 2010	November 2010	7.240%
November 2010 – April 2011	May 2011	6.104%
May 2011 – October 2011	November 2011	7.721%
November 2011 – April 2012	May 2012	8.529%

At the date of issuance of these consolidated financial statements, the aforementioned adjustments as well as the basis for their application are pending approval by the ENRE, for which reason the Company is unable to reasonably estimate the amount of the submitted requests. Therefore, no amount receivable for this concept has been recognized in these consolidated financial statements until approval is granted by the control authorities.

Furthermore, the necessary steps to regularize the situation are being taken in order to restore the economic and financial equation of the business, in view of the increase recorded in operating costs.

At December 31, 2011 and January 1, 2011 liabilities generated by the excess funds deriving from the application of the PUREE, amount to 867,089 and 529,097 respectively, and have been disclosed in the Other non-current liabilities account (Note 19). This increase in liabilities is due to the fact that the Company was allowed to keep such funds (SE Resolution No. 1037/07) in order to cover the MMC increases not transferred to the tariff.

Electricity rate schedules

The SE issued Resolution No. 1,169/08 which approved the new seasonal reference prices of power and energy in the Wholesale Electricity Market (“MEM”). Consequently, the ENRE issued Resolution No. 628/08 which approved the values of the electricity rate schedule to be applied as from October 1, 2008. The aforementioned electricity rate schedule included the transfer of the increase in the seasonal energy price to tariffs, with the aim of reducing Federal Government grants to the electricity sector, without increasing Edenor’s distribution added value.

Additionally, by Resolution No. 202/2011, the SE approved the winter scheduling for the MEM for the period May 1 – October 31, 2011. Therefore, considering the level of electricity consumption during winter and with the aim of not negatively affecting user payment capacity, the SE resolved to suspend the application of sections 6, 7, and 8 of its Resolution No. 1169/08 from June 1, 2011 through September 30, 2011.

Additionally, the Energy Secretariat issued Resolution No. 1301/11, which established the summer scheduling, eliminating government grants to certain economic activities, which, in accordance with the provisions of the Resolution, are in condition to pay the actual cost that needs to be incurred for being supplied with their demand for electricity. The removal of government grants has been extended to residential customers, who were classified by geographical areas and type of residence. The modification related only to electricity purchase prices in the Wholesale Market, for which reason the Company’s VAD (Distribution Added Value) remained practically unchanged.

As in previous years, Resolution No. 1037/07 of the Energy Secretariat, ratified by Note No. 1383/08 of that Secretariat, continued to produce effects. The aforementioned resolution modified the earmarking of the funds resulting from the application of the Program for the Rational Use of Electric Power (“PUREE”), being it possible to deduct therefrom a) the amounts paid by the Company as Quarterly Adjustment Coefficient (“CAT”) implemented by Section 1 of Law No. 25,957, to calculate the total value of the National Fund of Electricity (FNEE); and b) the amounts corresponding to the electricity rates adjustments due to the application of the Cost Monitoring Mechanism (“MMC”) established in the Adjustment Agreement, until the transfer to the tariff of either of the aforementioned concepts, as applicable, is recognized.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

(d) Framework agreement

The Addendum to the New Framework Agreement entered into by the Federal Government, the Government of the Province of Buenos Aires and the Company on June 18, 2009, which contemplates its renewal for periods of four years with the consent of the parties involved, expired on December 31, 2010. The purpose of the Framework Agreement is to establish the guidelines under which the Company is to supply electricity to low-income areas and shantytowns.

On July 22, 2011, the Company, together with EDESUR S.A. and EDELAP S.A., entered into an Addendum with the Federal Government and the Government of the Province of Buenos Aires, for the renewal for a term of four years of the New Framework Agreement that had been signed on October 6, 2003.

The renewal is yet to be approved by the Ministry of Federal Planning, Public Investment and Services. Nevertheless, the Company has continued supplying electricity to low-income areas and shantytowns and has submitted the information related to this consumption to control authorities, under the assumption that the Agreement will continue in full force and effect in the successive periods.

At December 31, 2011 and January 1, 2011, receivable balances with the Federal Government and the Government of the Province of Buenos Aires amount to 54,272 and 33,047, respectively (Note 13).

With regard to the amount receivable that the Company had with the Province of Buenos Aires, in March 2010, the Company entered into a Payment Plan Agreement with the Government of that Province pursuant to which the Government of the Province of Buenos Aires verified and paid with Bonds for the Cancellation of Debts of the Province of Buenos Aires, the debt at October 31, 2009 stated therein in the amount of 32,797. At December 31, 2011, there is no outstanding balance for this concept.

At the date of issuance of these consolidated financial statements, the Company has made the corresponding presentations and is awaiting the extension of this Agreement. Furthermore, and following a criterion of prudence, the Company has decided to record an allowance in the amount of 28,600 for the electricity receivables accrued during fiscal year 2011 until the administrative proceedings necessary for the aforementioned extension to come into effect are carried out by the different application authorities.

(e) Penalties

Due to the events occurred between December 20 and December 31, 2010 in Edenor’s concession area, on February 9, 2011, the ENRE issued Resolution No. 32/11 pursuant to which a penalty procedure was initiated due to the Company’s failure to comply with the provisions of Section 25 sub-sections a), f) and g) of the Concession Agreement, Section 27 of Law No. 24,065, and ENRE Resolution No. 905/99.

On February 9, 2011, Edenor was notified of the issuance of Resolution No. 32/2011 of the ENRE, whereby the Company was fined in the amount of $ 1.1 million and ordered to compensate those customers who had been affected by the power cuts for approximately $ 25.3 million. These amounts have been recorded in the Other current liabilities accounts.

Edenor filed a Direct Appeal with the Appellate Court in Contentious and Administrative Federal Matters No. I, requesting that the Resolution be declared null and void. Additionally, it filed –with the same Court No. I – a petition for the granting of a precautionary measure, aimed at suspending the application of the fine until a decision on the direct appeal is issued. On March 23, 2011, the court ordered the suspension of the penalty (filing of documentation showing compliance with payment of the amounts imposed), until a decision on the precautionary measure petition filed by Edenor is rendered. Against this decision, the ENRE filed a post-judgment motion for reversal (“recurso de reposición”) which was rejected in all its terms. On April 28, 2011, the Court rejected the precautionary measure petition filed. Therefore, Edenor filed an extraordinary federal appeal (“Recurso Extraordinario Federal”), which –after having been made available to the ENRE- was dismissed. On July 8, 2011, Edenor requested that the substance of the case be served on the ENRE, which is taking place at the date of issuance of these financial statements. On October 28, 2011, Edenor filed an appeal (“Queja por Recurso Denegado”) to the Federal Supreme Court requesting that the rejected extraordinary federal appeal be sustained.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

(f) Restriction on the transfer of the Company’s common shares

The Company’s by-laws provide that Class “A” shareholders may transfer their shares only with the prior approval of the ENRE. The ENRE must communicate its decision within 90 days upon submission of the request for such approval, otherwise the transfer will be deemed approved.

Furthermore, Caja de Valores S.A. (the Public Register Office), which keeps the Share Register of the shares, is entitled (as stated in the by-laws) to reject such entries which, at its criterion, do not comply with the rules for the transfer of common shares included in (i) the Argentine Business Organizations Law, (ii) the Concession Agreement and (iii) the Company’s by-laws.

In addition, the Class “A” shares will be pledged during the entire term of the concession as security for the performance of the obligations assumed under the Concession Agreement.

Additionally, in connection with the issuance of Corporate Notes (caption 20 of this note), EASA is required to be the beneficial owner and owner of record of not less than 51% of EDENOR’s issued, voting and outstanding shares.

Section ten of the Adjustment Agreement signed with the Grantor of the Concession and ratified by Decree No. 1957/06 stipulates that from the signing of the agreement through the end of the Contractual Transition Period, the majority shareholders may not modify their ownership interest nor sell their shares.

Furthermore, in accordance with the restructuring of the totality of EASA’s financial debt that ended on July 19, 2006, if EASA did not comply with its payment obligations under the new debt, its creditors could obtain an attachment order against the Company’s Class A shares held by EASA, and, consequently, the Argentine Government would be entitled, as stipulated in the concession agreement, to foreclose on the pledged shares, with an adverse effect on the results of its operations.

(g) Concession of the use of real property

Pursuant to the Bid Package, SEGBA granted the Company the free use of real property for periods of 3, 5 and 95 years, with or without a purchase option, based on the characteristics of each asset, and the Company would be responsible for the payment of any taxes, charges and contributions levied on such properties and for the taking out of insurance against fire, property damage and third-party liability, to SEGBA’s satisfaction.

The Company may make all kind of improvements to the properties, including new constructions, upon SEGBA’s prior authorization, which will become the grantor’s property when the concession period is over, and the Company will not be entitled to any compensation whatsoever. SEGBA may terminate the loan for use contract after demanding the performance by the Company of any pending obligation, in certain specified cases contemplated in the Bid Package. At present, as SEGBA’s residual entity has been liquidated, these presentations and controls are made to the National Agency of Public Properties (ONABE), with which the Company entered into a debt recognition and refinancing agreement for 4,681 on September 25, 2009.

The form of payment stipulated in the aforementioned agreement established an advance payment of 1,170, which the Company made on September 25, 2009, and 48 installments of 104 for the remaining balance of 3,511. The installments include compensatory interest of 18.5% per annum under the French system, and are payable as from October 2009

At December 31, 2011 and January 1, 2011, the outstanding principal for this concept amounts to 1,854 and 2,676 respectively, which has been recorded in Trade payables under Other (Note 19).

At the date of issuance of these financial statements, the Company has acquired for an amount of 12,765, nine of these real properties whose loan for use contracts had expired. The title deeds of eight of these properties have been executed at a price of 12,375. As for the remaining real property, a down payment of 117 has been made while the outstanding amount of 273 will be paid upon the execution of the title deed on a date to be set by the Ministry of Economy.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

Subsidiary - EDEN

With regard to the adjustment for the increases recorded in costs, the Distribution Company continued to submit the information on the updated values of the Operative Costs Sample as well as on the valuation of the assets available for the rendering of service, as stipulated in caption 4.4 of Section 4 of the Protocol of Understanding. The last presentation was made in June 2010, which has been ratified by the Provincial Energy Administration.

In addition, Ministerial Resolution No. 415/11, published on June 8, 2011, established a 9% average increase in rates.

The Electricity Rate Schedules approved by the referred to resolution are applicable as from June 1, 2011 and contemplate for the June-September period, the suspension of the application of the Seasonal Prices set forth by Resolution No. 1169/08 of the Energy Secretariat for residential customers whose consumption exceeds 1,000 kWh bimonthly as defined by Resolution No. 202/11 of that Secretariat.

Furthermore, the Infrastructure Ministry of the Province of Buenos Aires issued Resolution No. 463/11 pursuant to which the System for the Expansion of Networks of the Concession Agreement and the complementary regulations was supplemented and/or modified. With the issuance of such resolution, it is the Government’s intention to implement the Reimbursable Contributions System currently in place at the national level. At present, the necessary activities aimed at regulating such resolution and assessing its impact on the regulatory economy of EDEN S.A. are being carried out.

EDEN’s electricity rate situation

During the year ended December 31, 2010, EDEN continued to submit information on the updated values of the Operative Costs Sample as well as on the valuation of the assets available for the rendering of service, as stipulated in caption 4.4 of Section 4 of the Protocol of Understanding. The last presentation was made in June 2010, which has been ratified by the Provincial Energy Administration.

Fines of the Electric Power Control Authority of the Province of Buenos Aires (OCEBA”)

On November 1, 2007, the Ministry of Infrastructure, Housing and Public Services of the Province of Buenos Aires published Resolution No. 508, whereby electricity distribution companies holding provincial and municipal concessions are authorized to “set aside” from the book account created by section 2 of Decree No. 2088/02, the balances existing therein at January 15, 2007, which is the date on which Decrees Nos. 3192/06 and 3273/06 (the latter of which approves the Addendum duly signed by and between the Ministry of Infrastructure, Housing and Public Services and EDEN S.A.), came into effect. However, certain specific definitions of the Differential Quality System contemplated in the Protocol of Understanding, concerning the way in which such withdrawal will operate, are pending.

On February 5, 2009, the Ministry of Infrastructure, Housing and Public Services of the Province of Buenos Aires published Resolution No. 61, pursuant to which the withdrawal of the balances from the account created by section 2 of Decree No. 2088/02 is extended to any pecuniary penalty imposed by the OCEBA to provincial or municipal electricity distribution companies, whenever the fact or cause that gave rise to the penalty occurred prior to and including March 31, 2007.

Resolution No. 61 also states that the Differential Quality System contemplated in section 5 of the Protocols of Understanding is to be implemented as from March 31, 2007 on a temporary basis, until the overall electricity rate review contemplated in section 6 of Decree No. 1578/08 is approved by the Provincial Government. Additionally, the aforementioned resolution establishes that the Provincial Energy Administration shall inform the OCEBA the technical coefficients necessary for the calculation of net penalty amounts. In this regard, distribution companies shall submit to the OCEBA investment plans aimed at improving the quality of the technical service, for amounts equal to the amounts resulting from the application of such coefficients to the balances accumulated as from March 31, 2007 in the account created by section 2 of Decree No. 2088/02.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

Consequently, EDEN S.A. set aside the fines accumulated in the account created by section 2 of Decree No. 2088/02 until March 31, 2007 and began, as from such date, to record a provision for OCEBA’s penalties, applying the coefficients informed by the Provincial Energy Administration.

The balance of the provision, which amounts to 10,333 at December 31, 2011, has been disclosed in the Other liabilities account (Note 16).

OBLIGATIONS AND RESTRICTIONS ARISING FROM THE PRIVATIZATION

In accordance with the Bidding terms and conditions, EDEN is required to comply, among others, with the following obligations:

a) Not to transfer the class “A” shares without the prior approval of the Control Authority.

b) To make the necessary investments and carry out the necessary maintenance works in order to guarantee service quality levels.

c) To refrain from granting in favor of third parties any security interest on the assets used in the provision of the public service such as mortgages, pledges or any other lien, without prejudice to EDEN’s right to freely dispose of those assets which in the future may become inadequate or unnecessary for such purpose. This prohibition does not apply in the case of security interests granted by the Holder of the concession over an asset at the time of its acquisition as collateral for the payment of the purchase price.

d) To pay the inspection and control tax to be fixed by the Control Authority.

7.	Segment information

The information on each operating segment identified by the Company for the year ended December 31, 2011 is as follow:

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

	Emdersa	Aeseba	Edenor	Eliminations	Consolidated

Revenue from sales	-	503,772	2,302,045	-	2,805,817
Revenue from construction	-	87,374	-	-	87,374
Electric power purchases	-	(194,568)	(1,130,890)	-	(1,325,458)
Cost of construction	-	(87,374)	-	-	(87,374)
Gross profit	-	309,204	1,171,155	-	1,480,359

Transmission and distribution expenses	-	(131,288)	(963,537)	-	(1,094,825)
Selling expenses	-	(49,916)	(260,396)	-	(310,312)
Administrative expenses	-	(29,111)	(195,205)	-	(224,316)
Other income	-	8,680	14,480	(3,905)	19,255
Other expense	-	(5,596)	(44,543)	3,905	(46,234)
Gain from acquisition of assets	-	-	434,959	-	434,959
Gain from investments	-	-	48,935	(48,931)	4
Result of available for sale	-	-	(218,340)	218,340	-
Operating profit	-	101,973	(12,492)	169,409	258,890

Financial income	-	3,919	70,871	(21,304)	53,486
Financial expenses	-	(26,488)	(280,259)	21,300	(285,447)
Financial results, net	-	(22,569)	(209,388)	(4)	(231,961)
Profit before taxes	-	79,404	(221,880)	169,405	26,929

Income tax	(40,407)	(30,387)	(82,177)	-	(152,971)

Loss from continuing operations	(40,407)	49,017	(304,057)	169,405	(126,042)

Loss from discontinued operations	(165,339)	-	-	-	(165,339)

Loss for the year	(205,746)	49,017	(304,057)	169,405	(291,381)
Non-controlling interests	(6,851)	(5,478)	-	(347)	(12,676)
Loss for the year attributable to the owners	(212,597)	43,539	(304,057)	169,058	(304,057)

At December 31, 2011, the Company decided to discontinue EMDERSA operating segment.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

8.	Lawsuits

The most significant legal actions are detailed below:

Legal action brought by the National Ombudsman

The National Ombudsman made a presentation against both the resolutions by which the new electricity rate schedule had gone into effect as from October 1, 2008 and the application of the Program for the Rational Use of Electric Power (PUREE).

Within the framework of the case, on January 27, 2009, the ENRE notified the Company of a prohibitory injunction issued by the Court hearing the case as a consequence of the Ombudsman’s presentation, according to which the Company is prohibited from cutting power due to the nonpayment of bills issued with the rate hike resulting from the application of the resolutions questioned by the Ombudsman, until a final ruling is issued on the case. The precautionary measure has been appealed by the Company and the Argentine Federal Government. On September 1, 2009, National Appellate Court in Contentious and Administrative Federal Matters No. V affirmed the first instance decision, thus maintaining in effect the prohibitory injunction granted by the court of original jurisdiction.

Against this decision, the Company filed an extraordinary federal appeal (“Recurso Extraordinario Federal”), which was also rejected by the appellate court hearing the case.

On July 29, 2009 the Company answered the summons as a third-party defendant.

As a final recourse, on December 7, 2009, the Company filed an appeal (“Queja por Recurso denegado”) to the Federal Supreme Court requesting that the extraordinary appeal rejected by the Appellate Court be sustained. The appeal is currently being analyzed by the Supreme Court.

Therefore, no provision has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Legal action brought by Consumidores Libres Coop. Ltda. de provisión de servicios de acción comunitaria

On October 26, 2009, notice of the complaint “CONSUMIDORES LIBRES COOP. LTADA. DE PROVISIÓN DE SERVICIOS DE ACCIÓN COMUNITARIA VS Federal Government – National Energy Secretariat – ENRE, proceedings for the determination of a claim” was served upon the Company. The complaint was filed by two consumer associations: CONSUMIDORES LIBRES COOP. LTADA. DE PROVISIÓN DE SERVICIOS DE ACCIÓN COMUNITARIA and the UNIÓN DE USUARIOS Y CONSUMIDORES against the Federal Government, the ENRE, EDESUR, EDELAP and EDENOR, and is pending in the National Court of Original Jurisdiction in Contentious and Administrative Federal Matters Number 8. In accordance with the terms of the complaint, the associations for the defense of consumer rights, ADDUC and UNIÓN DE USUARIOS Y CONSUMIDORES EN DEFENSA DE SUS DERECHOS, have joined the complaint.

The remedies sought in the complaint are as follow:

a) That all the last resolutions concerning electricity rates issued by the ENRE and the National Energy Secretariat be declared null and unconstitutional, and, in consequence whereof, that the amounts billed by virtue of these resolutions be refunded.

b) That all the defendants be under the obligation to carry out the Tariff Structure Review (RTI).

c) That the resolutions issued by the Energy Secretariat that extend the transition period of the Adjustment Agreement be declared null and unconstitutional.

d) That the defendants be ordered to carry out the sale process, through an international public bidding, of the class “A” shares, due to the fact that the Management Period of the Concession Agreement is considered over.

e) That the resolutions as well as any act performed by a governmental authority that modify contractual renegotiations be declared null and unconstitutional.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

f) That the resolutions that extend the management periods contemplated in the Concession Agreement be declared null and unconstitutional.

g) Subsidiarily, should the main claim be rejected, that the defendants be ordered to bill all customers on a bimonthly basis.

Additionally, it is requested that a precautionary measure be issued with the aim of suspending the rate hikes established in the resolutions being questioned by the plaintiff. Subsidiarily, it is requested that the application of the referred to resolutions be partially suspended. Finally, it is requested that the application authority be ordered not to issue new increases other than those resulting from the Tariff Structure Review process. The Court has neither granted nor rejected that which has been requested. In addition, and with regard to the main cause, it has been answered by the Company within the term and under the formalities prescribed by law.

With reference to that which has been previously mentioned, the objected to rate increases, with the exception of the one granted by Resolution No. 324/08 of the ENRE, do not have a direct impact on the distribution added value, inasmuch as they are the result of the transfer to the tariff of the higher generation costs ordered by the Grantor of the Concession. These generation increases are effective for the Company within the pass-through mechanism in the tariff.

On February 11, 2010 the Court hearing the case decided to turn into ordinary the proceeding that had been brought as an extraordinary summary proceeding, thus extending the time periods involved in the process. With regard to the provisional relief sought, on that date, the court ordered the carrying out of actions to add and clarify existing evidence, prior to taking any decision thereon.

Within the contemplated legal time period, the Company answered the complaint rejecting all its terms and requesting that a summons be served upon CAMMESA as a third-party defendant. The remaining co-defendants have already answered the complaint made available to them. At the date of these financial statements, no decision has been made by the Court hearing the case concerning the Company’s request that CAMMESA be summoned as a third-party defendant. The Federal Government has answered the complaint filed against it within the term granted for such purpose.

Therefore, no provision has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Legal action brought by Consumidores Financieros Asociación civil para su defensa

On March 31, 2010, notice of the complaint “CONSUMIDORES FINANCIEROS ASOCIACIÓN CIVIL PARA SU DEFENSA vs. EDENOR S.A – EDESUR S.A for BREACH OF AGREEMENT” – National Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 2 – Clerk’s Office No. 15, was served upon the Company.

The remedies sought in the complaint are as follow:

Reimbursement of the VAT percentage paid on the illegally “widened” taxable basis due to the incorporation of a concept (National Fund of Electricity - FNEE) on which no VAT had been paid by the defendants when CAMMESA (the company in charge of the regulation and operation of the wholesale electricity market) invoiced them the electricity purchased for distribution purposes.

Reimbursement of part of the administrative surcharge on “second due date”, in those cases in which payment was made within the time period authorized for such second deadline (14 days) but without distinguishing the effective day of payment.

Application of the “borrowing rate” in case of customer delay in complying with payment obligation, in accordance with the provisions of Law No. 26,361.

On April 22, 2010, the Company answered the complaint and filed a motion to dismiss for lack of standing (“excepción de falta de legitimación”), requesting, at such opportunity, that a summons be served upon the Federal Government, the AFIP and the ENRE as third-party defendants. These pleadings were made available to the plaintiff. Having this procedural step been complied with, as from June 16, 2010 the proceedings are yet to be resolved.

Therefore, no provision has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

Legal action brought by Unión de Usuarios y Consumidores

On December 9, 2009, notice of the complaint “UNION DE USUARIOS Y CONSUMIDORES VS FEDERAL GOVERNMENT DECREE 1957/06 (RESOLUTION 51/07 OF THE ENRE - EDENOR) AND OTHERS, PROCEEDINGS FOR THE DETERMINATION OF A CLAIM” was served upon the Company. The complaint, filed by the association for the defense of consumer rights Unión de Usuarios y Consumidores against the Federal Government and Edenor, is pending in National Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 12, Clerks’ Office No. 23.

The remedies sought in the complaint are as follow:
a) that clause 4.6 and related clauses of Appendix I of the Adjustment Agreement be revoked, inasmuch as they establish that the rate increase will be retroactive;
b) that Resolution No. 51/07 of the ENRE be nullified inasmuch as it authorizes the retroactive increase of rates in favor of the Company;
c) that the Company be ordered to reimburse customers all the amounts paid as retroactive rate increase for the period of November 1, 2005 through January 31, 2007;
d) that the reimbursement be implemented through a credit in favor of customers.

The Company answered the complaint on December 9, 2009.

The judgment sustaining the complaint was entered on November 11, 2010.

An appeal with a stay of execution was filed on November 25, 2010. On December 2, 2010, the Court upheld the Company and the Federal Government’s petition granting the appeal with a stay of execution, which means that the court ruling will not be carried out until the appeal is resolved by the higher court.

On December 13, 2010, the Company formally submitted to the Court of Original Jurisdiction the written bases of the appeal concerning the merits of the case upon which judgment had been rendered. Appellate Court in Contentious and Administrative Federal Matters No. V will hear the case.

By resolution issued on June 1, 2011, the Court of Appeals in Contentious and Administrative Federal Matters No. V, supporting the Company’s arguments, ordered that the lower court decision be nullified as to the merits of the case. Against such decision, the Unión de Usuarios y Consumidores filed an extraordinary federal appeal (“Recurso Extraordinario Federal”) which was granted on November 3, 2011. The proceedings will be taken to the Supreme Court.

Therefore, no provision has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Legal action brought by the Company (“EDENOR S.A. VS RESOLUTION NO. 32/11 OF THE ENRE”)

By this action, the Company challenges such resolution, which – within the framework of the power cuts occurred between December 20 and December 31, 2010 – established the following:

- That the Company be fined in the amount of 750 due to its failure to comply with the obligations arising from Section 25) sub-sections a, f and g of the Concession Agreement and Section 27 of Law No. 24,065.

- That the Company be fined in the amount of 375 due to its failure to comply with the obligations arising from Section 25 of the Concession Agreement and Resolution No. 905/1999 of the ENRE.

- That Company customers be paid as compensation for the power cuts suffered the following amounts: 180 to each small-demand residential customer who suffered power cuts that lasted more than 12 continuous hours, 350 to those who suffered power cuts that lasted more than 24 continuous hours, and 450 to those who suffered power cuts that lasted more than 48 continuous hours. The resolution stated that such compensation did not include damages to customer facilities and/or appliances, which were to be dealt with in accordance with a specific procedure.

The direct appeal is pending in Appellate Court in Contentious and Administrative Federal Matters No. I.

Prior to the merits phase, the Company filed –with the same Court No. I – a petition for the granting of a precautionary measure, aimed at suspending the application of Resolution No. 32/11 until a decision on the direct appeal is issued.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

On March 23, 2011, the Court hearing the case, resolved to suspend the effects of Sections 3 and 9 of Resolution No. 32/11 of the ENRE (filing of documentation showing compliance with payment of the amounts imposed), until a decision on the precautionary measure is rendered.

Against this decision, the ENRE filed a post-judgment motion for reversal (“recurso de reposición”) which was rejected in all its terms.

On April 28, 2011, the Court rejected the precautionary measure petition filed by this Company. Against this decision, the Company filed an extraordinary federal appeal (“Recurso Extraordinario Federal”), which –after having been made available to the ENRE- was dismissed.

On July 8, 2011, the Company requested that the substance of the case be served on the ENRE, which is taking place at the date of issuance of these financial statements.

On October 28, 2011, the Company filed an appeal (“Queja por Recurso Denegado”) to the Federal Supreme Court requesting that the rejected extraordinary federal appeal be sustained.

At the end of the year ended December 31, 2011, the provision recorded in relation to the aforementioned compensations amounts to 25,303 (Notes 3.22 and 24).

Legal action brought by ASOCIACIÓN DE DEFENSA DE DERECHOS DE USUARIOS Y CONSUMIDORES – ADDUC

The purpose of this ordinary action brought by ADDUC is that the Company be ordered to reduce or mitigate the default or late payment interest rates charged to customers who pay their bills after the first due date, inasmuch as they violate section 31 of Law No. 24,240, ordering both the non application of pacts or accords that stipulate the interest rates that are being applied to the users of electricity –their unconstitutional nature– as well as the reimbursement of interest amounts illegally collected from users of the service from August 15, 2008 through the date on which the defendant complies with the order to reduce interest. It is also requested that the value added tax (VAT) and any other taxes charged on the portion of the surcharge illegally collected be reimbursed.

On November 11, 2011, the Company answered the complaint and filed a motion to dismiss for both lack of standing (“excepción de falta de legitimación activa”) and the fact that the claims at issue were being litigated in another lawsuit (“litispendencia”), requesting, at such opportunity, that a summons be served upon the ENRE as a third-party defendant. These pleadings were made available to the plaintiff.

Therefore, no provision has been recorded for these claims as the Company’s management, based on both that which has been previously mentioned and the opinion of its legal advisors, believes that there exist solid arguments to support its position.

Subsidiary - EDEN

ADMINISTRATIVE CLAIM – TAX ON MINIMUM PRESUMED INCOME

AESEBA S.A., through different administrative claims (acción de repetición1) filed with the Public Administration of Public Revenues (AFIP), claimed the excess amounts paid as Minimum Presumed Income Tax for fiscal periods 1998 through 2003.

In fiscal year 2007, the AFIP issued resolutions approving the reimbursement of the amounts claimed for fiscal years 1998 through 2001.

In 2010, the AFIP partially approved the amounts claimed for fiscal years 2002 through 2003, subsequently crediting in the subsidiary company’s account an amount of 1,999 as the amount claimed by the subsidiary company and approved by the AFIP for years 1998 through 2003 and late payment/default interest calculated from the dates of the fund reimbursement requests through the effective payment date.

1 Acción de repetición: administrative claim which a taxpayer may file in order to request the reimbursement of unduly paid amounts, whether voluntarily or at the request of the tax authorities

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011
(continued)
-Exhibit I-

The subsidiary company lodged two special appeals (recurso de reconsideración2) against the AFIP’s resolutions claming not only the approval of the amounts not approved by the tax authorities but also that interest be calculated as from the filing date of the administrative claim. To date, these appeals have not yet been resolved.

In August 2011, the AFIP corrected interest calculation and on August 17, 2011 made payment for the period 1998 through 2001. The appeal concerning fiscal years 2002 and 2003 is still pending resolution.

MANAGEMENT OPERATOR, INCOME TAX, DEDUCTIONS, FOREIGN BENEFICIARIES

In June 2003, the Subsidiary Company was notified of the commencement by the Federal Administration of Public Revenues (AFIP) of a sua sponte assessment procedure aimed at verifying the calculation of income tax and withholdings to foreign beneficiaries for fiscal periods 1998 and 1999.

Within the framework of this inspection, the AFIP noted a delay in the registration with the National Institute of Intellectual Property (INPI) of the technical assistance, know-how and operation agreement entered into on June 2, 1997 by the Subsidiary Company and CEA Americas Operating Company (afterwards PSEG Americas Operating Company). As a consequence of the delay, the AFIP questioned the deduction of the amounts paid under the agreement on income tax returns for periods 1997, 1998 and 1999. Additionally, the AFIP questioned the presumed net income rate applied by the Subsidiary Company on such amounts.

In October 2003, the AFIP issued two resolutions pursuant to which the Subsidiary Company was not only required to pay the amounts not declared in the income tax and the withholdings made to foreign beneficiaries, plus late payment/default interest, but was also fined due to the violation of Section 45 of the Tax Procedural Law. The Subsidiary Company filed appeals against such resolutions with the Federal Tax Court, whose resolution was pending.

On April 28, 2009, the Subsidiary Company decided to adhere to the Tax and Social Security Contributions Regularization Plan set forth by Law No. 26.476/08, regulated by General Resolution No. 2537/09, thereby abandoning the appeals filed with the Federal Tax Court.

The most important features of the regularization plan are the following: exemption of fines on which no final judgment has been rendered, exemption of interest on the amount exceeding a specific percentage of the outstanding principal, determination of an initial payment equal to 6% of the consolidated debt and payment of the remaining balance in a maximum period of 120 months, a monthly financing rate of 0.75% and the suspension of the tax criminal actions underway.

2 Recurso de reconsideración: appeal filed in order that the same administrative authority or officer who gave a decision shall reconsider and revoke it.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

9.	Property, plant and equipment

	Original values
MAIN ACCOUNT	At beginning of year	Incorporation bces.Acquis. Perm.Invest.	Additions	Retirements	Transfers	At end of year
FACILITIES IN SERVICE
Substations	1,139,156	-	-	-	22,693	1,161,849
High voltage networks	482,015	-	-	-	5,664	487,679
Medium voltage networks	947,378	-	-	(392)	44,315	991,301
Low voltage networks	1,826,720	-	2,403	(2,714)	48,730	1,875,139
Transformation chambers and platforms	660,269	-	-	(50)	35,960	696,179
Meters	745,841		-	-	80,316	826,157
Buildings	107,072	18,883	2,544	(715)	5,423	133,207

Communications network and facilities	103,009	-	-	-	1,015	104,024
Total facilities in service	6,011,460	18,883	4,947	(3,871)	244,116	6,275,535
FURNITURE, TOOLS AND EQUIPMENT
Furniture, equipment and software projects	200,007	33,419	7,445	(2,167)	-	238,704
Tools and other	48,291		555	-	-	48,846
Transportation equipment	28,765	17,127	14,833	(861)	-	59,864
Total furniture, tools and equipment	277,063	50,546	22,833	(3,028)	-	347,414
Total assets subject to depreciation	6,288,523	69,429	27,780	(6,899)	244,116	6,622,949
CONSTRUCTION IN PROCESS
Transmission	138,526	-	102,154	-	(28,357)	212,323
Distribution and other	169,273	-	310,375	-	(215,759)	263,889
Total construction in process	307,799	-	412,529	-	(244,116)	476,212

Allowance for impairment of property, plant and equipment	-	(334)	(516)	-	-	(850)
Subtotal	6,596,322	69,095	439,793	(6,899)	-	7,098,311
Supplies	23,249	-	3,614	-	-	26,863
Total 12.31.2011	6,619,571	69,095	443,407	(6,899)	-	7,125,174
Total 01.01.2011	6,232,078	-	393,435	(5,942)	-	6,619,571

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

9.	Property, plant and equipment (continued)

	Depreciation					Net book value 12.31.2011	Net book value 01.01.2011
MAIN ACCOUNT	At beginning of year	Incorporation bces.Acquis. Perm.Invest.	Additions	For the Year	value of year
FACILITIES IN SERVICE
Substations	392,709	3,232	-	32,844	428,785	733,064	746,447
High voltage networks	169,172	-	-	12,777	181,949	305,730	312,843
Medium voltage networks	374,014	-	(221)	26,449	400,242	591,059	573,364
Low voltage networks	1,075,563	-	(1,578)	43,746	1,117,731	757,408	751,558

Transformation chambers and platforms	243,690	-	(9)	19,889	263,570	432,609	416,579
Meters	313,241	-	-	29,019	342,260	483,897	432,600
Buildings	24,079	948	(317)	4,744	29,454	103,753	82,993

Communications network and facilities	66,391	-	-	5,185	71,576	32,448	36,618
Total facilities in service	2,658,859	4,180	(2,125)	174,653	2,835,567	3,439,968	3,353,002
FURNITURE, TOOLS AND EQUIPMENT
Furniture, equipment and software projects	186,950	25,135	(2,098)	7,657	217,644	21,060	13,057
Tools and other	44,288	-	-	621	44,909	3,937	4,003
Transportation equipment	17,144	10,440	(802)	4,962	31,744	28,120	11,621
Total furniture, tools and equipment	248,382	35,575	(2,900)	13,240	294,297	53,117	28,681
Total assets subject to depreciation	2,907,241	39,755	(5,025)	187,893	3,129,864	3,493,085	3,381,683
CONSTRUCTION IN PROCESS
Transmission	-	-	-	-	-	212,323	138,526
Distribution and other	-	-	-	-	-	263,889	168,872
Total construction in process	-	-	-	-	-	476,212	307,398

Allowance for impairment of property, plant and equipment	-	-	-	-	-	(850)	-
Subtotal	2,907,241	39,755	(5,025)	187,893	3,129,864	3,968,447	3,689,081
Supplies	-	-	-	-	-	26,863	23,249
Total 12.31.2011	2,907,241	39,755	(5,025)	187,893	3,129,864	3,995,310	-
Total 01.01.2011	2,731,509	-	(2,648)	178,380	2,907,241	-	3,712,330

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

10	Intangible assets

	Original values				Amortization				Net book value 12/31/2011	Net book value 01/01/2011
MAIN ACCOUNT	Incorporation bces.Acquis. Perm.Invest.	Additions	Retirements	At end of year	At beginning of year	Additions	For the year	At end of year
Concession rights - EDEN	801,785	28,939	(11,663)	819,061	-	-	26,046	26,046	793,015	-
TOTAL 12/31/2011	801,785	28,939	(11,663)	819,061	-	-	26,046	26,046	793,015	-
TOTAL 01/01/2011	-	-	-	-	-	-	-	-	-	-

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

11. Financial instruments

11.1 Financial instruments by category

	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Total
At December 31, 2011
Assets
Trade receivables	580,457	-	580,457
Other receivables	315,607	-	315,607
Derivative financial instruments	-	1,316	1,316
Financial assets at fair value through profit or loss	-	2,132	2,132
Cash and cash equivalents	-	130,859	130,859
Total	896,064	134,307	1,030,371

	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Total
At January 1, 2011
Assets
Trade receivables	466,724	-	466,724
Other receivables	58,164	-	58,164
Derivative financial instruments	-	-	-
Financial assets at fair value through profit or loss	-	430,836	430,836
Cash and cash equivalents	-	246,007	246,007
Total	524,888	676,843	1,201,731

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

At December 31, 2011	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Subtotal financial liabilities	Non-financial liabilities	Total
Liabilities
Trade payables and other liabilities	2,231,136	-	2,231,136	-	2,231,136
Borrowings	1,248,907	-	1,248,907	-	1,248,907
Derivative financial instruments	-	-	-	-	-
Total	3,480,043	-	3,480,043	-	3,480,043

At January 1, 2011	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Subtotal financial liabilities	Non-financial liabilities	Total
Liabilities
Trade payables and other liabilities	1,418,549	-	1,418,549	-	1,418,549
Borrowings	1,089,221	-	1,089,221	-	1,089,221
Derivative financial instruments	-	-	-	-	-
Total	2,507,770	-	2,507,770	-	2,507,770

Financial instrument categories were determined on the basis of IFRS 9. Financial liabilities at amortized cost also include finance leases in which the Company acts as lessee, which are measured in accordance with IAS 17. Finance leases are excluded from the scope of IFRS 7, therefore, they are disclosed separately.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

The income, expenses, gains and losses resulting from each category of financial instruments are as follow:

	Financial assets at amortized cost	Financial assets at fair value through other comprehensive income	Total
At December 31, 2011
Interest income	1,953	22,464	24,417
Gain/ (loss) from financial instruments at fair value	(2,220)	-	(2,220)
Total	(267)	22,464	22,197

	Financial assets at amortized cost	Financial assets at fair value through other comprehensive income	Total
At January 1, 2011
Interest income	2,270	26,102	28,372
Gain/ (loss) from financial instruments at fair value	-	-	-
Total	2,270	26,102	28,372

	Financial liabilities at amortized cost	Financial liabilities at fair value through other comprehensive income	Total
At December 31, 2011
Interest expense	189,728	-	189,728
Gain/ (loss) from financial instruments at fair value	-	-	-
Total	189,728	-	189,728

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

	Financial liabilities at amortized cost	Financial liabilities at fair value through other comprehensive income	Total
At January 1, 2011
Interest expense	-	91,335	91,335
Gain/ (loss) from financial instruments at fair value	-	7,253	7,253
Total	-	98,588	98,588

11.2  Credit quality of financial assets

	12.31.11	01.01.11
Customers with no external credit rating:
Group 1 (i)	93,468	68,939
Group 2 (ii)	122,444	25,667
Group 3 (iii)	778,633	472,741
Total trade receivables	994,545	567,347

(i)	Relates to customers with up to 3 months past due debt.
(ii)	Relates to customers with 3 to 12 months past due debt.
(iii)	Relates to customers with debt to become due.

12.  Financial assets at fair value through profit or loss

	12.31.2011	01.01.2011
Private debt securities	2,132	430,836
Shares	-	102,415
	2,132	533,251

The maximum exposure to credit risk at the date of the consolidated statement of financial position is the carrying amount of these financial assets.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

13.    Trade and other receivables

	12.31.11	01.01.11
Non-current
Receivables from Cost Monitoring Mechanism and other receivables	45,725	45,531
Trade receivables	45,725	45,531
Prepaid expenses	1,140	1,199
Tax on minimum presumed income	52,013	12,283
Tax credits	885	-
Receivable with EDEN S.A. Class “C” shareholders	15,417	-
Other	1,249	1,321
Other receivables	70,704	14,803
Total non-current	116,429	60,334

Current
Sales of electricity - Billed	344,116	216,749
Sales of electricity – Unbilled	196,598	149,046
Retroactive tariff increase arising from the application of the new electricity rate schedule	-	21,442
Adjustment to present value of the retroactive tariff increase arising from the application of the new electricity rate schedule	-	(1,170)
Framework Agreement	54,272	33,047
National Fund of Electricity	3,353	3,437
Bonds for the cancellation of debts of the Province of Bs. As.	-	8,743
Specific fee payable for the expansion of the network, transportation and others	6,512	4,477
In litigation	16,109	14,681
Allowance for doubtful accounts (Note 24)	(86,228)	(29,259)
Trade receivables	534,732	421,193

Prepaid expenses	2,986	4,625
Advances to suppliers	39,163	4,415
Advances to personnel	4,627	6,276
Related companies (Note 30)	175,125	4,169
Receivables from activities other than the main activity	20,405	23,321
Allowance for other doubtful accounts (Note 24)	(12,253)	(12,799)
Tax on financial transactions	829	3693
Note receivable with EDESUR S.A.	2,846	-
Derivative financial instruments	1,316	-
Other	9,859	10,062
Other receivables	244,903	43,762
Total current	779,635	464,955
Total trade and other receivables	896,064	525,289

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

The carrying amount of current trade and other receivables approximates their fair value due to their short-term maturities.

Non-current trade and other receivables are measured at their present value using a market rate.

At December 31, 2011 and January 1, 2011, trade receivables that were past due but for which no allowance had been recorded amounted to 153,695 and 98,037, respectively. These balances relate to independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	12.31.11	01.01.11
Up to 3 months	84,593	66,902
From 3 to 6 months	69,101	21,498
More than 6 months	-	9,637
	153,695	98,037

The carrying amount of the Company’s trade and other receivables is denominated in the following currencies:

	12.31.11	01.01.11
Argentine pesos	878,641	520,642
US dollar	16,446	4,063
Euros	977	584
	896,064	525,289

The evolution of the allowance for doubtful accounts is as follow:

	12.31.11	01.01.11
Initial balance	29,259	19,688
Incorporation of bces. Perm. acquis	26,400	-
Increase	37,923	16,313
Decrease	(7,354)	(6,742)
Ending balance	86,228	29,259

The evolution of the allowance for other doubtful accounts is as follow:

	12.31.11	01.01.11
Initial balance	12,799	7,908
Incorporation of bces. Perm. acquis	4,358	-
Increase	1,495	4,891
Decrease	(6,399)	-
Ending balance	12,253	12,799

The maximum exposure to credit risk at the date of the consolidated statement of financial position is the carrying amount of each class of trade and other receivables.

14.   Inventories

	12.31.11	01.01.11
Current
Supplies and spare-parts	45,325	12,407
Total current	45,325	12,407
Total inventories	45,325	12,407

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

15.  Cash and cash equivalents

	12.31.11	01.01.11
Cash and banks	130,859	8,611
Investments	-	237,396
	130,859	246,007

16.  Share capital and additional paid-in capital

	Number of shares (1)	Share capital	Additional paid-in capital	Total
At January 1, 2011	906,455,100	1,902,944	18,317	1,921,261
Owners’ contributions	-	-	3,452	3,452
At December 31, 2011	906,455,100	1,902,944	21,769	1,924,713

(1) Includes 9,412,500 treasury shares at December 31, 2011 and January 1, 2011.

At December 31, 2011 and January 1, 2011, the Company’s share capital amounts to 906,455,100 shares, represented by 462,292,111 common, book-entry Class A shares with a par value of one peso each and the right to one vote per share; 442,210,385 common, book-entry Class B shares with a par value of one peso each and the right to one vote per share; and 1,952,604 common, book-entry Class C shares with a par value of one peso each and the right to one vote per share. Each and every share maintains the same voting rights, i.e. one vote per share. There are no preferred shares of any kind, dividends and/or preferences in the event of liquidation, privileged participation rights, prices and dates, or unusual voting rights. Moreover, there are no significant terms of contracts allowing for either the issuance of additional shares or any commitment of a similar nature.

During fiscal year 2008, the Company acquired 9,412,500 Class B treasury shares with a nominal value of 1 peso. The total disbursed amount to acquire these shares totaled 6.130 thousand pesos, which was deducted from unappropriated retained earnings of the equity attributable to the owners of the Company at that date. At the date of these consolidated financial statements, these shares are held as “treasury stock”. The Company is entitled to reissue these shares at a future date.

On March 3, 2011, the Company held the General Annual Meeting which resolved by majority of votes to extend for 3 years the term for holding the treasury shares acquired within the framework of section 68 of Law No. 17,811 (text consolidated by Decree No. 677/01). All the shares issued have been fully paid-in.

The Company’s Employee Stock Ownership Program

At the time of the privatization of SEGBA (the Company’s predecessor), the Argentine Government assigned the Company’s Class C shares, representing 10% of the Company’s outstanding capital stock, for the creation of an Employee Stock Ownership Program (ESOP) in compliance with the provisions of Law No. 23,696 and its regulatory decrees. Through this program, certain eligible employees (including former SEGBA employees who had been transferred to the Company) were entitled to receive a specified number of Class C shares, to be calculated on the basis of a formula that took into consideration a number of factors including employee salary, position and seniority. In order to implement the ESOP, a general transfer agreement, a voting trust agreement and a trust agreement were signed.

Pursuant to the general transfer agreement, participating employees were allowed to defer payment of the Class C shares over time. As security for the payment of the deferred purchase price, the Class C shares were pledged in favor of the Argentine government. This pledge was released on April 27, 2007 upon full payment to the Argentine Government of the deferred purchase price of all Class C shares. Additionally, in accordance with the terms of the original trust agreement, the Class C shares were held in trust by Banco de la Nación Argentina, acting as trustee, for the benefit of the ESOP participating employees and the Argentine Government. Furthermore, in accordance with the voting trust agreement, all political rights of participating employees (including the right to vote at the Company’s ordinary and extraordinary shareholders’ meetings) were to be jointly exercised until full payment of the deferred purchase price and release of the pledge in favor of the Argentine Government. On April 27, 2007, ESOP participating employees fully paid the deferred purchase price to the Argentine Government, accordingly, the pledge was released and the voting trust agreement was terminated.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

In accordance with the regulations applicable to the ESOP, participating employees who retired before full payment of the deferred purchase price to the Argentine Government was made, were required to transfer their shares to the Guarantee and Repurchase Fund (Fondo de Garantía y Recompra) at a price to be calculated in accordance with a formula established in the general transfer agreement. As of the date of payment of the deferred purchase price, the Guarantee and Repurchase Fund had not fully paid the amounts due to former ESOP participating employees for the transfer of their Class C shares.

A number of former employees of both SEGBA and the Company have brought legal actions against the Guarantee and Repurchase Fund, the Argentine Government and, in few cases, against the Company, in cases in relation to the administration of the Employee Stock Ownership Program. The plaintiffs who are former employees of SEGBA were not deemed eligible by the corresponding authorities to participate in the Employee Stock Ownership Program at the time of its creation. This decision is being disputed by the plaintiffs who are therefore seeking compensation. The plaintiffs who are former employees of the Company are claiming payment for the unpaid amounts owed to them by the Guarantee and Repurchase Fund either due to non-payment of the transfer of their shares upon retirement in favor of the Guarantee and Repurchase Fund or incorrect calculation of amounts paid to them by the Guarantee and Repurchase Fund.  In several of these claims, the plaintiffs have obtained attachment orders or prohibitory injunctions against the Guarantee and Repurchase Fund on Class C shares and the amounts deposited in such Fund. Due to the fact that the resolution of these legal proceedings is still pending, the Federal Government has instructed Banco de la Nación Argentina to create a Contingency Fund so that a portion of the proceeds of the offering of the Employee Stock Ownership Program Class C shares be kept during the course of the legal actions.

No provision has been recorded in the consolidated financial statements in connection with the legal actions brought against the Company as the Company’s management believes that EDENOR is not responsible for the above-mentioned claims.

In accordance with the agreements, laws and decrees that govern the Employee Stock Ownership Program, the Class C shares may only be held by personnel of the Company, therefore before the public offering of the Class C shares that had been separated from the Program, such shares were converted into Class B shares and sold. In conformity with the by-laws, the political rights previously attributable to Class C shares are at present jointly exercised with those attributable to Class B shares and the holders of the remaining Class C shares will vote jointly as a single class with the holders of Class B shares when electing directors and supervisory committee members. At December 31, 2011 and 2010, 1,952,604 Class C shares, representing 0.22% of the Company’s share capital are outstanding.

17.  Allocation of profits

(a) Restrictions on the distribution of dividends

As established by the Argentine Business Organizations Law, the By-laws and Resolution No. 195 of the National Securities Commission, 5% of the profits for the year plus (less) prior year adjustments and absorption of accumulated losses, if any, must be allocated to the Legal Reserve, until it equals 20% of the restated share capital.

Concerning the Company

In accordance with the provisions of Law No. 19,550, the General Annual Meeting held on April 13, 2011 resolved that the loss for the year ended December 31, 2010 be absorbed by the Unappropriated Retained Earnings account.

In accordance with the provisions of Law No. 25,063,  passed in December 1998, dividends to be distributed, whether in cash or in kind, in excess of accumulated taxable profits at the fiscal year-end immediately preceding the date of payment or distribution, shall be subject to a final 35% income tax withholding, except for those dividends distributed to shareholders who are residents of countries benefiting from conventions for the avoidance of double taxation who will be subject to a lower tax rate. For income tax purposes, accumulated taxable income shall be the unappropriated retained earnings at the end of the year immediately preceding the date on which the above-mentioned law went into effect, less dividends paid plus the taxable income determined as from such year and dividends or income from related companies in Argentina.

Certain restrictions on the distribution of dividends by the Company and the need for approval by the ENRE for any distribution have been disclosed in Note 2.1 c) Item a. Adjustment Agreement entered into between Edenor and the Federal Government.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

(b) Legal reserve

In accordance with the provisions of Argentine Business Organizations Law No. 19,550, 5% of the net profit arising from the statement of income for the year, prior year adjustments, transfers from other comprehensive income to unappropriated retained earnings and prior year accumulated deficit, must be allocated to the legal reserve, until it equals 20% of the share capital.

18.  Trade payables and other liabilities

	12.31.11	01.01.11
Non-current
Customer deposits	53,477	49,129
Other	867	1,855
Trade payables	54,344	50,984
Program for the rational use of electric power	867,089	529,097
ENRE Penalties and discounts	506,598	455,421
Other liabilities	1,373,687	984,518
Total non-current	1,428,031	1,035,502

	12,31,11	01,01,11
Current
Payables for purchase of electricity and other purchases	427,723	221,626
Provision for unbilled electricity purchases	115,125	111,860
Customer contributions	79,292	33,965
Related companies (Note 30)	5,382	1,400
Other	30,806	9,654
Trade payables	658,328	378,505
Program for the rational use of electric power	61,566	-
Dividends payable	1,211	-
ENRE Penalties and discounts	35,636	-
Advance payments received for EDELAR’s sale agreement	6,455	-
Related companies (Note 30)	14,280	-
Advances for works to be performed	17,459	-
Other	8,170	4,542
Other liabilities	144,777	4,542
Total current	803,105	383,047
Total trade payables and other liabilities	2,231,136	1,418,549

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

19.  Borrowings

	12.31.11	01.01.11
Non-current
Financial loans	6,890	-
Corporate Notes	1,182,992	1,052,686
Adjustment to present value of Corporate Notes	-	(17,573)
Total non-current	1,189,882	1,035,113
Current
Financial loans	6,870	-
Interest	28,870	21,237
Corporate Notes	23,285	25,790
Derivate financial instruments	-	7,253
Adjustment to present value of Corporate Notes	-	(172)
Total current	59,025	54,108
Total borrowings	1,248,907	1,089,221

The maturities of the Company’s borrowings and its exposure to interest rates are as follow:

	12.31.11	01.01.11
Fixed rate
Less than 1 year	35,740	28,318
From 1 to 2 years	-	-
From 2 to 3 years	-	-
From 3 to 4 years	-	-
From 4 to 5 years	-	-
More than 5 years	1,171,326	990,002
	1,207,066	1,018,320
Floating rate
Less than 1 year	23,285	25,790
From 1 to 2 years	15,111	25,895
From 2 to 3 years	3,445	14,182
From 3 to 4 years	-	2,517
From 4 to 5 years	-	2,517
More than 5 years	-	-
	41,841	70,901
	1,248,907	1,089,221

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

The fair value of the Company’s borrowings is as follows:

	12.31.11	01.01.11
Non-current
Financial loans	6,891	-
Corporate notes	1,182,991	1,035,113
	1,189,882	1,035,113
Current
Financial loans	35,740	28,318
Corporate notes	23,285	25,790
	59,025	54,108
	1,248,907	1,089,221

The Company’s borrowings are denominated in the following currencies:

	12.31.11	01.01.11
Argentine pesos	49,973	49,290
US dollar	1,198,934	1,039,931
	1,248,907	1,089,221

The main features of the Company and each of its subsidiaries’ borrowings are detailed below:

THE COMPANY’S BORROWINGS

   CORPORATE NOTES PROGRAM

On October 25, 2010, the Company issued Corporate Notes for a nominal value of USD 140 million. Furthermore, as a result of the exchange offer, the Company accepted and exchanged Class 7 Corporate Notes for a nominal value of USD 90,301,000, for Corporate Notes due 2022 for a nominal value of USD 90,301,000 and paid USD 9,532,000 in cash, including payments of accrued and unpaid premium and interest on Class 7 Corporate Notes; and accepted and purchased Class 7 Corporate Notes for a nominal value of USD 33,593,000, having paid USD 35,750,000, including the payment of accrued and unpaid interest on Class 7 Corporate Notes.

The new Class 9 Corporate Notes for a total amount of USD 230,301,000 have been issued at an issue price of 100% of the principal amount. The twelve-year term corporate notes accrue interest as from the date of issuance at a fixed rate of 9.75%, payable semiannually on October 25 and April 25 of each year. The first interest payment fell due on April 25, 2011. The principal will be amortized in a lump sum payment at maturity date in 2022. The Company has requested authorization for the listing of the Corporate Notes on the Buenos Aires Stock Exchange and admission for trading on the Mercado Abierto Electrónico S.A. (the OTC market of Argentina), as well as authorization for the listing of the Corporate Notes on the Luxembourg Stock Exchange and admission for trading on the Euro MTF Market, which is the alternative market of the Luxembourg Stock Exchange.

On April 26, 2011, the Company issued Corporate Notes for a nominal value of USD 69,699,000, thereby completing the total original amount of the series of up to USD 300 million.

The Company used the net proceeds from the sale of the Corporate Notes in these offers to refinance part of its short-term debt, finance the capital expenditures plan, and increase working capital.

Furthermore, in the first quarter of the fiscal year being reported, the Company purchased in successive operations, at market prices, “Class A floating rate par corporate notes” due in 2019, for a nominal value of USD 12,656,000. The result of this transaction at December 31, 2011 has been disclosed in the Financial income line item of the Consolidated Statement of Comprehensive Income.

Additionally, in the September-December 2011 period, the Company purchased in successive operations, at market prices, “Class 9 fixed rate par corporate notes” due in 2022, for a nominal value of USD 41,453,000. The result of this transaction at December 31, 2011 has been disclosed in the Financial income line item of the Consolidated Statement of Comprehensive Income.

Furthermore, the change in the debt maturity profile allowed the Company to have the necessary funds to be able to carry out the acquisitions of companies mentioned in Note 1.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

The Company’s debt structure at December 31, 2011 and January 1 2011 was comprised of the following Notes:

Debt issued in United States dollars:

Corporate Notes	Class	Debt structure at March 1, 2011 (in thousands of USD)	Debt purchase at Dec. 31, 2011 (in thousands of USD)	Issuance April 26, 2011 (in thousands of USD	Debt structure at Dec. 31, 2011 (in thousands of USD)	Balance at Dec. 31, 2011	Balance at March 1, 2011
Floating Rate Par Note	A	12,656	(12,656)	-	-	-	50,318
Fixed Rate Par Note	7	24,760	-	-	24,760	106,567	98,446
Fixed Rate Par Note (1)	9	219,184	(41,453)	69,699	247,430	1,064,759	871,476
Total		256,600	(54,109)	69,699	272,190	1,171,326	1,020,240

At December 31, 2011, Class 9 fixed rate par corporate notes held by the Company amount to USD 41,453 thousand.

(1) Net of issuance expenses.

Debt issued in Argentine pesos:

Corporate Notes	Debt Structure (in thousands of pesos)
	Class	At March 1, 2011	At December 31, 2011
Floating Rate Par Note	8	58,236	34,951
Total		58,236	34,951

The main covenants are the following:

1) Negative Covenants

The terms and conditions of the Corporate Notes include a series of negative covenants that limit the Company’s actions with regard to, among others, the following:

- encumbrance or authorization to encumber its property or assets;
- incurrence of indebtedness, in certain specified cases;
- sale of the Company’s assets related to its main business;
- carrying out of transactions with shareholders or related companies;
- making certain payments (including, among others, dividends, purchases of Edenor’s common shares or payments on subordinated debt).

2) Suspension of Covenants:

Certain negative covenants stipulated in the terms and conditions of the Corporate Notes will be suspended or adjusted if:

The Company’s long-term debt rating is raised to Investment Grade, or
The Company’s Level of Indebtedness is equal to or lower than 2.5.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

If the Company subsequently losses its Investment Grade rating or its Level of Indebtedness is higher than 2.5, as applicable, the suspended negative covenants will be once again in effect.

However, the reinstatement of the covenants will not affect those acts which the Company may have performed during the suspension of such covenants.

THE COMPANY’S FINANCIAL LOANS

In August 2011, the Company took out a financial loan from Banco Ciudad for a principal amount of 5,800 accruing interest at an annual rate of 14.8% and falling due on February 6, 2012. Interest is paid on a monthly basis as from August 31, 2011. At the closing date of these consolidated financial statements, the Company entered into an Addendum with Banco Ciudad pursuant to which the maturity date of the aforementioned loan is extended to February 2014.

Additionally, in March and June 2011, the Company took out loans from Banco de la Provincia de Buenos Aires for a total principal amount of 22,000 accruing interest at an annual rate of 14% and falling due in March 2012, May 2012 and June 2014. Interest is paid on a monthly basis.

At December 31, 2011, the outstanding balance under the aforementioned loans amounts to 13,761.

 SUBSIDIARIES - AESEBA

Loans

On March 4, 2011, EDEN S.A. made an early repayment of the balance outstanding at that date under the financial loan granted by Standard Bank Argentina S.A. and HSBC Argentina S.A. Such repayment was made with the Distribution Company’s own funds and the proceeds of a loan in local currency for 80,000 granted at that date to EDEN S.A. by the Company. As stipulated in the loan agreement, the loan accrues compensatory interest at an annual nominal rate of 16% and both principal and interest are to be fully paid at maturity, which took place on April 30, 2011.

On April 29, 2011, EDEN S.A. agreed with the Company to extend the maturity date of the loan to April 30, 2012, having paid at that time interest accrued through April 30, 2011 for 1,999. Additionally, the new agreement stipulates that interest will be paid semi-annually in arrears, with the first installment falling due on October 31, 2011.

Furthermore, on November 3, 2011, EDEN S.A. entered into an agreement with the Company for the granting of a USD 3,100,000 one-year term loan to be applied to the settlement of the debt with the management operator. As stipulated in the agreement, the loan accrues compensatory interest at an annual nominal rate of 8.5% payable quarterly, with principal falling due at maturity.

20.  Salaries and social security taxes payable

	12.31.11	01.01.11
Non-current
Early retirements payable	5,526	6,845
Seniority-based bonus	18,065	12,432
Personnel benefits plans	83,503	41,492
Total non-current	107,094	60,769
Current
Salaries payable and provisions	260,007	160,616
Social Security (ANSES)	10,536	13,651
Early retirements payable	5,246	6,165
Pension plans payable	11,326	-
Total current	287,115	180,432
Total Salaries and social security taxes payable	394,209	241,201

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

21.  Defined benefit plans

The defined benefit plans granted to the Company’s employees are detailed below:

•	A seniority-based bonus to be granted to employees with a certain number of years of service, as stipulated in collective bargaining agreements in effect;

•	A bonus to be granted to all employees who, in addition to having the necessary years of service, have made the required contributions to obtain the Ordinary Retirement.

The amounts and conditions vary in accordance with the collective bargaining agreement and for employees who are not union members.

The detail of the Company’s payment obligations under the personnel benefits plan (pension plan) at December 31, 2011 and January 1, 2011 is as follows:

	12.31.2011	01.01.2011
Payment obligations at the beginning of the year	55,972	31,195
Cost	3,211	1,828
Interest	12,915	7,825
Actuarial loss	18,444	4,572
Benefits paid to participating employees	(7,039)	(3,928)
Payment obligations at the end of the year	83,503	41,492

At December 31, 2011 and January 1, 2011, the Company does not have any assets related to the personnel benefits plan (pension plan) or post-retirement benefits.

The detail of the charge recognized in the consolidated statement of comprehensive income is as follows:

	12.31.2011	01.01.2011
Cost	3,211	1,828
Interest	12,915	7,825
Amortization of recognized net actuarial loss	(1,733)	814
	14,393	10,467

The main actuarial assumptions used by the Company were the following:

	12.31.11	01.01.11
Discount rate	30%	24%
Salary increase	23%	15%
Inflation	22%	18%

The following information shows the effect of 1% variation in the discount rate for the projection at December 31, 2011 and January 1, 2011:

	12.31.11	01.01.11
Projection of payment obligations	94,755	41,493
Effect of 1% increase	90,056	39,470
Effect of 1% decrease	99,788	43,804

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

22.  Income tax and tax on minimum presumed income

The analysis of deferred tax assets and liabilities is as follows:

	12.31.11	01.01.11
Deferred tax assets:

Deferred tax assets to be recovered in more than 12 months	301,219	168,211
Deferred tax assets to be recovered in less than 12 months	6,205	18,562
	307,424	186,773

Deferred tax liabilities:

Deferred tax liabilities to be recovered in more than 12 months	(440,637)	(453,058)
Deferred tax liabilities to be recovered in less than 12 months	(15,246)	(4,486)
	(455,883)	(457,544)

The reconciliation between income tax as charged to the results of operations and the amount that would result from applying the tax rate in effect to the results of operations before taxes, is as follows:

Reconciliation of Rate	12.31.2011
Profit for the year before taxes	26,929
Applicable tax rate	35%
Profit for the year at the applicable tax rate	9,425
Permanent differences	25,433
Total income tax charge for the year before allowance for the impairment of net deferred assets	(23,032)
Increase in the allowance for the impairment of net deferred assets	176,003
Total income tax charge for the year	152,971
Adjustment Income tax return for fiscal year 2010	1,442
Variation between deferred assets (liabilities) charged to the results of operations	(130,785)
Income tax for the year	23,628

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

Additionally, the breakdown of deferred tax assets and liabilities considered at December 31, 2011 and January 1, 2011 is as follows:

	12.31.11	01.01.11
Non-current deferred tax assets
Tax loss carryforward	169,478	11,586
Accrued provisions	144,113	175,143
Supplies valuation - Other	38	44
Non-current deferred tax assets	313,629	186,773

Non-current deferred tax liabilities
Valuation of property, plant and equipment and intangible assets	(471,129)	(462,565)
Adjustment to present value of corporate notes debt	15,246	-
Non-current deferred tax liabilities	(455,883)	(462,565)

Net deferred tax asset before allowance for the impairment of net deferred assets (Note 5)	(172,746)	(250,279)

Allowance for the impairment of net deferred assets	(176,003)	-
	(348,749)	(250,279)
Incorporation of deferred assets from acquisition of subsidiaries	-	22,580
Deferred assets with effect on OCI	-	9,735
Net deferred tax (liabilities) assets	(348,749)	(217,964)

Tax losses carryforward in effect at December 31, 2011 are as follow:

Tax loss carryforward	Amount	Rate 35%	Year of expiration
Generated in fiscal year 2007	53,324	18,663	2012
Generated in fiscal year 2008	70	24	2013
Generated in fiscal year 2009	46	16	2014
Generated in fiscal year 2010	37,313	13,060	2015
Generated in fiscal year 2011	393,468	137,715	2016
Total tax loss carryforward at December 31, 2011	484,221	169,478

Additionally, at December 31, 2011, the minimum presumed income tax receivable of 52,013 has been disclosed in other non-current receivables (Note 3), in accordance with that mentioned in Note 3.20.

The breakdown of the aforementioned receivable is as follows:

Minimum presumed income tax receivable	Amount	Year of expiration
Generated in fiscal year 2010	17,330	2020
Generated in fiscal year 2011	34,683	2021
	52,013

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

23.  Provisions

	12.31.2011						01.01.2011
MAIN ACCOUNT	Balance at beginning of year	Incorporation of bces. acquis. Perm.Invest.	Increases	Decreases	Reclassi-fications	Balance at end of year	Balance at end of year
Deducted from current assets
For doubtful accounts	29,259	26,400	37,923	(7,354)	-	86,228	29,259
For other doubtful accounts	12,799	4,358	1,495	(6,399)	-	12,253	12,799

For the doubtful recoverability of tax loss carryforward	-	-	176,003	-	-	176,003	-

Deducted from non-current assets
For supplies obsolescence	-	3,449	516	(3,115)		850	-

Included in current liabilities
For contingencies	57,832	17,169	3,604	(14,720)	(53,541)	10,344	57,832

Included in non-current liabilities
For contingencies	6,816	2,751	4,490	(1,454)	53,541	66,144	6,816

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

24.  Revenue from sales

12.31.11
Sales of Electricity	2,771,226
Right of use on poles	26,604
Connection charges	5,631
Reconnection charges	2,356
2,805,817

25.  Expenses by nature

The detail of expenses by nature (including those relating to discontinued operations) is as follows:

	12.31.2011				01.01.2011
Description	Transmission and distribution expenses	Selling expenses	Administrative expenses	Total	Total
Salaries and social security taxes	478,730	107,665	99,648	686,043	438,348
Mail and telephone	6,714	16,579	4,401	27,694	19,221
Bank commissions	-	15,067	2,530	17,597	10,667
Allowance for doubtful accounts	-	10,808	-	10,808	21,204
Supplies consumption	57,225	1,152	3,288	61,665	40,204
Work by third parties	241,973	111,384	23,025	376,382	180,458
Rent and insurance	4,124	527	14,545	19,196	18,841
Security services	8,159	2,281	3,803	14,243	9,585
Fees	13,078	50	11,542	24,670	6,322
Computer services	876	7,942	29,668	38,486	33,804
Advertising and sponsorship	-	392	5,857	6,249	4,919
Public relations and marketing	-	-	11,212	11,212	13,525
Temporary personnel and Reimbursement to personnel	1,507	314	1,059	2,880	3,849
Depreciation of property, plant and equipment	203,252	1,997	2,737	207,986	178,380
Directors and Supervisory Committee members’ fees	-	-	4,868	4,868	3,672
Taxes and charges	-	26,992	2,101	29,093	22,857
Fines	74,753	6,305	-	81,058	80,006
Other	4,434	857	4,032	9,323	3,566
Total at 12.31.2011	1,094,825	310,312	224,316	1,629,453	-
Total at 01.01.2011	705,455	205,076	178,897	-	1,089,428

The expenses included in the chart below are net of expenses capitalized in property, plant and equipment for 79,894 at December 31, 2011.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

26.  Salaries and employee benefits

12.31.11
Salaries and social security taxes	765,937
765,937

27.  Other income/ (expense)

12.31.11
Other income
Operating income	6,885
Commissions on municipal taxes collection	5,387
Other net income with Related Companies	377
Other	6,606
Total other income	19,255

12.31.11
Other expense
Net expense from technical services	(5,148)
Voluntary Retirements - Bonuses	(10,897)
Severance paid	(5,844)
Provision for contingencies	(18,039)
Residual value of retirements of property, plant and equipment	(5,907)
Other	(399)
Total other expense	(46,234)

28.  Financial results

12.31.11
Financial income
Interest	24,299
Taxes and sundry expenses	(19,523)
Exchange differences	18,017
Holding loss	(1,457)
Adjustment to present value of retroactive tariff increase arising from the application of the new electricity rate schedule and other trade receivables	1,170
Late payment charges	31,269
Other	(289)
Total financial income	53,486

Financial expenses
Interest	(138,788)
Taxes and sundry expenses	(47,599)
Exchange differences	(106,086)
Gain from the purchase of corporate notes	6,546
Other	480
Total financial expenses	(285,447)
Total financial results, net	(231,961)

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

29.  Earnings (Losses) per share
Basic

The basic earnings (losses) per share are computed by dividing the profit/(loss) attributable to the holders of the Company’s equity instruments by the weighted average number of common shares outstanding at December 31, 2011 and January 1, 2011,  excluding treasury shares acquired by the Company (Notes 3.25 and 17).

There are no earnings/(losses) per share dilution, as the Company has issued neither preferred shares nor corporate notes convertible into common shares.

	12.31.2011
	Discontinued operations	Continuing operations
Loss attributable to the owners of the Company	(165,399)	(126,042)
Weighted average number of common shares outstanding	897,043	897,043
Basic losses per share – in pesos	(0.18)	(0.14)

30.  Transactions among related parties

The table below shows the companies that are part of the Company:

			Percentage interest held in share capital and votes
	Activity	Country of domicile	12.31.11	01.01.11
Controlled companies:
AESEBA	Energy	Argentina	99.99	0.00

Jointly controlled companies:
SACME	Energy	Argentina	50.00	50.00

Transactions carried out among related parties are as follow:

(a) Income

12.31.11
Interest
EDENOR with PYSSA	25
25
Other income
EDENOR with CYCSA	352
352

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

(b) Expense

12.31.11
EASA’s fees for operation services to EDEN	(10,969)
EDEN’s electric power purchase from CPB	(1,109)
EDEN’s electric power purchase from CTG	(307)
Subsidiaries available for sale	(23,310)
Implementation of operative system SACME with EDENOR	(8,009)
PESA’s interest with EDENOR	(1,760)
Technical advisory services on financial matters – EASA with EDENOR	(10,300)
Legal fees Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio - EDENOR	(3,535)
(59,299)

(c) Key management personnel’s remuneration

The Company’s top management includes the Directors (both executive and non-executive). The remuneration paid or to be paid to top management members for labor services provided are as follow:

12.31.11

Remunerations	25,960
25,960

(d) Balances at the date of the statements of financial position

	12.31.11	01.01.2011
Other receivables:
EDENOR’s receivable with PYSSA	35	1
Subsidiaries available for sale	166,843	-
EDENOR’s advances granted to SACME	8,068	4,168
EDENOR’s receivable with PESA	179	-
	175,125	4,169
Trade payables:
EDEN’s liability with EASA	(2,561)	-
EDENOR’s liability with EASA	(1,080)
EDEN’s balance with Powerco	(5)	-
EDEN’s liability with CPB	(68)	-
EDEN’s liability with CTG	(343)	-
EDENOR’s liability with SACME	(1,317)	(1,392)
EDENOR’s balance with PYSSA	(8)	(8)
	(5,382)	(1,400)

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

	12.31.11	01.01.2011
Other liabilities with related parties:
PESA’s balance with EDENOR	(9,252)	-
AESEBA’s dividends payable to PISA	(5,028)	-
	(14,280)	-

	12.31.11	01.01.2011
Other liabilities available for sale:
EDESA with EASA	(1,895)	-
EDELAR with EASA	(79)	-
EDESAL with EASA	(171)	-
EMDERSA with EASA	(143)	-
EGSSA with EASA	(14,163)	-
EGSSA with PEPASA	(5,986)	-
EGSSA with Powerco	(7,024)	-
EGSSA with CPB	(84)	-
EGSSA with PG	(243)	-
	(29,788)	-

Other receivables with related parties are not secured and do not accrue interest. No allowances have been recorded for these concepts in any of the periods covered by these financial statements.

The agreements entered into with related parties are as follow:

(a)   Agreement with Electricidad Argentina S.A.

On April 4, 2006, the Company and EASA entered into an agreement pursuant to which EASA will provide technical advisory services on financial matters as from September 19, 2005 and for a term of five years. In consideration of these services, the Company will pay EASA an annual amount of USD 2,000,000 plus VAT.  Any of the parties may terminate the agreement at any time by giving 60 days’ notice, without having to comply with any further obligations or paying any indemnification to the other party.

At the meeting held on April 22, 2008, the Board of Directors approved the addendum to the agreement for the provision of technical advisory services dated March 14, 2008.

The aforementioned addendum stipulates that the amount to be paid by the Company in consideration of the services provided by Electricidad Argentina S.A. has been increased to USD 2,500,000 plus VAT, payable retroactively as from January 1, 2008

On August 31, 2010, the Company’s Board of Directors approved a new addendum to the agreement for the provision of technical advisory services, which extended the term of the agreement for 5 years to commence as from September 19, 2010. The rest of the terms and conditions have not been modified.

(b)   Agreement with Pampa Energía S.A.

On March 4, 2011, the Company and Pampa Energía S.A. entered into an agreement pursuant to which the Company would receive a USD 5 million two-year term loan at an annual rate of 5%. The loan was used to finance several investments that the Company intended to make in accordance with its business plan. This loan was repaid on November 3, 2011.

(c)   Loan with subsidiary and related companies (Section 33 Law No. 19,550)

On April 29, 2011, the Company entered into an agreement with EDEN, EDESAL, EDELAR and EDESA for the refinancing of the loans granted to them at the time of acquisition with the purpose of allowing for the restructuring of their financial loans, for 80,000 in the case of EDEN, 31,178 in the case of EDELAR, 131,320 in the case of EDESA and 37,503 in the case of EDESAL, at an annual nominal rate of 16% on each of them, with interest falling due semiannually on October 31, 2011 and April 30, 2012. The one-year term loans fall due on April 30, 2012. The financing conditions are in accordance with those usually obtained in the market for this type of transactions.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

Furthermore, on November 3, 2011, the Company granted a loan to EDEN for USD 3,100,000 at an annual nominal rate of 8.50% and final maturity on November 2, 2012.

Additionally, on July 8, August 5 and December 29, 2011, EDEN made payments for USD 2,000,000, 2,500,000 and 1,500,000, respectively, as early repayment of the loan granted by the Company.

31.  Business combinations

(a) Acquisition of EMDERSA and AESEBA

On March 4, 2011, the Company’s Board of Directors approved an offer from its indirect controlling company Pampa Energía S.A. (“Pampa”), pursuant to which the Company was offered the possibility of acquiring certain electricity distribution assets, which Pampa was entitled to acquire (either directly or through one or more subsidiaries), from Grupo AEI in accordance with an agreement entered into on January 19, 2011 by and between Pampa, party of the first part, and AEI Utilities, S.L., a limited company (sociedad limitada) organized under the laws of Spain ("AEIU"), AEI Servicios Argentina S.A., a corporation (sociedad anónima) organized under the laws of Argentina, and AEI, a company organized under the laws of the Cayman Islands, parties of the second part.

As a consequence of the acceptance by the Company of said offer, Edenor was appointed by Pampa as the acquiring party under the PESA-AEI Agreement. Therefore, on March 4, 2011, the Company acquired from AEIU (i) 182,224,095 common shares of EMDERSA S.A. (“Emdersa”), representing 77.19% of Emdersa’s capital stock and votes (“Emdersa Shares”), (ii) 2 common shares of Empresa Distribuidora de San Luis S.A. (“Edesal”) representing 0.01% of Edesal’s capital stock and votes, (iii) 600 common shares of Emdersa Generación Salta S.A. (“EGSSA”)  representing 0.02% of EGGSA’s capital stock and votes, (iv) 1 common share of Empresa Distribuidora de Electricidad de la Rioja S.A. (“EDELAR”) representing 0.01% of EDELAR’s capital stock and votes, (v) 1 common share of Empresa de Sistemas Eléctricos Abiertos S.A. (“ESED”) representing 0.01% of ESED’s capital stock and votes, (all the shares mentioned in items (ii) through (v) hereinafter referred to as the “Residual Shares”) and (vi) 29,118,127 common shares of AESEBA S.A. representing 99.99% of AESEBA’s capital stock and votes (“AESEBA’s Shares”). The price paid by the Company for the aforementioned assets amounted to USD 90,000 thousand for Emdersa’s Shares and the Residual Shares acquired from AEIU and to USD 49.998 thousand for AESEBA’s Shares acquired from AEIU.

Emdersa holds: (i) 99.99% of EDESAL’s capital stock and votes, (ii) 90% of the capital stock and votes of Empresa Distribuidora de Electricidad de Salta S.A. ("EDESA"),  (iii) 99.98% of EGSSA’s  capital stock and votes, and (iv) 99.99% of EDELAR’s capital stock and votes. EDESA holds 99.99% of ESED’s capital stock and votes. Furthermore, AESEBA in turn holds 90% of the capital stock and votes of Empresa Distribuidora de Energía Norte, S.A. ("EDEN"), which provides electricity distribution services in the northern and central parts of the Province of Buenos Aires.

Within the framework of the offer made by Pampa and accepted by the Company, the parties have additionally agreed that if within the 3 years following acquisition date of Emdersa’s Shares, the Residual Shares and AESEBA’s Shares, the Company sold either totally or partially any of such shares, Pampa would be entitled to receive from the Company a payment equivalent to 50% of the amount received for the sale thereof in excess of the amount paid to AEIU for any of such Shares (Emdersa’s Shares and/or Residual Shares and/or AESEBA’s Shares).

In order to evaluate the above described transaction, the Company engaged the services of the investment bank Citigroup Global Markets Inc. (“Citigroup”) to render a fairness opinion to the Company’s Board of Directors, concerning the fairness of the price that would have to be paid for Emdersa’s shares, the Residual shares and AESEBA’s shares. The opinion of the Company’s Audit Committee was also requested. Both Citigroup and the Company’s Audit Committee rendered their opinion, prior to the acquisition, stating that the informed values were adequate and within the market’s parameters.

In compliance with current regulations, the Company has formally consulted the National Securities Commission about the steps to be followed with regard to the public offering for the acquisition of Emdersa’s shares that the Company must make to Emdersa’s minority shareholders due to the change in that company’s control and in accordance with the provisions of Decree No. 677/01 and the National Securities Commission’s regulations. The aforementioned consultation was made due to the fact that the authorization and carrying out of the public acquisition offering that for the same reasons is to be carried out by AEIU at a price of USD 0.68 per Emdersa’s common share, is still pending. Therefore, the situation generated by the potential coexistence of two public offerings should, in the Company’s opinion, be clarified.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

The Company has fully assumed its obligation to carry out the public acquisition offering it is required to make due to the new change in Emdersa’s control, which will be carried out at the same price per Emdersa’s common share that the Company paid to AEIU, i.e. USD 0.49 per Emdersa’s common share, in the manner and time period established by the control authority. The carrying out of said public acquisition offering was approved by the Company’s Board of Directors on March 4, 2011, and constitutes an irrevocable commitment with Emdersa’s shareholders.

Furthermore, the Company has initiated the proceedings aimed at obtaining authorization from the corresponding control authorities.

Finally, within the framework of the reported transaction for the acquisition of shares, the change in control of the acquired companies constitutes grounds for calling the loans taken out by their subsidiaries due. Therefore, on March 4, 2011, the Company granted to them a series of loans at an annual interest rate of 16% and final maturity on April 30, 2011 in order for them to be in a better position to negotiate the restructuring. The loans have been distributed in the following manner: i) EDEN 80,000; ii) EDELAR 31,178; iii) EDESA 131,320 and iv) EDESAL 37,503, which was repaid on October 25, 2011.

The acquisitions have been recorded in the accounting in accordance with the purchase method on the basis of the preliminary initial measurements of the acquired assets and liabilities (Exhibit C).

Additionally, in the June-December 2011 period, in successive market transactions, the Company acquired 2,951,000, 281,294 and 15,000 common shares of EMDERSA, representing 1.25%, 0.12% and 0.0064% of that company’s capital stock and votes, respectively.

The consideration paid, the amount of the net acquired assets recognized at acquisition date and goodwill generated are as follow:

Assets	2,366,312
Liabilities	1,209,547
Net acquired assets	1,156,765
Acquisition payment	561,953
Non-controlling interests	159,853
Purchase gain	434,959

(b) Company sale agreements and Companies available for sale:

On September 16 and October 11, 2011, the Company’s Board of Directors decided to approve the offer letters received for the carrying out of the following transactions:

-	From Rovella Carranza S.A., for the acquisition of the Company’s direct and indirect stake in Edesal (EDESAL OFFER).

-	From Andes Energía Argentina S.A., to buy a purchase option for the acquisition of the Company’s direct and indirect stake in Edelar (EDELAR OFFER).

-	From Pampa Energía S.A. for the acquisition of the Company’s direct and indirect stake in EGSSA (EGSSA OFFER).

In order for these transactions to be carried out, the Company will cause Emdersa to be partially spun off, which will result in the creation of three new investment companies, EDESAL Holding (holder of 99.99% of EDESAL’s capital stock and votes), EDESA Holding (holder of 90% of EDESA’s capital stock and votes) and EGGSA Holding (holder of 99.99% of EGGSA’s capital stock and votes). The spun-off company, EMDERSA, will keep a percentage interest in EDELAR’s capital stock and votes. This process was initiated by the Board of Directors of EMDERSA on August 23, 2011. The Extraordinary Shareholders’ Meeting of EMDERSA held on December 16, 2011, which was resumed on January 13, 2012 after a recess, approved the aforementioned corporate reorganization process.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

EDESAL OFFER

The total and final price of the offer amounted to USD 26,698,000 to be paid in two payments, the first of them, for USD 4,005,000 on account of the price, was made within the three days of the acceptance of the offer, and the remaining balance, i.e. an amount of USD 22,694,000 was collected by the Company on October 25, 2011.

Furthermore, as stipulated in the Offer Letter, on that date EDESAL repaid the financial loan granted by the Company to EDESAL for an amount of 37,503, plus interest accrued through the settlement date.

At that time the Company transferred 24.80% of EMDERSA’s shares and 0.01% of EDESAL’s shares to Rovella Carranza S.A. which set up a guarantee trust, comprised by the parties and Deutsche Bank S.A. to insure compliance with the parties’ obligations.

From the date of final payment and during the term of the trust, EDESAL’s management was in charge of a board of directors appointed by EMDERSA, in accordance with the buyer’s proposal, which is comprised of 5 directors, four (4) of whom were elected by the buyer and one (1) of whom was elected by the seller, and equal number of alternate directors, four (4) of whom were elected by the buyer and one (1) of whom was elected by the seller.

Upon completion of the spin-off process, EDESAL Holding will issue 78.44% of its shares in the name of the trustee, who, in turn, will transfer them to the buyer, together with 0.01% of EDESAL’s shares, and will simultaneously return the aforementioned EMDERSA’s shares to the Company.

In the event that at the end of the two-year term to commence from the date of acceptance of the offer, which took place on September 16, 2011, neither EMDERSA’s spin-off nor the creation of EDESAL Holding have been carried out, the trustee shall transfer to Rovella Carranza S.A., as an alternative way of the Company’s compliance with its obligation and for the price received by the Company, 24.80% of EMDERSA’s capital stock and votes, with the Company maintaining  53.64% of EMDERSA’s capital stock and votes.

As security for the compliance with the obligations undertaken, the Company has provided a performance bond in favor of Banco Itaú Argentina S.A. and Standard Bank Argentina S.A. for the total amount of 60,000 thousand as principal plus compensatory interest at an annual nominal rate of up to 16% as collateral for EDESAL’s payment obligations with respect to these banks. The performance bond will be enforceable if any of the following conditions precedent (whichever takes place first) occur:

1. That at September 16, 2013, EMDERSA’s spin-off has not been carried out; or
2. That during the term of the trust the Company fails to comply with certain obligations concerning EDESAL’s joint management.

In the event that none of the above-mentioned conditions occurs, the performance bond will not be enforceable.

At December 31, 2011, this transaction has taken place causing the recognition of a loss in the Company’s results of operations.

EDELAR OFFER

The offer from Andes Energía Argentina S.A. received by the Company implies a proposal to buy a purchase option for a price of USD 1,500,000 to:

In the case that the spin-off of EMDERSA is completed within the term of 2 years, to buy 78.44% of the Company’s direct and indirect stake in EDELAR for USD 20,290,000, to be paid in two payments: the first one for USD 5,290,000 90 calendar days after the acceptance of the Offer (not prior to 45 days and not later than December 15, 2011 (“Option Exercise Date”)) and the remaining balance, i.e. USD 15,000,000 will be paid two years from the acceptance of the offer, accruing interest at an annual rate of 12.5% payable semi-annually.

In the case that the spin-off of EMDERSA is not completed within the term of 2 years, the option will grant Andes Energía Argentina S.A. the right to acquire 20.27% of EMDERSA’s capital stock and votes indirectly held by Edenor, paying for such purpose the same price  and  in the same way indicated in caption 1 above.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

On the option exercise date Andes Energía Argentina S.A. may choose not to pay the remaining balance of the price (USD 15,000,000) and acquire 6.32% of EMDERSA’s capital stock and votes indirectly held by the Company (reduced option).

Additionally, the buyer may choose not to pay the balance of the price on the final payment date and change to the reduced option system, in spite of having exercised the option to do so in the full option exercise date, in the case that the buyer is notified by the Company not less than 15 days prior to the final payment date, that the Board of Directors of EDELAR will be removed without cause, and that the Buyer will therefore not continue with the management of EDELAR after such date.

In the event that the Company fails to notify the buyer as stated above, and the Buyer pays the remaining balance of the price, the members of EDELAR’s Board of directors will continue to be appointed as stipulated in the offer.

The offer also implies the buyer’s commitment to settle or acquire, on the option exercise date, the total financial loan granted by the Company to EDELAR for an amount of 31,178 plus interest accrued through the settlement date.

In order to implement the reported transaction, the Company will contribute 53.64% of EMDERSA’s capital stock and votes to a new company to be organized (“EMDERSA Holding”). Therefore, the transfers of EMDERSA’s shares in favor of Andes Energía Argentina S.A. will be made through EMDERSA Holding.

On the option exercise date, and until the completion of the transaction described herein, the capital stock that is the object of this transaction - together with 80% of the shares of Hidroeléctrica del Sur S.A. (owned by the buyer), which in turn holds 59% of the capital stock of Hidroeléctrica Ameghino S.A - will be transferred to a guarantee trust that will be set up with the purpose of ensuring compliance with the parties’ obligations, with EDENOR maintaining EMDERSA’s control.

From the option exercise date, provided, however, that the payments due on such date have been made by the buyer, and during the term of the trust, the management of EDELAR will be in charge of a board of directors appointed by EMDERSA, in accordance with the buyer’s proposal. The board of directors will be comprised of 5 directors, four (4) of whom will be elected by the buyer and one (1) of whom will be elected by the seller, and equal number of alternate directors, four (4) of whom will be elected by the buyer and one (1) of whom will be elected by the seller.

On February 8, 2012, the Company’s Board of Directors approved a proposal from Andes Energía Argentina S.A. for the amendment of the Offer Letter. By virtue of this amendment, the term for Andes Energía Argentina S.A. to make payment and exercise the option was extended until March 31, 2012.

Until the time of payment and exercise of the option, the Company may freely sell or assign to any third party or cause the sale or assignment of some or all the shares that are the object of the transaction and/or the rights on such shares. In the event that a sale to a third party is made, Andes Energía Argentina S.A.’s option may not be exercised, there being no outstanding payment or any responsibility of any kind for the Company or Andes Energía Argentina S.A.

All the other terms and conditions of the Offer Letter will remain in full force and effect.

At December 31, 2011, this investment has been classified as Other assets available for sale within current assets and has been valued at its estimated realizable value, which is lower than its book value.

EGSSA OFFER

The offer received by the Company from its controlling shareholder Pampa Energía S.A. (PESA), implies the acquisition through a conditioned purchase and sale transaction of 78.44% of the shares and votes of an investment company to be organized, which will be holder of 99.99% of the shares and votes of EMDERSA Generación Salta S.A. (“EGSSA”) together with 0.01% of EGSSA’s capital stock held by the Company.

The condition precedent of the purchase and sale transaction is the carrying out of EMDERSA’s spin-off in the maximum term of 24 months as from the date of acceptance of the offer.

The total and final agreed-upon price for this transaction amounts to USD 10,849,000, which will be paid in two payments, the first of them for an amount of USD 2,170,000 on October 31, 2011 as partial payment of the price, and the remaining balance, i.e. an amount of USD 8,679,000 will be paid 24 months from the date of acceptance of the offer by the Company. The latter amount will accrue interest at an annual rate of 9.75%, payable semi-annually.

EDENOR S.A.
Notes to the Consolidated Financial Statements as of December 31, 2011 and January 1, 2011 (continued)
-Exhibit I-

Furthermore, the offer implied PESA’s commitment to settle on October 31, 2011, either by repaying, with no penalty whatsoever, or by acquiring through an assignment, the financial loan granted by the Company to EGSSA for an amount of USD 4,170,000, plus interest accrued through the settlement date.

On October 31, 2011, the Company received from PESA the amounts of USD 2,170,000 and 4,170,000 corresponding to the sale agreement of EGSSA and the settlement of the financial receivable which the Company had with EGSSA, respectively.

Five days after the spin-off has been effectively carried out, the Company will transfer the shares, in legal form and free from any liens, to PESA, which will pledge the shares in favor of the Company as security for the total payment of the balance of the price. From the initial payment date, provided, however, that the initial payment has been made, the management of EGSSA will be in charge of a board of directors, whose members the seller will cause to be appointed in accordance with the buyer’s proposal. The board of directors will be comprised of 5 directors, four (4) of whom will be elected by the buyer and one (1) of whom will be elected by the seller, and equal number of alternate directors, four (4) of whom will be elected by the buyer and one (1) of whom will be elected by the seller.

Should the condition precedent not be complied with, the amount corresponding to the initial payment of the price will be reimbursed to PESA in a term of 5 days, plus an annual interest of 6% calculated from the date on which the initial payment was made through the date of reimbursement.

At December 31, 2011, this investment has been classified as Other assets available for sale within assets and has been valued at its estimated realizable value (realizable value less costs to sell), which is lower than its book value.

AVAILABILITY FOR SALE - EDESA

The investment in EDESA has been disclosed as Other current assets available for sale and has been valued at its estimated realizable value, which is lower than its equity value.

In order to determine the estimated realizable value, the Company used the acquisition value duly incurred.

At December 31, 2011, this investment has been classified as Other assets available for sale within assets and has been valued at its estimated realizable value, which is lower than its book value.

At December 31, 2011, the valuation of these investments at their estimated realizable value and the result of EDESAL’s sale resulted in a loss of 247,867, which offsets the gain obtained during the same fiscal year, disclosed in caption a).